Filed Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-118638

                        [Farmers & Merchants Bank Logo]


                          FARMERS AND MERCHANTS BANK
                             600 Bellevue Avenue
                            Dublin, Georgia  31021

To the shareowners of                                      September 20, 2004
Farmers and Merchants Bank

     I am pleased to invite you to attend a Special Meeting of the shareowners of Farmers and Merchants Bank to be held at Farmers and Merchants Bank, located at 600 Bellevue Avenue, Dublin, Georgia, on Friday, October 15, 2004, at 10:00 a.m., Eastern Time.

     At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger among Farmers and Merchants, Capital City Bank Group, Inc. and Capital City Bank, whereby Farmers and Merchants will merge with Capital City. When the merger is completed, each share of common stock held by you will be exchanged for the right to receive $666.50 in cash, plus up to 17.54 shares (but no less than 14.81 shares) of Capital City common stock. The exact exchange ratio of Farmers and Merchants Bank common stock for Capital City common stock will be based on the average of the daily closing sales prices of Capital City common stock, as reported by the Nasdaq National Market, for an agreed upon period prior to the closing date of the merger. Capital City will pay Farmers and Merchants shareowners cash instead of issuing any fractional shares in the merger.

     As the bank's board of directors, we believe that the merger will have many benefits. We believe that the combined company will have greater financial strength and greater opportunity and flexibility to expand and diversify. The merger is subject to certain conditions, including approval of the Agreement and Plan of Merger by the affirmative vote of holders of a majority of the outstanding common stock of Farmers and Merchants represented, in person or by proxy, at the Special Meeting, and approval of the merger by various regulatory agencies.

     As the bank's board of directors, we have unanimously approved the Agreement and Plan of Merger and recommend it to you for your approval as well.

     This Proxy Statement/Prospectus provides detailed information about the merger. We urge you to read this entire document carefully, including the risk factors considered by Capital City's and Farmers and Merchants' boards of directors beginning on page 18. You can also get information about Capital City from the SEC. Capital City's common stock is traded on the Nasdaq National Market under the symbol "CCBG."

     Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. The merger is a significant step for Farmers and Merchants Bank and your vote on this matter is of great importance.

     On behalf of the board of directors, I strongly urge you to vote FOR approval of the Agreement and Plan of Merger by marking the enclosed proxy card "FOR" item one.

     We look forward to seeing you at the Special Meeting.

Sincerely,
/s/ McGrath Keen, Jr.
------------------------
McGrath Keen, Jr.
President and Director
_____________________________________________________________________________

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy
Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts or deposit accounts or other obligations of any bank or savings association and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any other government agency.
_____________________________________________________________________________

     This Proxy Statement/Prospectus is dated September 20, 2004, and was first mailed to shareowners on September 20, 2004.

[Capital City Bank Logo]                      [Farmers & Merchants Bank Logo]


               PROPOSED MERGER OF FARMERS AND MERCHANTS BANK
                     WITH CAPITAL CITY BANK GROUP, INC.
                 NOTICE OF SPECIAL MEETING OF SHAREOWNERS
                        TO BE HELD OCTOBER 15, 2004

     A special meeting of the shareowners (the "Special Meeting") of Farmers and Merchants Bank will be held at Bank, located at 600 Bellevue Avenue, Dublin, Georgia, on Friday, October 15, 2004, at 10:00 a.m., Eastern Time, for the following purposes:

  * To vote on an Agreement and Plan of Merger, pursuant to which, among other matters, Farmers and Merchants Bank will merge with and into Capital City Bank Group, Inc. with Capital City being the resulting corporation.

  * To transact any other business that properly comes before the Special Meeting, or any adjournments or postponements of the Special Meeting.

     In connection with the merger, each share of Farmers and Merchants common stock outstanding at the effective time of the merger will be exchanged for $666.50 in cash, plus up to 17.54 shares (but no less than 14.81 shares) of Capital City common stock. The exact exchange ratio of Farmers and Merchants Bank common stock for Capital City common stock is more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Agreement and Plan of Merger is attached to the Proxy Statement/Prospectus as Appendix A.

     The Board of Directors of Farmers and Merchants is not aware of any other business to be presented to a vote at the Special Meeting.

     Only shareowners of record at the close of business on September 20, 2004, will be entitled to notice of and to vote at the Special Meeting or any adjournments. Approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of the issued and outstanding shares of Farmers and Merchants common stock on that record date represented, in person or by proxy, at the Special Meeting.

     The Board of Directors of Farmers and Merchants unanimously recommends that shareowners vote FOR approval of the Agreement and Plan of Merger.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ McGrath Keen, Jr.
                                      ------------------------
                                      McGrath Keen, Jr.
                                      President and Director

Dublin, Georgia
September 20, 2004
_____________________________________________________________________________
Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed form of proxy and promptly return it in the enclosed postage paid return envelope in order to ensure that your shares will be represented at the Special Meeting.

Title 7, Chapter 1, Article 537 of the Financial Institutions Code of Georgia, by reference to Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code provides that each Farmers and Merchants shareowner may dissent from the Agreement and Plan of Merger and demand payment of the fair value of his or her shares in cash if the merger is consummated. The right of any shareowner to receive such payment is contingent upon strict compliance with the provisions of Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code. We have included for your review the full text of Title 14, Chapter 2, Article 13 of the Georgia Business Corporation
Code in Appendix E to the accompanying Proxy Statement/Prospectus.   See
"DESCRIPTION OF THE MERGER - Dissenters' Rights" in the accompanying Proxy Statement/Prospectus, page 38.
_____________________________________________________________________________

                                         TABLE OF CONTENTS
                                                                                                  Page
                                                                                                  ----
WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY..............................................1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..........................................................2
QUESTIONS AND ANSWERS ABOUT THE MEETING.............................................................3
SUMMARY.............................................................................................6
     The Companies..................................................................................6
     Capital City Bank Group, Inc. .................................................................6
     The Merger.....................................................................................6
     Our Reasons for the Merger.....................................................................7
     Recommendation to Farmers and Merchants Shareowners............................................8
     Fairness Opinion...............................................................................8
     Farmers and Merchants Special Shareowner Meeting...............................................8
     Record Date for Special Shareowner Meeting.....................................................9
     Vote Required..................................................................................9
     What Farmers and Merchants Shareowners will Receive............................................9
     Regulatory Approvals..........................................................................10
     Conditions to the Merger......................................................................10
     Termination of the Agreement and Plan of Merger...............................................11
     Dissenter's Rights............................................................................11
     Interests of Officers and Directors in the Merger that are Different from Yours...............11
     Important Federal Income Tax Consequences of the Merger.......................................12
     Accounting Treatment of the Merger............................................................12
     Certain Differences on Shareowners' Rights....................................................13
     Comparative Market Prices of Common Stock.....................................................13
     Listing of Capital City Common Stock..........................................................13
     Risk Factors..................................................................................13
     Recent Developments in Capital City's Business................................................14
     Selected Financial Data.......................................................................14
     Historical and Pro Forma Comparative Per Share Data (unaudited)...............................15
RISK FACTORS.......................................................................................18
MEETING OF FARMERS AND MERCHANTS SHAREOWNERS.......................................................20
     Date, Place, Time, and Purpose................................................................20
     Record Date, Voting Rights, Required Vote, and Revocability of Proxies........................20
DESCRIPTION OF THE MERGER..........................................................................22
     General.......................................................................................22
     Background of And Reasons for the Merger......................................................24
     Farmers and Merchants' Reasons for the Merger and Recommendation of Directors.................25
     Fairness Opinion Of Farmers and Merchants' Financial Adviser..................................27
     Capital City's Reasons For The Merger.........................................................31
     Effective Time of the Merger..................................................................32
     Distribution of Capital City Stock Certificates...............................................32
     Conditions to Consummation of the Merger......................................................34
     Regulatory Approvals..........................................................................35
     Waiver, Amendment, and Termination............................................................36
     Dissenters' Rights............................................................................38
     Conduct of Business Pending the Merger........................................................41
     Management and Operations after the Merger; Interests of Certain Persons in the Merger........44


                                                    i

                                         TABLE OF CONTENTS
                                                                                                  Page
                                                                                                  ----
     Certain Federal Income Tax Consequences.......................................................47
     Accounting Treatment..........................................................................48
     Expenses and Fees.............................................................................49
     Resales of Capital City Common Stock..........................................................49
DESCRIPTION OF CAPITAL CITY CAPITAL STOCK..........................................................50
EFFECT OF THE MERGER ON RIGHTS OF SHAREOWNERS......................................................50
     Anti-Takeover Provisions Generally............................................................51
     Authorized Capital Stock......................................................................52
     Amendment of Articles of Incorporation and Bylaws.............................................53
     Classified Board of Directors and Absence of Cumulative Voting................................54
     Director Removal and Vacancies................................................................55
     Indemnification...............................................................................56
     Special Meetings of Shareowners...............................................................59
     Ability of Directors to Consider Interests Other Than Shareowners' Interests..................60
     Actions by Shareowners Without a Meeting......................................................61
     Shareowner Nominations........................................................................61
     Shareowner Votes Required For Certain Actions.................................................61
     Dissenters' Rights of Appraisal...............................................................64
     Shareowners' Rights To Examine Books And Records..............................................65
     Dividends.....................................................................................65
COMPARATIVE MARKET PRICES AND DIVIDENDS............................................................65
     Price Range of Common Stock...................................................................65
     Stock Purchase Program........................................................................67
     Comparative Dividends.........................................................................67
BUSINESS OF FARMERS AND MERCHANTS..................................................................69
     General.......................................................................................69
     Management Stock Ownership....................................................................69
     Voting Securities and Principal Shareowners of Farmers and Merchants..........................69
     Management's Discussion and Analysis of Financial Condition and Results of Operations.........70
BUSINESS OF CAPITAL CITY...........................................................................99
     General.......................................................................................99
     Banking Services..............................................................................99
     Data Processing Services.....................................................................100
     Trust Services and Asset Management..........................................................100
     Brokerage Services...........................................................................100
     Expansion of Business........................................................................101
     Directors and Executive Officers.............................................................101
FINANCIAL INFORMATION.............................................................................103
     Pro Forma Consolidated Statements of Income..................................................103
     Pro Forma Consolidated Balance Sheet.........................................................108
     Farmers and Merchants Bank Supplemental Financial Information................................111
SHAREOWNER PROPOSALS..............................................................................113
EXPERTS...........................................................................................113
LEGAL MATTERS.....................................................................................113
OTHER MATTERS.....................................................................................113


                                                     ii


Appendix A - AGREEMENT AND PLAN OF MERGER BY AND AMONG
             CAPITAL CITY BANK GROUP, INC., CAPITAL CITY BANK
             AND FARMERS AND MERCHANTS BANK, DATED AS OF MAY 12, 2004.............................A-1
Appendix B - BANK PLAN OF MERGER..................................................................B-1
Appendix C - AUDITED FINANCIAL STATEMENTS FOR FARMERS AND MERCHANTS
             FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002.......................................C-1
Appendix D - UNAUDITED FINANCIAL STATEMENTS FOR FARMERS AND MERCHANTS
             AT AND AS OF JUNE 30, 2004...........................................................D-1
Appendix E - DISSENTERS' RIGHTS...................................................................E-1
Appendix F - FAIRNESS OPINION OF TRIDENT SECURITIES. .............................................F-1


                                                     iii


               WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY

     Capital City files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials Capital City files with the SEC at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a Web site that contains reports, proxy and information statements and other information about Capital City. The address of the SEC Web site is http://www.sec.gov.

     Capital City filed a Registration Statement on Form S-4 to register with the SEC the shares that Capital City will issue to Farmers and Merchants shareowners in the merger. This Proxy Statement/Prospectus is a part of the Registration Statement but does not include all of the information contained in the Registration Statement. For further information about Capital City and the securities offered in this Proxy Statement/Prospectus, you should review the Registration Statement at the SEC's Public Reference Room or on its Web site.

     The SEC allows Capital City to "incorporate by reference" information into the Proxy Statement/Prospectus, which means that Capital City can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except when superseded by information contained in this Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that Capital City previously filed with the SEC. These documents contain important information about Capital City and its finances. Some filings have been amended by later filings, which are also listed.

  *  Annual Report on Form 10-K for the fiscal year ended December 31, 2003

  *  Quarterly Report on Form 10-Q for the quarter ended March 31, 2004

  *  Quarterly Report on Form 10-Q for the quarter ended June 30, 2004

  * Amendment 1 to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004

  * Amendment 2 to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004

  * Current Reports on Form 8-K filed on January 13, 2004, May 14, 2004 and August 6, 2004

   Capital City also incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the completion of the merger or the termination of the Agreement and Plan of Merger. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     We are providing you with a copy of Capital City's Annual Report to Shareowners for the fiscal year ended December 31, 2003 and a copy of Capital City's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These documents provide more information about Capital City and its


                                      1


finances. Capital City's Amendments to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 were filed to include the Agreement and Plan of Merger as an exhibit to the Form 10-Q. These amendments did not alter any of the disclosures set forth in the original Form 10-Q. Because the Agreement and Plan of Merger is included as Appendix A to this Proxy Statement, we are not providing you with copies of these amendments.

     Capital City's internet website is www.ccbg.com. Capital City's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including any amendments to those reports filed or furnished pursuant to section 13(a) or 15(d), and reports filed pursuant to Section 16, 13(d), and 13(g) of the Exchange Act are available free of charge through the website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. In addition, you may obtain other documents incorporated by reference in this Proxy Statement/Prospectus by requesting them from Capital City at the address or telephone number listed on page 6.

                                 PLEASE NOTE

     Neither Capital City nor Farmers and Merchants has authorized anyone to give any information or make any statement about the merger or either company that differ from, or adds to, the information in the Proxy Statement/Prospectus or in other documents filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

     If you reside in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement/Prospectus does not extend to you.

     The information contained in this Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     Information in this Proxy Statement/Prospectus about Capital City has been supplied by Capital City, and information about Farmers and Merchants has been supplied by Farmers and Merchants.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Proxy Statement/Prospectus (and in other documents filed with the SEC) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Capital City's and Farmers and Merchants' managements and on information currently available to members of management. These forward-looking statements include information about possible or assumed future results of operations or the performance of Capital City after the merger. Many possible events or factors could cause results or performance to differ materially from those expressed in our forward-looking statements.

     You should consider the events or factors detailed in the "RISK FACTORS" section of this Proxy Statement/Prospectus beginning on page 18 when you vote on the merger:


                                      2


0
                  QUESTIONS AND ANSWERS ABOUT THE MEETING


Q(1):  WHAT AM I BEING ASKED TO APPROVE?

A: You are being asked to approve the Agreement and Plan of Merger providing for, among other things, the merger of Farmers and Merchants into Capital City with Capital City being the resulting corporation.

Q(2):  WHY IS FARMERS AND MERCHANTS MERGING WITH CAPITAL CITY?

A: The merger will enable Farmers and Merchants shareowners to hold stock in a larger and more diversified entity whose shares are more widely held and more actively traded. Capital City's common stock is traded on the Nasdaq National Market under the symbol "CCBG." We also believe the merger will enable Farmers and Merchants to better serve its customers with more products and services. Based upon these and other factors, we believe that the merger is in the best interest of the Farmers and Merchants shareowners. We provide the background and reasons for the merger, starting on page 24.

Q(3):  AS A FARMERS AND MERCHANTS SHAREOWNER, WHAT WILL I RECEIVE IN THE
       MERGER?

A: For each share of Farmers and Merchants common stock you own, Capital City will pay you a combination of $666.50 in cash, plus shares of Capital City common stock, calculated based on an exchange ratio described in the next sentence. The exchange ratio to calculate the number of Capital City shares you will receive in the merger is based in part on the market price of Capital City common stock, which will be calculated by dividing $666.50 by the average of the daily closing sales prices of one share of Capital City common stock (as reported by the Nasdaq National Market) for the 20 consecutive full trading days ending on the fifth full trading day prior to the closing date of the merger. Based on the terms of the Agreement and Plan of Merger, you can expect to receive up to 17.54 shares (but no less than 14.81 shares) of Capital City common stock for each share of Farmers and Merchants common stock you own, assuming the merger is approved and consummated. Cash will be paid in lieu of issuing fractional shares based upon the average closing price of Capital City common stock as calculated above.

       Example: If you own 1,000 shares of Farmers and Merchants common stock, and, assuming the average closing price of Capital City common stock (calculated as described above) is $40.00 per share, upon completion of the merger, you will receive 16,662 shares of Capital City common stock and a check for $666,500.00, plus an additional $20 in lieu of your remaining fractional share.

       In addition, the Agreement and Plan of Merger permits distribution payments by Farmers and Merchants to its shareowners, provided Farmers and Merchants' net worth is at least $30 million, subject to certain adjustments. We anticipate that Farmers and Merchants will distribute cash to its shareowners through one or more distributions prior to the closing date of the merger to the extent Farmers and Merchants' net worth exceeds the $30 million dollar threshold. Based on the numbers reported by Farmers and Merchants in its last call report dated June 30, 2004, we expect each share of Farmers and Merchants common stock to receive a pre-merger distribution of approximately $785.20.


                                      3


Q(4):  WHAT HAPPENS AS THE MARKET PRICE OF CAPITAL CITY COMMON STOCK
       FLUCTUATES?

A: As we stated above, the exchange ratio of the Capital City common stock you will receive in the merger is based in part on the market price of Capital City common stock for a specified period prior to the close of the merger transaction. However, the Agreement and Plan of Merger provides that the Capital City common stock price per share used in calculating the exchange ratio will range from a minimum of $38.00 per share to a maximum of $45.00 per share. As a result, the share exchange ratio will fall somewhere in the range between approximately 14.81 and 17.54 shares of Capital City common stock for each outstanding share of Farmers and Merchants common stock. Because the market value of Capital City common stock will fluctuate before and after the closing date of the merger, the value of the stock you will receive as a result of the merger will fluctuate as well and could decrease in value.

Q(5):  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger during the fourth quarter of 2004. The merger must be approved by the Farmers and Merchants shareowners and by certain regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Florida Department of Financial Services and the Georgia Department of Banking and Finance. Additional approvals by or notices to other Georgia and Florida state authorities may be necessary.

Q(6):  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that for U.S. federal income tax purposes, your exchange of Farmers and Merchants common stock for Capital City common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received in the merger. In addition, shareowners who exercise dissenters' rights may recognize gain or loss in the exchange of their shares for cash.

       We provide a more detailed review of the U.S. federal income tax consequences of the merger at page 47 of this Proxy
       Statement/Prospectus.

Q(7): AS A FARMERS AND MERCHANTS SHAREOWNER, DO I HAVE TO ACCEPT CAPITAL CITY COMMON STOCK IN EXCHANGE FOR MY SHARES IF THE MERGER IS APPROVED?

A: No. If you are a Farmers and Merchants shareowner and you follow the procedures prescribed by Georgia law, you may dissent from the merger and receive the fair value of your stock. If you follow those procedures, you will not receive Capital City common stock. Instead, the fair value of your Farmers and Merchants stock, determined in the manner prescribed by Georgia law, will be paid to you in cash.

Q(8):  WHAT SHOULD I DO NOW?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting.


                                      4



       If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger. If you do not sign and send in your proxy or attend and vote in favor of the merger at the Special Meeting, your failure to vote will count as a vote against the merger. Failure to vote against the merger will not result in a waiver of your right to dissent. However, the failure to vote or a vote against the merger, alone, will not perfect your dissenters' rights under Georgia law.

       The meeting is scheduled for October 15, 2004. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your card, you can take back your proxy up to and including the time of the vote at the meeting and either change your vote or attend the meeting and vote in person. We provide more detailed instructions about voting starting on page 20.

Q(9):  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions explaining how to exchange your Farmers and Merchants common stock certificates for Capital City common stock certificates and the cash portion of the merger consideration.

Q(10): WHO CAN HELP ANSWER MY QUESTIONS?

A: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

       McGrath Keen, Jr.
       Farmers and Merchants Bank
       600 Bellevue Avenue
       Dublin, Georgia 31021
       (478) 272-3100


                                      5



                                   SUMMARY

     This summary highlights selected information contained elsewhere in this Proxy Statement/Prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire Proxy Statement/Prospectus and its appendices carefully before you decide to vote. We have included page references in this summary to direct you to other places in this Proxy Statement/Prospectus where you can find a more complete description of the topics we have summarized.

The Companies (See Page 69 for Farmers and Merchants, Page 99 for Capital
City)

Farmers and Merchants Bank
600 Bellevue Avenue
Dublin, Georgia 31021
(478) 272-3100

     Farmers and Merchants Bank is a Georgia chartered commercial bank headquartered in Dublin, Georgia. Founded in 1910, Farmers and Merchants is one of the oldest and largest community banks in Georgia, with three full-service offices in Laurens County. As of June 30, 2004, Farmers and Merchants had total consolidated assets of approximately $403 million, total consolidated deposits of approximately $305 million, total loans outstanding of approximately $271 million and total consolidated shareowners' equity of approximately $69.2 million.

Capital City Bank Group, Inc.
217 North Monroe Street
Tallahassee, Florida 32301
(850) 671-0300

     Capital City is a $2.0 billion financial services company headquartered in Tallahassee, Florida providing traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. Founded in 1895, Capital City has 57 banking offices, 5 residential lending offices, 73 ATMs, and 11 Bank 'N Shop locations in Florida, Georgia and Alabama. For more information about Capital City, go to www.ccbg.com.

The Merger (See Page 22)

     The Agreement and Plan of Merger provides for Capital City to acquire Farmers and Merchants in a four-step process. First, Capital City will merge a Georgia-chartered, interim banking subsidiary with and into Farmers and Merchants, with Farmers and Merchants being the resulting bank. Immediately following this bank merger, the deposit liabilities of Farmers and Merchants will be assumed by Capital City's wholly-owned banking subsidiary, Capital City Bank. Immediately thereafter, Farmers and Merchants will merge with and into Capital City, with Capital City being the resulting corporation. Immediately following this second merger, Capital City will transfer the assets and remaining liabilities of Farmers and Merchants into Capital City Bank. A copy of the Agreement and Plan of Merger is included as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the Agreement and Plan of Merger because it is the legal document that governs the merger.

Our Reasons for the Merger (See Page24)

     The Farmers and Merchants Board of Directors believes that the merger is in the best interest of Farmers and Merchants and its shareowners. The Farmers and Merchants Board of Directors has unanimously approved the Agreement and Plan of Merger. In deciding to approve the Agreement and Plan of Merger, the Farmers and Merchants Board of Directors considered a number of factors, including:

  * the value of the consideration to be received by Farmers and Merchants shareowners relative to the book value and earnings per share of Farmers and Merchants common stock;

  * certain information concerning the financial condition, results of operations and business prospects of Capital City;

  * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the proposed transaction with Capital City;

  * the alternatives to the merger, including remaining an independent institution;

  * the previous experience of management of Capital City in completing acquisition transactions;

  * the expanded range of banking services that the merger will allow Farmers and Merchants to provide to its customers;

  * the competitive and regulatory environment for financial institutions generally;

  * the fact that the merger will enable Farmers and Merchants shareowners to exchange their shares of Farmers and Merchants common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Farmers and Merchants; and

  * the opinion of Trident Securities that the consideration to be received by Farmers and Merchants shareowners as a result of the merger is fair to Farmers and Merchants shareowners from a financial point of view.

     The Capital City Board of Directors believes that the merger is in the best interests of Capital City and its shareowners. The Capital City Board of Directors has unanimously approved the Agreement and Plan of Merger. In deciding to approve the Agreement and Plan of Merger, the Capital City Board of Directors considered a number of factors, including:

  * a review, based in part on a presentation by Capital City's management, of
     - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Farmers and Merchants on an historical, prospective, and pro forma bases and in comparison to other financial institutions in the area,

     - the demographic, economic, and financial characteristics of the Laurens County market, including existing competition, history of the market area with respect to financial institutions, and average demand for credit, on an historical and prospective bases, and

  * the results of Capital City's due diligence review of Farmers and Merchants; and

  * the likelihood of regulators approving the merger without undue conditions or delay;

  * the compatibility and the community bank orientation of both Capital City and its subsidiary and Farmers and Merchants; and

  * a variety of factors affecting and relating to the overall strategic focus of Capital City.

     The Boards of Directors of Farmers and Merchants and Capital City believe that the merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Farmers and Merchants and Capital City will provide the combined company with greater ability to compete in the changing and competitive financial services industry.

Recommendation to Farmers and Merchants Shareowners (See Page 25)

     The Farmers and Merchants Board believes that the merger of Farmers and Merchants with and into Capital City is in the best interests of Farmers and Merchants and Farmers and Merchants' shareowners. The Farmers and Merchants Board unanimously recommends that you vote FOR the merger.

Fairness Opinion (See Page 27)

     In deciding to approve the merger, we have considered an opinion from our financial adviser, Trident Securities, that the price to be paid to Farmers and Merchants shareowners is fair to Farmers and Merchants shareowners, from a financial point of view. The full text of this opinion is attached to this Proxy Statement/Prospectus as Appendix F. We encourage you to read this opinion.

Farmers and Merchants Special Shareowner Meeting (See Page 20)

     The Special Meeting will be held at Farmers and Merchants Bank, located at 600 Bellevue Avenue, Georgia, on Friday, October 15, 2004, at 10:00 a.m., Eastern Time. The Farmers and Merchants Board of Directors is soliciting proxies for use at the Special Meeting. At the Special Meeting, the Farmers and Merchants Board of Directors will ask the Farmers and Merchants shareowners to vote on a proposal to approve the Agreement and Plan of Merger.

Record Date for Special Shareowner Meeting (See Page 20)

     You may vote at the Special Meeting if you owned shares of Farmers and Merchants common stock of record as of the close of business on Monday, September 20, 2004. You will have one vote for each share of Farmers and Merchants common stock you owned as of that date. You may revoke your proxy at any time prior to the vote at the Special Meeting.

Vote Required (See Page 20)

     Shareowners holding a majority of the outstanding shares of Farmers and Merchants common stock entitled to vote at the Special Meeting must be present in person or by proxy at the Special Meeting in order to form a quorum.

     In order to approve the merger, however, shareowners holding two-thirds of the outstanding shares of Farmers and Merchants common stock represented in person or by proxy at the Special Meeting must approve the Agreement and Plan of Merger. At the record date, all directors and executive officers of Farmers and Merchants as a group (6 persons) could vote approximately 32,947 shares of Farmers and Merchants common stock, constituting approximately 65.89% of the total number of shares of Farmers and Merchants common stock outstanding at that date. The Farmers and Merchants directors and executive officers have committed to vote their shares of Farmers and Merchants common stock in favor of the merger.

What Farmers and Merchants Shareowners will Receive (See Page 32)

     Under the Agreement and Plan of Merger, Capital City will pay Farmers and Merchants shareowners $666.50 in cash, plus a determinable number of shares of Capital City common stock for each share of Farmers and Merchants common stock that they own.

     The exchange ratio to calculate the number of Capital City shares you will receive in the merger is based in part on the market price of Capital City common stock, and will be calculated by dividing $666.50 by the average of the daily closing sales prices of one share of Capital City common stock, as reported by the Nasdaq National Market, for the 20 consecutive full trading days ending on the fifth full trading day prior to the closing date of the merger, and then multiplying that quotient by the number of shares of Farmers and Merchants common stock you own. In addition, the per share price of Capital City common stock used in calculating the exchange ratio will range from a minimum of $38.00 to a maximum of $45.00. As a result, the share exchange ratio will fall somewhere in the range of approximately 14.81 and 17.54 shares of Capital City common stock for each outstanding share of Farmers and Merchants common stock, or between 740,555 and 876,973 shares of Capital City's stock in total, assuming 50,000 shares of Farmers and Merchants common stock are outstanding on the closing date.

     Farmers and Merchants shareowners will not receive fractional shares of Capital City common stock. Instead, they will receive a payment for any fractional shares based on the market value of Capital City common stock as calculated above.

     In addition, as a condition to the merger, Farmers and Merchants must have, immediately prior to the effective date of the merger, a net worth of at least $30 million, subject to certain adjustments. We anticipate that Farmers and Merchants will distribute in cash any equity above this $30 million amount, subject to adjustment, to its shareowners in one or more distributions prior to the closing date of the merger. Based on Farmers and Merchants last call report filed with the FDIC, as of June 30, 2004, Farmers and Merchants had an unaudited net worth of approximately $69.26 million. Assuming that to be the total immediately prior to the effective date of the merger, Farmers and Merchants shareowners would receive an additional distribution of approximately $39.26 million, or $785.20 per share (assuming 50,000 shares are outstanding).

     Once the merger is complete, Capital City's transfer agent will mail you materials and instructions for exchanging your Farmers and Merchants stock certificates for Capital City stock certificates and the cash portion of the consideration. You should not send in your Farmers and Merchants stock certificates until you receive the transmittal materials and instructions from Capital City's transfer agent.

Regulatory Approvals (See Page 36)

      We cannot complete the merger until we receive the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, the Florida Department of Financial Services and the Florida Secretary of State. Capital City and Farmers and Merchants have filed applications with the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia
Department and the Florida Department seeking approval of the merger.   The
approvals of the bank regulators may impose conditions or restrictions that, in the opinion of Capital City and/or Farmers and Merchants, would have a material adverse effect on the economic or business benefits of the merger. In that event, Capital City and Farmers and Merchants may terminate the Agreement and Plan of Merger by mutual consent.

Conditions to the Merger (See Page 34)

     The completion of the merger depends upon Capital City and Farmers and Merchants satisfying a number of conditions, including:

  * the holders of two-thirds of the outstanding Farmers and Merchants common stock represented in person or by proxy at the Special Meeting must approve the Agreement and Plan of Merger;

  * Farmers and Merchants must have a minimum net worth of at least $30 million, subject to certain adjustments;

  * Capital City and Farmers and Merchants must receive all required regulatory approvals and any waiting periods required by law must have passed; and

  * Capital City and Farmers and Merchants must receive a legal opinion confirming the tax-free nature of the merger.

Termination of the Agreement and Plan of Merger (See Page 36)

     Either Capital City or Farmers and Merchants may terminate the Agreement and Plan of Merger without completing the merger if, among other things, any of the following occurs:

  *  the merger is not completed by December 31, 2004;

  * the holders of two-thirds of Farmers and Merchants common stock do not approve the Agreement and Plan of Merger; or

  * the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the Agreement and Plan of Merger.

     In addition, Farmers and Merchants may terminate the Agreement and Plan of Merger without completing the merger if the adjusted average closing price of Capital City common stock is less than $32.00, and Capital City may terminate the Agreement and Plan of Merger without completing the merger in the event of a material adverse effect.

Dissenter's Rights (See Page 38 and Appendix E)

     Each holder of Farmers and Merchants common stock who perfects his or her rights is entitled to the rights and remedies of a dissenting shareowner under Title 7, Chapter 1, Article 537 of the Financial Institutions Code of Georgia, by reference to Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code, subject to compliance with the procedures set forth in those dissenters' rights provisions (referred to in this document as the "Appraisal Statute"). A dissenting shareowner who has perfected his or her dissenter's rights is entitled to receive an amount in cash equal to the "fair value" of his or her shares of Farmers and Merchants common stock. A copy of the Appraisal Statute is set forth in Appendix E to this Proxy Statement/Prospectus and a summary is included under "DESCRIPTION OF THE MERGER - Dissenters' Rights." To perfect dissenters' rights, a shareowner must comply with the provisions of the Appraisal Statute which require, among other things, that the shareowner deliver to Farmers and Merchants, prior to the vote at the Special Meeting, written notice of his or her intention to demand payment for his or her shares if the merger is effectuated and that such shareowner not vote his or her shares in favor of the Agreement and Plan of Merger. Any Farmers and Merchants shareowner who returns a signed proxy but fails either to provide instructions as to the manner in which his or her shares are to be voted, or to revoke such proxy, will be deemed to have voted in favor of the Agreement and Plan of Merger and thus will not be entitled to assert dissenters' rights.

Interests of Officers and Directors in the Merger that are Different from Yours (See Page 44)

     Certain members of Farmers and Merchants' management and Board of Directors have interests in the merger that are in addition to their interests as shareowners of Farmers and Merchants.

     Wallace E. Miller, Chairman and Chief Executive Officer, and Roger W. Miller, Executive Vice President and a director, will be paid bonuses of $1,000,000 and $500,000, respectively, by Capital City Bank after the successful completion of the merger.

     McGrath Keen, Jr., President and a director of Farmers and Merchants, will be appointed to the Board of Directors of Capital City after the merger, and is expected to be compensated for his services in accordance with Capital City's standard director compensation policy.

     The Agreement and Plan of Merger contains provisions for the indemnification of Farmers and Merchants directors, officers and employees by Capital City, and provisions for the officers and employees of Farmers and Merchants to receive certain employee benefits that Capital City already provides to its officers and employees.

     In addition, the Agreement and Plan of Merger contains provisions for the same or substantially similar directors' and officers' liability insurance (with certain cost restraints), for three years after the effective time of the merger.

     The Capital City and Farmers and Merchants Boards of Directors were aware of these interests and took them into account in approving the Agreement and Plan of Merger.

Important Federal Income Tax Consequences of the Merger (See Page 47)

     We expect that Capital City, Farmers and Merchants and their shareowners will not recognize any gain or loss for U.S. federal income tax purposes from the merger, except for the cash portion of the consideration paid to Farmers and Merchants shareowners for their Farmers and Merchants common stock and where Farmers and Merchants shareowners receive cash instead of fractional shares. Both parties have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. However, the opinion does not bind the Internal Revenue Service, which could take a different view. In addition, this tax treatment will not apply to any Farmers and Merchants shareowner who receives cash for his or her shares due to the exercise of dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment also may depend upon facts that are unique to your specific situation. Accordingly, you should consult your own tax adviser for a full understanding of the tax consequences of the merger.

Accounting Treatment of the Merger (See Page 48)

     The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Farmers and Merchants as of the effective time of the merger will be recorded at their respective fair values and added to those of Capital City. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Capital City issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Farmers and Merchants.

Certain Differences in Shareowners' Rights (See Page 50)

     When the merger is consummated, Farmers and Merchants shareowners, whose rights are governed by Farmers and Merchants' Charter Application and Bylaws, as amended, and by the Financial Institutions Code of Georgia, will automatically become Capital City shareowners, and their rights as Capital City shareowners will be determined by Capital City's Articles of Incorporation and Bylaws and by the Florida Business Corporations Act. The rights of Capital City shareowners differ from the rights of Farmers and Merchants shareowners in certain important respects. For example, Capital City's governing documents contain certain anti-takeover provisions that may deter the efforts of, or make it more difficult for, a person to acquire Capital City in the future.

Comparative Market Prices of Common Stock (See Page 65)

     Capital City common stock is traded on the Nasdaq National Market under the symbol "CCBG." Farmers and Merchants common stock is not traded in any established market. On May 12, 2004, the last day prior to public announcement of the merger, the last reported sale price per share of Capital City common stock on the Nasdaq National Market was $37.88. Because this is below the minimum exchange ratio, the $38.00 minimum exchange price would have been used to calculate the resulting equivalent pro forma price per share of Farmers and Merchants common stock. Based on the combined $666.50 in cash and the exchange ratio of approximately 17.54 shares of Capital City stock for each share of stock (using the minimum exchange ratio, without factoring in any withholdings), the resulting equivalent pro forma price per share of Farmers and Merchants common stock would have been $1,330.98.

     To the knowledge of Farmers and Merchants, the most recent trade of Farmers and Merchants common stock prior to May 12, 2004, the last day prior to public announcement of the merger between Capital City and Farmers and Merchants, was on February 28, 2003, which was a sale of 200 shares for a purchase price of $2,000 per share. To the knowledge of Farmers and Merchants, there have been no trades since the announcement of the merger. There can be no assurance as to what the market price of the Capital City common stock will be if and when the merger is consummated.

Listing of Capital City Common Stock (See Page 50)

     Capital City will list the shares of Capital City common stock to be issued in connection with the merger on the Nasdaq National Market.

Risk Factors (See Page 18)

     An investment in Capital City common stock involves risks. In determining whether to approve the Agreement and Plan of Merger, you should consider the various risks associated with an investment in Capital City common stock as more fully described in the "Risk Factors" section beginning on page 18.

Recent Developments in Capital City's Business

     On March 19, 2004, Capital City completed its merger with Quincy State Bank, an affiliate of Synovus Financial Corp. Results of Quincy State Bank's operations have been included in Capital City's consolidated financial statements since March 20, 2004. Quincy State Bank had $116.6 million in assets with one office in Quincy, Florida and one office in Havana, Florida. The transaction was accounted for as a purchase and resulted in approximately $14.9 million of intangible assets, including approximately $12.5 million in goodwill and a core deposit intangible of $2.4 million. The core deposit intangible is being amortized over a 7-year period.

Selected Financial Data

     The following tables present, for Capital City and for Farmers and Merchants, selected consolidated financial data for the six-month periods ended June 30, 2003 and 2004, and for the five-year period ended December 31, 2003. The Farmers and Merchants information is based on the historical financial information that has been presented in Farmers and Merchants' annual financial statements, included as Appendix C to this Proxy Statement/Prospectus, and interim financial statements included as Appendix D to this Proxy Statement/Prospectus. The Capital City information is based on the consolidated financial statements contained in reports Capital City filed with the SEC, including its June 30, 2004 Quarterly Report on Form 10-Q. All of these documents are incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY," on page 1.

     You should read the following tables in conjunction with the consolidated financial statements of Capital City and Farmers and Merchants described above with the notes to them.

     Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of Capital City and Farmers and Merchants, all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Capital City and Farmers and Merchants, respectively, have been included. With respect to Capital City and Farmers and Merchants, results for the six-month period ended June 30, 2004 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

Historical and Pro Forma Comparative Per Share Data (unaudited)

                                                            Six Months         Twelve Months
                                                              Ended                Ended
                                                             June 30,           December 31,
                                                               2004                 2003
                                                         ---------------      ----------------
NET INCOME:                                                         (In thousands)
    Capital City
          Basic                                                $0.85                $1.91
          Diluted                                               0.85                 1.90

    Farmers and Merchants
          Basic                                               115.36               226.94
          Diluted                                             115.36               226.94

    Pro Forma (Capital City and Farmers and Merchants)
          Basic                                                 0.95                 2.08
          Diluted                                               0.95                 2.07

    Farmers and Merchants equivalent pro forma
          Basic                                                16.66                36.48
          Diluted                                              16.66                36.31

CASH DIVIDENDS PER SHARE
    Capital City 0.36  0.65
    Farmers and Merchants 67.00  153.50
    Pro Forma (Capital City and Farmers and Merchants)(1)       0.57                 1.23
    Farmers and Merchants equivalent pro forma                 10.00                21.57

BOOK VALUE PER DILUTED SHARE
    Capital City                                               15.80                15.27
    Farmers and Merchants                                   1,385.20             1,387.12
    Pro Forma (Capital City and Farmers and Merchants)         17.17                16.68
    Farmers and Merchants equivalent pro forma                301.16               292.57

(1) Calculated based on actual cash dividends paid by Capital City and Farmers and Merchants for the periods shown divided by the anticipated number of Capital City shares to be outstanding after the merger.



                                                                     Farmers and Merchants Bank

                                           At or for the six                         At or for the year
                                         months ended June 30,                       ended December 31,
                                       ------------------------  ---------------------------------------------------------
(Dollars in Thousands, Except Per
 Share Data)                               2004        2003        2003        2002        2001        2000        1999
                                       ----------- ------------  --------- ----------- ----------- ----------- -----------
Interest Income                          $11,174     $11,646     $23,033     $25,180     $27,620     $27,129     $24,296
Net Interest Income                        8,148       8,038      16,297      16,717      14,810      13,325      13,551
Provision for Loan Losses                    150         300         450         900         400         400         400
Net Income                                 5,768       5,729      11,347      11,265      10,200       9,326       9,293

Per Common Share:
   Basic and Diluted Net Income          $115.36     $114.58     $226.94     $225.30     $204.00     $186.52     $185.86
   Cash Dividends Declared                 67.00       61.00      153.50      153.50      122.00      112.00      111.66
   Book Value                           1,385.20    1,401.82    1,386.44    1,341.48    1,191.00    1,090.64    1,013.68

Based on Net Income:
   Return on Average Assets                2.87%       2.99%       2.95%       3.02%       2.94%       2.83%       3.07%
   Return on Average Equity               17.25%      18.13%      17.95%      19.25%      17.74%      17.70%      18.93%
   Dividend Payout Ratio                  58.08%      53.24%      67.64%      58.37%      59.83%      60.05%      60.08%

Averages for the Period:
   Loans, Net                           $277,683    $251,224    $257,038    $236,167    $217,445    $201,218    $182,122
   Earning Assets                        390,869     373,167     372,091     356,818     333,397     317,418     291,108
   Assets                                404,055     386,979     388,619     372,722     347,092     329,907     303,135
   Deposits                              302,905     285,820     286,472     279,344     271,673     265,050     244,591
   Other Borrowings                       22,448      22,306      22,411      20,298       8,480       4,340       2,002
   Stockholders' Equity                   66,869      63,197      63,207      58,519      54,422      50,705      46,985

Period-End Balances:
   Loans, Net                            275,598     253,918     257,662     242,074     224,344     205,889     190,447
   Earning Assets                        390,287     374,665     374,219     364,403     342,317     326,984     304,314
   Assets                                403,370     387,800     385,067     384,698     360,374     343,911     320,164
   Deposits                              305,224     287,283     293,027     283,859     273,476     271,544     255,583
   Other Borrowings                       22,562      22,284      22,289      22,293      17,010       8,785       5,236
   Stockholders' Equity                   69,260      70,091      63,197      67,074      59,550      54,532      50,684




Capital City Bank Group, Inc. and Subsidiary

                                           At or for the six                         At or for the year
                                         months ended June 30,                       ended December 31,
                                       ------------------------  ---------------------------------------------------------
(Dollars in Thousands, Except Per
 Share Data)                               2004        2003        2003        2002        2001        2000        1999
                                       ----------- ------------  --------- ----------- ----------- ----------- -----------
Interest Income                          $46,935     $48,324     $94,830     $104,165    $117,156    $107,720    $98,221
Net Interest Income                       40,536      40,330      79,991       81,662      68,907      61,486     56,974
Provision for Loan Losses                  1,541       1,665       3,436        3,297       3,983       3,120      2,440
Net Income                                11,290      12,801      25,193       23,082      16,866      18,153     15,252

Per Common Share:
 Basic Net Income                          $0.85       $0.97       $1.91        $1.75       $1.27       $1.43      $1.20
 Diluted Net Income                         0.85        0.97        1.90         1.74        1.27        1.43       1.20
 Cash Dividends Declared                    .360        .306        .656         .502        .476        .436       .442
 Diluted Book Value                        15.80       14.73       15.27        14.08       12.86       11.61      10.36

Based on Net Income:
 Return on Average Assets                  1.21%       1.44%       1.40%        1.34%       0.99%       1.24%      1.06%
 Return on Average Equity                 10.90%      13.40%      12.82%       12.85%      10.00%      12.99%     11.64%
 Dividend Payout Ratio                    41.40%      31.42%      34.51%       28.87%      37.48%      30.49%     36.83%

Averages for the Period:
 Loans, Net of Unearned Interest      $1,424,175   1,303,008  $1,318,080   $1,256,107  $1,184,290  $1,002,122   $884,323
 Earning Assets                        1,678,062   1,613,701   1,624,680    1,556,500   1,534,548   1,315,024  1,291,262
 Assets                                1,879,991   1,791,797   1,804,895    1,727,180   1,704,167   1,463,612  1,444,069
 Deposits                              1,497,895   1,411,802   1,431,808    1,424,999   1,442,916   1,207,103  1,237,405
 Long-Term Debt                           50,387      63,354      55,594       30,423      15,308      13,070     17,274
 Shareowners' Equity                     208,303     192,610     196,588      179,652     168,652     139,738    131,058

Period-End Balances:
 Loans, Net of Unearned Interest       1,521,497   1,332,387  $1,341,632   $1,285,221  $1,243,351  $1,051,832   $928,486
 Earning Assets                        1,818,628   1,671,905   1,648,818    1,636,472   1,626,841   1,369,294  1,263,296
 Assets                                2,026,830   1,870,590   1,846,502    1,824,771   1,821,423   1,527,460  1,430,520
 Deposits                              1,612,736   1,498,577   1,474,205    1,434,200   1,550,101   1,268,367  1,202,658
 Long-Term Debt                           58,427      57,664      46,475       71,745      13,570      11,707     14,258
 Shareowners' Equity                     209,721     195,469     202,809      186,531     171,783     147,607    132,216
 Equity to Assets Ratio                   10.35%      10.45%      10.98%       10.22%       9.43%       9.66%      9.24%

Other Data:
 Basic Average Shares Outstanding     13,268,272  13,208,909  13,222,487   13,225,285  13,241,957  12,732,749 12,718,681
 Shareowners of Record                     1,512       1,457       1,512        1,457       1,473       1,599      1,362
 Banking Locations                            57          57          57           54          56          56         48
 Full-Time Equivalent Associates             829         782         795          781         787         791        678








                                RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, in deciding whether to approve the Agreement and Plan of Merger, you should consider the various risks associated with an investment in Capital City common stock, including, but not limited to the following:

Capital City may have difficulties integrating Farmers and Merchants operations into Capital City Bank's operations.

     The merger involves the integration of two companies that have previously operated independently of each other. Successful integration of Farmers and Merchants' operations will depend primarily on Capital City's ability to consolidate its operations, systems and procedures into those of Capital City Bank and to eliminate redundancies and costs. We may not be able to integrate our operations without encountering difficulties including, without limitation:

  *  the loss of key employees and customers;

  *  possible inconsistencies in standards, control procedures and policies;
    and

  * unexpected problems with costs, operations, personnel, technology or credit.

     In determining that the merger is in the best interests of Capital City and Farmers and Merchants, as the case may be, the Board of Directors of each of Capital City and Farmers and Merchants considered that enhanced earnings may result from the consummation of the merger, including from the reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, we cannot assure that any enhanced earnings or cost savings will actually occur from the merger.

There is a limited market for shares of Capital City common stock.

     While Capital City common stock is listed and traded on the Nasdaq National Market, there has been limited trading activity in Capital City common stock. The average daily trading volume of Capital City common stock over the six-month period ending June 30, 2004 was approximately 12,294 shares. Capital City does not anticipate that the merger will cause any significant improvements in the trading of Capital City common stock.

There are restrictions on Capital City's ability to pay dividends.

     Capital City must comply with Florida corporate law and rules and regulations of bank regulators before it may pay any dividends. The Board of Directors of Capital City must authorize Capital City to pay any dividends and Capital City must have sufficient funds to pay dividends. Capital City's only sources of income are dividends and other payments that Capital City Bank and any other subsidiary of Capital City make to Capital City. Certain statutes and regulations restrict the ability of Capital City's subsidiary to pay dividends to Capital City.

Capital City is subject to extensive governmental regulation.

    Capital City and its subsidiary are subject to extensive governmental regulation. Capital City, as a bank holding company, is regulated primarily by the Federal Reserve. Capital City

Bank is a commercial bank chartered by the State of Florida and regulated by the Federal Reserve and the Florida Department of Financial Services. These federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon Capital City and its subsidiary. Any such restrictions imposed by federal and state bank regulators could affect the profitability of Capital City and its subsidiary.

The financial institution industry is very competitive.

     Capital City and its subsidiary compete directly with financial institutions that are well established and have significantly greater resources and lending limits than Capital City and its subsidiary. As a result of those greater resources, the large financial institutions may be able to provide a broader range of services to their customers than Capital City and may be able to afford newer and more sophisticated technology than Capital City. The long-term success of Capital City will be dependent on the ability of Capital City's subsidiary to compete successfully with other financial institutions in their service areas.

Management of Capital City holds a large portion of Capital City common stock.

     As of June 30, 2004, the directors and executive officers of Capital City beneficially owned about 5.9 million shares of Capital City common stock, or 44.7%, of the total outstanding shares of Capital City. As a result, Capital City's management has significant control of Capital City.

Capital City's Articles of Incorporation and Bylaws may prevent takeover by another company.

     Capital City's Articles of Incorporation permit the Board of Directors of Capital City to issue preferred stock without shareowner action. The ability to issue preferred stock could discourage a company from attempting to obtain control of Capital City by means of a tender offer, merger, proxy contest or otherwise. Additionally, Capital City's Articles of Incorporation and Bylaws divide the Board of Directors of Capital City into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could make it more difficult for a company to acquire control of Capital City. Capital City is also subject to certain provisions of the Florida Business Corporations Act and the Capital City Articles of Incorporation which relate to business combinations with interested shareowners.

Future results of the combined company may differ materially from the pro forma financial information presented in this document.

     Future results of the combined company may be materially different from those shown in the pro forma financial statements that only show a combination of our historical results. The pro forma financial information includes adjustments to the fair value of Farmers and Merchants' assets and liabilities. These adjustments represent management's estimates based on current information and market conditions. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Farmers and Merchants' assets and liabilities. Accordingly, the final adjustments may be materially different from the pro forma financial information. Furthermore, we have estimated that the combined company will record approximately $1.5 million of merger-related charges.

The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate our two companies. These charges may decrease capital of the combined company that could be used for profitable, income-earning investments in the future.

The fairness opinion obtained by Farmers and Merchants will not reflect changes in circumstances between the signing of the Agreement and Plan of Merger and the closing date.

     Farmers and Merchants has not obtained an updated opinion as of the date of this document from its financial adviser. Changes in the operations and prospects of Farmers and Merchants, general market and economic conditions and other factors which may be beyond the control of Farmers and Merchants, and on which the fairness opinion was based, may alter the value of Farmers and Merchants or the prices of shares of Farmers and Merchants common stock and shares of Capital City common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Farmers and Merchants received from its financial adviser, please refer to "DESCRIPTION OF THE MERGER - Fairness Opinion of Farmers and Merchants' Financial Adviser" on page 27.

               MEETING OF FARMERS AND MERCHANTS SHAREOWNERS

Date, Place, Time, and Purpose

     The Farmers and Merchants Board of Directors is sending you this Proxy Statement/Prospectus in connection with the solicitation by the Farmers and Merchants Board of Directors of proxies for use at the Special Meeting. Each of Farmers and Merchants and Capital City will pay one-half of the filing fees payable and printing costs incurred in connection with this Proxy Statement/Prospectus and the registration statement of which this Proxy Statement/Prospectus is a part. At the Special Meeting, the Farmers and Merchants Board of Directors will ask you to vote on a proposal to approve the Agreement and Plan of Merger. Farmers and Merchants will pay all other costs associated with the solicitation of proxies for the Special Meeting. The Special Meeting will be held at Farmers and Merchants Bank, located at 600 Bellevue Avenue, Dublin, Georgia, on Friday, October 15, 2004, at 10:00 a.m., Eastern Time.

Record Date, Voting Rights, Required Vote, and Revocability of Proxies

     Farmers and Merchants has set the close of business on Monday, October 15, 2004, as the record date for determining the holders of Farmers and Merchants common stock entitled to notice of and to vote at the Special Meeting. Only holders of Farmers and Merchants common stock of record on the books of Farmers and Merchants at the close of business on the record date are entitled to notice of and to vote at the Special Meeting. As of the record date, there were 50,000 shares of Farmers and Merchants common stock entitled to vote at the Special Meeting. The executive officers and directors of Farmers and Merchants have committed to vote their shares in favor of the merger. Capital City holds no shares of Farmers and Merchants common stock.

     You are entitled to one vote for each share of Farmers and Merchants common stock you own on the record date. Shareowners holding a majority of the outstanding shares of Farmers and Merchants common stock entitled to vote at the Special Meeting must be present, in person or by proxy, at the Special Meeting to form a quorum. In order to approve the merger, however, shareowners holding at least two-thirds of the issued and outstanding shares of Farmers and Merchants common stock represented, in person or by proxy, at the Special Meeting must approve the Agreement and Plan of Merger. Consequently, abstentions and broker non-votes, as well as instructions to withhold authority to vote, will have the same effect as a vote "against" the Agreement and Plan of Merger.

_____________________________________________________________________________

Failure either to vote by proxy or in person at the Special Meeting will have the same effect as a vote cast "against" approval of the Agreement and
        Plan of Merger and the transactions contemplated therein.
_____________________________________________________________________________

     Persons named as proxies will vote shares of Farmers and Merchants common stock in accordance with the instructions on the proxies if such proxies are properly executed, received in time, and not revoked. If the proxy does not contain instructions on how to vote, persons named as proxies will vote for approval of the Agreement and Plan of Merger. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment. If necessary, such persons may vote in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the Agreement and Plan of Merger at the time of the Special Meeting. However, no proxy that is voted against the approval of the Agreement and Plan of Merger will be voted in favor of an adjournment of the Special Meeting in order to permit further solicitation of proxies.

     A Farmers and Merchants shareowner who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by:

  * giving written notice of revocation to the Secretary of Farmers and Merchants;

  * properly submitting to Farmers and Merchants a duly executed proxy bearing a later date; or

  *  attending the Special Meeting and voting in person.

     All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Farmers and Merchants Bank, 600 Bellevue Avenue, Dublin, Georgia 31021, Attention:
McGrath Keen, Jr., President.

     At the record date, all directors and executive officers of Farmers and Merchants as a group (6 persons) were entitled to vote approximately 32,947 shares of Farmers and Merchants common stock, constituting approximately 65.89% of the total number of shares of Farmers and Merchants common stock outstanding at that date. The Farmers and Merchants directors and executive officers have committed to vote their shares of Farmers and Merchants common stock in favor of the Agreement and Plan of Merger. See "BUSINESS OF FARMERS AND MERCHANTS - Management Stock Ownership," on page 69.

                           DESCRIPTION OF THE MERGER

     The following information describes certain aspects of the merger. However, the Agreement and Plan of Merger is attached as Appendix A to this Proxy Statement/Prospectus, and you are urged to read carefully the Agreement and Plan of Merger in its entirety.

General

     This Agreement provides for Capital City to acquire Farmers and Merchants in a series of transactions.

     The Bank Merger
     ---------------

     First, Capital City will merge a Georgia chartered, interim banking subsidiary of Capital City with and into Farmers and Merchants in accordance with the provisions of, and with the effect provided in, Sections 7-1-530 et seq. of the Financial Institutions Code of Georgia on terms and subject to the provisions of the Bank Plan of Merger, attached as Appendix B to this Proxy Statement/Prospectus. Farmers and Merchants will be the surviving bank resulting from the Bank Merger and will continue to be governed by the Laws of the State of Georgia.

     Assumption of Deposit Liabilities
     ---------------------------------

     Second, immediately following the consummation of the Bank Merger, Farmers and Merchants will transfer and Capital City Bank will assume the following deposit liabilities:

  * all deposits held by Farmers and Merchants and all terms and agreements relating to the deposit accounts; and

  * Farmers and Merchants' duties and responsibilities relating to the deposits with respect to:

        -   the abandoned property laws of any state;

        - any legal process which is served on Farmers and Merchants on or before the effective time with respect to claims against or for the deposits; and

        -   any other applicable law.

     The Holding Company Merger
     --------------------------

     Third, immediately following the consummation of the Bank Merger and immediately after the assumption of the deposit liabilities, Farmers and Merchants will be merged with and into Capital City in accordance with the provisions of and with the effect provided in Section 607.1108 of the Florida Business Corporations Act and Sections 14-2-1101 et seq. of the Georgia Business Corporation Code. Capital City will be the surviving corporation resulting from this Holding Company Merger and will continue to be a corporation governed by the laws of the State of Florida.

     Transfer of Assets and Remaining Liabilities
     --------------------------------------------

     Fourth, immediately after the Holding Company Merger, Capital City will transfer to Capital City Bank the assets and remaining liabilities that were on the books of Farmers and Merchants at that moment (after taking into account the transfer of the Deposit Liabilities to Capital City Bank described above).

     At the effective time of the Bank Merger, the outstanding shares of the capital stock of Farmers and Merchants will be converted into the right to receive:

  *  $666.50 in cash, and

  * that multiple of a share of Capital City common stock equal to the quotient obtained by dividing $666.50 by the average of the daily closing sales prices of one share of Capital City common stock as reported on the Nasdaq National Market for the 20 consecutive full trading days ending on the fifth full trading day preceding the effective date of the Bank Merger. However, the per share price of Capital City common stock used in calculating the exchange ratio will range from a minimum of $38.00 to a maximum of $45.00.

     As a result, shareowners of Farmers and Merchants will become shareowners of Capital City, and Capital City and Capital City Bank will conduct the business and operations of Farmers and Merchants.

     Shares held by Farmers and Merchants, Capital City, or their subsidiary, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, will not be converted to Capital City common stock. Shares held by Farmers and Merchants shareowners who perfect their dissenters' rights will not be converted to Capital City common stock. The Agreement and Plan of Merger provides that the exchange ratio will be adjusted to prevent dilution in the event Capital City changes the number of shares of Capital City common stock issued and outstanding prior to the effective time of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction.

     Capital City will not adjust the exchange ratio of the shares of Capital City to be received in the merger based on changes in the market value of Capital City common stock before the effective time of the merger beyond a minimum of $38.00 and a maximum of $45.00. The market value of the Capital City common stock that shareowners of Farmers and Merchants will receive may therefore vary significantly between the date of this Proxy Statement/Prospectus and the effective time of the merger. Further, because Capital City and Farmers and Merchants must satisfy various conditions, including receipt of necessary regulatory approvals, the merger may not be consummated until a substantial period of time following the Special Meeting. During the time between the date of the Special Meeting and the effective time of the merger, shareowners of Farmers and Merchants who do not properly perfect their dissenters' rights, or who do not sell their shares of Farmers and Merchants common stock, will be subject to the risk of a decline in the market value of Capital City common stock.

     Capital City will not issue fractional shares. Instead of issuing any fractional share to which any Farmers and Merchants shareowner would otherwise be entitled upon consummation of the merger, Capital City will pay such shareowner cash equal to the fractional part of a share of Capital City common stock multiplied by the average closing price of one share of Capital City common stock.

     In addition, as a condition to the merger, Farmers and Merchants must have, immediately prior to the effective date of the merger, a net worth of at least $30 million, subject to certain adjustments. See "- Conditions to Consummation of the Merger," on page 34. Capital City anticipates that Farmers and Merchants will distribute any equity above this $30 million amount, subject to adjustment, to its shareowners in one or more distributions prior to the closing date of the merger. Based on the last call report filed by Farmers and Merchants with the FDIC, as of June 30, 2004, Farmers and Merchants had a net worth of approximately $69.2 million. Assuming that to be the total immediately prior to the effective date of the merger, Farmers and Merchants shareowners would receive an additional distribution of approximately $39.26 million, or $785.20 per share (assuming all 50,000 shares remain outstanding).

     At the record date, Farmers and Merchants had 50,000 shares of common stock issued and outstanding. Based on the number of shares of Farmers and Merchants common stock outstanding on the record date and the exchange ratio range of 14.81 to 17.54 shares, Capital City anticipates that it will issue a minimum of 740,555 and a maximum of 876,973 shares of Capital City common stock to holders of Farmers and Merchants common stock once the merger is complete. Accordingly, Capital City would then have issued and outstanding between approximately 14,022,645 and 14,159,063 shares of Capital City common stock based on the number of shares of Capital City common stock issued and outstanding on the record date. Following the merger, and assuming no exercise of dissenters' rights, the current shareowners of Farmers and Merchants will beneficially own between approximately 5.3% and 6.2% of the outstanding Capital City common stock.

Background of And Reasons for the Merger

     In exercising their fiduciary responsibility to shareowners, Farmers and Merchants' management and board of directors has assessed the financial services industry as a whole, including the regulatory and competitive environment for banking services, Farmers and Merchants' future prospects for earnings and asset growth, and the viability of continued independent operations in accordance with Farmers and Merchants' business plan.

     On June 23, 2003, the Board of Directors engaged Trident Securities to assist Farmers and Merchants in setting a strategic course and in identifying suitable partners. Trident identified potential candidates which could provide liquidity, enhanced earnings growth, and outstanding service to the Laurens County market. During September and October of 2003, two of those institutions identified expressed interest in a transaction with Farmers and Merchants. Based on these preliminary expressions of interest, Farmers and Merchants entered into exclusive negotiations with Capital City during which Capital City was permitted to conduct further due diligence.

     The Board of Directors of Farmers and Merchants met on May 4, 2004, to discuss the Agreement and Plan of Merger and the merger. After review of the matters before the Board of Directors, the Board of Directors of Farmers and Merchants unanimously approved the Agreement and Plan of Merger and authorized the President and the Chief Executive Officer of Farmers and Merchants to take the appropriate actions necessary to execute the Agreement and Plan of Merger.

     The Board of Directors of Capital City met on April 27, 2004, to discuss the Agreement and Plan of Merger. After review of the matters before the Directors of Capital City, the Board of Directors of Capital City unanimously approved the Agreement and Plan of Merger and authorized the President and Chief Executive Officer of Capital City to take the appropriate actions necessary to execute the Agreement and Plan of Merger in substantially the form approved by the Board.

     On May 12, 2004, Capital City and Farmers and Merchants executed the Agreement and Plan of Merger. Capital City and Farmers and Merchants each conducted a due diligence review of the material financial, operating and legal information relating to the other party.

Farmers and Merchants' Reasons for the Merger and Recommendation of Directors

     Farmers and Merchants' Board of Directors, with the assistance of outside advisers, evaluated the financial and market considerations bearing on the decision to recommend the merger to the shareowners of Farmers and Merchants. In reaching its conclusion that the Agreement and Plan of Merger is in the best interests of Farmers and Merchants and its shareowners, the Farmers and Merchants Board of Directors considered the following factors:

  * the value of the consideration to be received by Farmers and Merchants shareowners relative to the book value and earnings per share of Farmers and Merchants common stock;

  * the Farmers and Merchants board's familiarity with and review of Farmers and Merchants' business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, its potential growth and profitability;

  * the Farmers and Merchants board's review, based on the presentation of its financial adviser, of the business, operations, financial condition and earnings of Capital City on an historical and a prospective basis and of the combined company on a pro forma basis and the historical stock price performance and liquidity of Capital City common stock, and the resulting relative interests of Farmers and Merchants shareowners and Capital City in the common equity of the combined company;

  * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Capital City;

  * the alternatives to the merger, including remaining an independent institution;

  * the competitive and regulatory environment for financial institutions generally;

  * the fact that the merger will enable Farmers and Merchants shareowners to exchange their shares of Farmers and Merchants common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Farmers and Merchants;

  * the previous experience of management of Capital City in completing acquisition transactions;

  * the general impact that the merger could be expected to have on the constituencies served by Farmers and Merchants, including its customers, employees and communities;

  * the expanded range of banking services that the transaction will allow Farmers and Merchants to provide to its customers;

  * that the directors and officers of Farmers and Merchants might be deemed to have interests in the merger other than their interests generally as Capital City shareowners;

  * the results of the due diligence investigation of Capital City by management of Farmers and Merchants and Trident Securities;

  * the Farmers and Merchants board's assessment, with the assistance of counsel, concerning the likelihood that Capital City would obtain all requisite regulatory approvals required for the merger;

  * the terms of the $3.2 million termination fee in favor of Capital City, including the risk that the termination fee might discourage third partiers from offering to acquire Farmers and Merchants by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to Capital City's willingness to enter into the Agreement and Plan of Merger;

  * the terms of the $3.2 million termination fee in favor of Capital City if Farmers and Merchants shareowners fail to approve the merger; and

  * the opinion of Trident Securities that the consideration to be received by Farmers and Merchants shareowners as a result of the merger is fair to Farmers and Merchants shareowners from a financial point of view.

     While each member of Farmers and Merchants' Board of Directors considered the foregoing and other factors, the Farmers and Merchants Board of Directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Farmers and Merchants' Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered as appropriate, that the merger is in the best interests of Farmers and Merchants' shareowners.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of Farmers and Merchants and representatives of Capital City. Based upon its consideration of the foregoing factors, the Board of Directors of Farmers and Merchants approved the Agreement and Plan of Merger and the merger as being in the best interests of Farmers and Merchants and its shareowners.

     Farmers and Merchants' Board of Directors unanimously recommends that shareowners vote "FOR" approval of the Agreement and Plan of Merger.

Fairness Opinion Of Farmers and Merchants' Financial Adviser

     Acquisition - General. Pursuant to an engagement letter dated June 23, 2003 between Farmers and Merchants and Trident Securities, a division of McDonald Investments Inc., Farmers and Merchants retained Trident to render an opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by Farmers and Merchants shareowners in connection with a sale of Farmers and Merchants. Trident is a nationally recognized specialist in the financial services industry and is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Farmers and Merchants selected Trident to render a fairness opinion based upon Trident's qualifications, expertise and reputation in such capacity.

     Trident delivered a written opinion, dated May 12, 2004 that the merger consideration was fair to Farmers and Merchants shareowners, from a financial point of view, as of the date of such opinion. Neither Farmers and Merchants nor its Board imposed any limitations on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

     The full text of Trident's written opinion to the Farmers and Merchants Board, dated May 12, 2004, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Appendix F and is incorporated into this Proxy Statement/Prospectus by reference. It should be read carefully and in its entirety in conjunction with this document. The following summary of Trident's opinion is qualified in its entirety by reference to the full text of the opinion. Trident's opinion is addressed to the Farmers and Merchants Board and does not constitute a recommendation to any shareowner of Farmers and Merchants as to how such shareowner should vote at the Farmers and Merchants Special Meeting described in this document.

Trident, in connection with rendering its opinion:

  * reviewed Farmers and Merchants' audited financial statements for each of the years ended December 31, 2002, 2001, and 2000; Farmers and Merchants' internal financial statements and general ledger balances for the years ended December 31, 2003 and interim periods ending June 30, 2003 and September 30, 2003;

  * reviewed Capital City's Annual Report to Shareowners and Annual Report on Form 10-K for each of the years ended December 31, 2003, 2002, and 2001, including the audited financial statements contained therein; and Capital City's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  * reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Farmers and Merchants and Capital City provided to Trident or publicly available;

  * participated in meetings and telephone conferences with members of senior management of Farmers and Merchants and Capital City concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

  * reviewed certain stock market information for Capital City common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

  * compared the results of operations and financial condition of Farmers and Merchants and Capital City with that of certain companies which Trident deemed to be relevant for purposes of this opinion;

  * reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of this opinion;

  * reviewed the Agreement and Plan of Merger dated May 12, 2004 and certain related documents; and

  * performed such other reviews and analyses as Trident has deemed appropriate.


     The oral and written opinions provided by Trident to Farmers and Merchants were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Farmers and Merchants and Capital City to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Farmers and Merchants with the input of its management, Trident assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Farmers and Merchants as to the future performance of the Company and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Farmers and Merchants does not publicly disclose such internal management projections of the type utilized by Trident in connection with Trident's role as financial adviser to Farmers and Merchants. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Farmers and Merchants. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Farmers and Merchants are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Farmers and Merchants, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the Agreement and Plan of Merger, without any waiver of any material terms or conditions by Farmers and Merchants, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. In particular, Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

     In connection with rendering its opinion to Farmers and Merchants' Board, Trident performed a variety of financial and comparative analyses, of which the analyses necessitating the primary weight of our opinion are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial adviser's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of Farmers and Merchants valuations do not purport to be appraisals, nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses summarized below were assigned a greater significance by Trident than any other in deriving its opinion.

     Description of Transaction: Per the terms of the Agreement and Plan of Merger dated May 12, Farmers and Merchants shareowners will receive all equity capital in excess of $30 million, unrestricted dividend distributions through closing, and consideration from Capital City of $33.325 million in cash and $33.325 million in Capital City stock. For purposes of our analysis, the aggregate consideration in the transaction is estimated to be $110.73 million, which includes $66.65 million from Capital City and $44.08 million of excess capital distributions.

     Comparable Transaction Analysis: Trident reviewed and compared actual information for groups of comparable pending and completed thrift merger transactions (through January 7, 2004) it deemed pertinent to an analysis of the Merger. The pricing ratios for the Merger were compared to the average and median ratios of (i) price to last twelve months net income ("LTM NI"),
(ii) price to tangible book value ("TBV"), (iii) capital adjusted price to TBV, and (iv) TBV premium to core deposit ratio ("TBV Prem./Core Deposits"), for each of the following 9 comparable transactions:

     Buyer / Seller (State)
     ----------------------
  *  Persons Banking Company/Farmers Bank (GA)
  *  First Bancorp/Carolina Community Bancshares (SC)
  *  Hazlehurst Investors/Bank of Hazlehurst (GA)
  *  Putnam-Greene Financial/Citizens Bank of Cochran (GA)
  *  SNB Bancshares/Bank of Gray (GA)
  *  State Capital Corp/Mississippi Southern Bank (GA)
  *  Southwest Georgia Financial/First Bank Holding Co. (GA)
  *  Peoples Bancorp Inc./Kentucky Bancshares Inc. (KY)
  *  First Citizens Bancorp of SC/First Banks, Inc. (GA)

     A summary of the pricing multiples for the Comparable Transactions is listed below:

                                                      Farmers and
                                   Mean        Median      Merchants
                                ----------   ----------  ------------
Price / LTM NI                    13.70x       14.44x       15.74x
Price / TBV                      189.78%       180.4%       159.7%
Capital Adjusted Price / TBV      240.4%       247.9%       269.4%
Premium / Core Deposits            13.7%        14.2%        17.2%
Price / Assets                     20.9%        20.8%        28.1%

     The value of the transaction indicates that the Merger Consideration paid to Farmers and Merchants shareowners falls within the range of similar transactions, based on all methods of merger valuation used by Trident in its comparable merger transaction analyses.

     Discounted Dividend Analysis: Trident calculated a present value of Farmers and Merchants' projected stand alone earnings and dividends based on Trident assumptions and management estimates for the five-year period through the calendar year ended December 31, 2008. This analysis utilized a range of discount rates of 12.7%-14.7%, assumed annual earnings growth of 5.0%, utilized a range of terminal earnings multiples of 11.0x - 14.0x calendar year 2008 net income, and a target tangible capital ratio of 10.0%. Additionally an initial dividend of $29.9 million was assumed to bring the company to 10% capital. The discounted dividend analyses resulted in a range of present values for Farmers and Merchants shareowners of between $103.7 million and $124.3 million. Trident found that the total consideration to shareowners fell within this range.

     Trident noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, terminal multiples, discount rates and target tangible capital ratios.

     Based on the aforementioned analyses and Trident's experience with numerous mergers involving thrift institutions, it is Trident's opinion that the merger consideration to be received by Farmers and Merchants shareowners in the Merger is fair from a financial point of view.

     No institution used as a comparison in the above analyses is identical to Farmers and Merchants, or the combined entity, and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the trading characteristics of the companies to which Farmers and Merchants, and the combined entity are being compared.

     For its financial advisory services provided to Farmers and Merchants, Trident will be paid a total fee of 0.85% of the merger consideration from Capital City, excluding the dividend payments, of which $125,000 has been received to date with the balance of the total fee to be paid to Trident at the time of closing of the Merger. In addition, Farmers and Merchants has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Farmers and Merchants' behalf, provided such expenses shall not exceed $20,000 without Farmers and Merchants' prior consent. Farmers and Merchants also agreed to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

     Trident is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities may have from time to time purchased securities from, and sold securities to, Farmers and Merchants and Capital City. As a market maker, Trident may also have purchased and sold the securities of Capital City for Trident's own account and for the accounts of its customers.

     Based on the analyses performed for comparable transactions, Trident Securities determined that the terms of the merger proposal were fair and equitable to the shareowners of Farmers and Merchants. See Appendix F for full report.

Capital City's Reasons For The Merger

     The Capital City Board of Directors believes that the merger is in the best interests of Capital City and its shareowners. The Capital City Board of Directors has unanimously approved the Agreement and Plan of Merger. In deciding to approve the Agreement and Plan of Merger, the Capital City Board of Directors considered a number of factors, including:

  * a review, based in part on a presentation by Capital City's management, of

        - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Farmers and Merchants on a historical, prospective, and pro forma bases and in comparison to other financial institutions in the area,

        - the demographic, economic, and financial characteristics of the Laurens County market, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective bases, and

        - the results of Capital City's due diligence review of Farmers and Merchants; and

  * the likelihood of regulators approving the merger without undue conditions or delay;

  * the compatibility and the community bank orientation of both Capital City and its subsidiary and Farmers and Merchants;

  * that the merger will provide Capital City with significant opportunities to market its fee based products, such as cash management, asset management and securities products to the existing customers of Farmers and Merchants;

  * that after the merger, Farmers and Merchants will be able to draw upon the resources and competencies of Capital City and Capital City Bank to provide a broader range of services and product delivery channels; and

  * a variety of factors affecting and in relating to the overall strategic focus of Capital City.

     While Capital City's Board of Directors considered the foregoing and other factors, the Board of Directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Capital City's Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considers as appropriate, that the merger is in the best interests of Capital City's shareowners.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of Capital City and representatives of Farmers and Merchants. Based upon its consideration of the foregoing factors, the Board of Directors of Capital City approved the Agreement and Plan of Merger and the merger as being in the best interests of Capital City and its shareowners.

Effective Time of the Merger

     The effective time of the merger will occur at 11:59 p.m. Eastern Time on the date requested by Capital City's Georgia-chartered interim bank, as soon as practicable after the delivery of the Bank Plan of Merger and the Agreement and Plan of Merger to the Georgia Department of Banking and Finance. Unless Farmers and Merchants and Capital City otherwise agree in writing, and subject to the conditions to the obligations of Capital City and Farmers and Merchants to effect the merger, the parties will use their reasonable efforts to cause the effective time of the merger to occur at a mutually-agreed upon time within 60 days after the last to occur of:

  * the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and

  * the date on which the shareowners of Farmers and Merchants approve the Agreement and Plan of Merger.

     Capital City and Farmers and Merchants cannot assure that they can obtain the necessary shareowner and regulatory approvals or that they can or will satisfy the other conditions to the merger. Capital City and Farmers and Merchants anticipate that they will satisfy all conditions to consummation of the merger so that the merger can be completed during the fourth quarter of 2004. However, delays in the consummation of the merger could occur.

     The Board of Directors of either Capital City or Farmers and Merchants may terminate the Agreement and Plan of Merger if the merger is not consummated by December 31, 2004, unless the failure to consummate the merger by that date is the result of a breach of the Agreement and Plan of Merger by the party seeking termination. See "- Conditions to Consummation of the Merger," on page 34 and "- Waiver, Amendment, and Termination," on page 36.

Distribution of Capital City Stock Certificates

     Promptly after the effective time of the merger, Capital City will mail to each holder of record of Farmers and Merchants common stock appropriate transmittal materials and instructions for the exchange of Farmers and Merchants stock certificates for Capital City stock certificates and the cash portion of the consideration.

     Holders of Farmers and Merchants common stock should NOT send in their Farmers and Merchants stock certificates until they receive the transmittal materials and instructions.

     After Capital City's exchange agent receives your Farmers and Merchants stock certificates and properly completed transmittal materials, the Exchange Agent will issue and mail to you a certificate representing the number of shares of Capital City common stock to which you are entitled. The Exchange Agent will also send Farmers and Merchants shareowners a check for the amount to be paid, without interest for the cash portion of the consideration, for any fractional shares and for all undelivered dividends or distributions in respect of such shares.

     After the effective time of the merger, to the extent permitted by law, holders of Farmers and Merchants common stock of record as of the effective time of the merger will be entitled to vote at any meeting of Capital City shareowners the number of whole shares of Capital City common stock they will receive in the merger, regardless of whether such shareowners have surrendered their Farmers and Merchants stock certificates. Whenever Capital City declares a dividend or other distribution on Capital City common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement and Plan of Merger. However, Capital City will not pay any dividend or other distribution payable after the effective time of the merger with respect to Capital City common stock to the holder of any unsurrendered Farmers and Merchants stock certificate until the holder duly surrenders such Farmers and Merchants stock certificate. In no event will the holder of any surrendered Farmers and Merchants stock certificate(s) be entitled to receive interest on any cash to be issued to such holder, except to the extent required in connection with dissenters' rights. In no event will Capital City or the Exchange Agent be liable to any holder of Farmers and Merchants common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     After the effective time of the merger, no transfers of shares of Farmers and Merchants common stock on Farmers and Merchants' stock transfer books will be recognized. If Farmers and Merchants stock certificates are presented for transfer after the effective time of the merger, they will be canceled and exchanged for shares of Capital City common stock and a check for the amount due in lieu of a fractional share, if any.

     After the effective time of the merger, holders of Farmers and Merchants stock certificates will have no rights with respect to the shares of Farmers and Merchants common stock other than the right to surrender such Farmers and Merchants stock certificates and receive in exchange the shares of Capital City common stock to which such holders are entitled. After the effective time of the merger, holders of Farmers and Merchants stock certificates who have complied with the provisions regarding the right to dissent as detailed in the Financial Institutions Code of Georgia (which provides that the provisions of the Georgia Business Corporation Code apply), may be entitled to receive in cash the fair value of such shareowner's shares of Farmers and Merchants common stock determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger. Failure to comply with the procedures prescribed by applicable law will result in the
loss of dissenters' rights.   See Appendix E to this Proxy
Statement/Prospectus.

Conditions to Consummation of the Merger

     Consummation of the merger is subject to various conditions, including:

  * the approval of the Agreement and Plan of Merger by the holders of two-thirds of the outstanding Farmers and Merchants common stock represented in person or by proxy at the Special Meeting;

  * the receipt of all regulatory approvals required for consummation of the merger (see "- Regulatory Approvals," on page 35);

  * receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit which consent, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect;

  * the absence of any law or order, whether temporary, preliminary or permanent, or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement and Plan of Merger;

  * the Registration Statement, of which this Proxy Statement/Prospectus forms a part, being declared effective by the SEC and the receipt of all necessary SEC and state approvals relating to the issuance or trading of the shares of Capital City common stock issuable pursuant to the Agreement and Plan of Merger;

  * the approval of the Capital City common stock issuable pursuant to the Agreement and Plan of Merger for listing on the Nasdaq National Market;

  * the receipt of a written opinion of Gunster, Yoakley & Stewart, P.A. as to the tax aspects of the merger, including that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  * the accuracy, in all material respects, as of the date of the Agreement and Plan of Merger and as of the effective time of the merger, of the representations and warranties of Farmers and Merchants and Capital City as set forth in the Agreement and Plan of Merger;

  * the performance of all agreements and the compliance with all covenants of Farmers and Merchants and Capital City as set forth in the Agreement and Plan of Merger;

  * the receipt by Capital City and Farmers and Merchants of certain required written opinions of counsel;

  * the receipt by Capital City of agreements from each person Farmers and Merchants reasonably believes may be deemed an affiliate of Farmers and Merchants with respect to certain matters;

  * Farmers and Merchants must have, immediately prior to the date the merger becomes effective, a minimum net worth of at least $30 million, provided that "net worth" shall not be reduced by fees, costs and expenses (a) incurred or paid at the request of Capital City, except for adjustments requested by Capital City for purposes of complying with accounting principles generally accepted in the United States, or (b) incurred or paid by Farmers and Merchants to ensure that the allowances for possible loan and lease credit losses shown on Farmers and Merchants balance sheet immediately prior to the effective time will be a minimum of 1.75% of total loans of Farmers and Merchants and will be adequate (within the meaning of accounting principles generally accepted in the United States and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in Farmers and Merchants loan and lease portfolio (including accrued interest receivables) and other extensions of credit (including letters of credit) by Farmers and Merchants as of the dates thereof;

  * the delivery to Capital City by each Farmers and Merchants director of a Director's Agreement;

  * the receipt by Capital City of letters from each of the directors and executive officers of Farmers and Merchants releasing any claims they may have against Farmers and Merchants;

  * the performance of all agreements and the compliance with all covenants of Farmers and Merchants and Capital City as set forth in the Agreement and Plan of Merger;

  * the delivery to Capital City by Farmers and Merchants of any required clearance certificate or similar document required by any state taxing authority in order to relieve Capital City of any obligation to withhold any portion of the consideration under the Agreement and Plan of Merger.

     Capital City and Farmers and Merchants cannot assure you when or if all of the conditions to the merger can or will be satisfied. In the event the merger is not completed by December 31, 2004, the Agreement and Plan of Merger may be terminated and the merger abandoned by either Farmers and Merchants or Capital City, unless the failure to consummate the merger by that date is the result of a breach of the Agreement and Plan of Merger by the party seeking termination. See "- Waiver, Amendment, and Termination," on page 36.

Regulatory Approvals

     Capital City and Farmers and Merchants cannot complete the merger unless and until they receive regulatory approvals from the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the Florida Department of Financial Services. These regulators will evaluate financial, managerial and competitive criteria, as well as the supervisory history of the parties and the public benefits of the merger. Capital City and Farmers and Merchants have filed all required regulatory applications relating to the merger. Capital City and Farmers and Merchants cannot assure when or whether they will receive the required regulatory approvals. Additionally, the parties cannot assure that the regulatory approvals will impose no conditions or restrictions that in the judgment of their Boards of Directors would so adversely impact the economic or business benefits of the merger that, had such conditions or restrictions been known, the parties would not have entered into the Agreement and Plan of Merger.

     Capital City and Farmers and Merchants are not aware of any other material governmental approvals or actions that are required for consummation of the merger.

Waiver, Amendment, and Termination

     To the extent permitted by applicable law, Farmers and Merchants and Capital City may amend the Agreement and Plan of Merger by written agreement at any time, whether before or after approval of the Agreement and Plan of Merger by the Farmers and Merchants shareowners. After the Farmers and Merchants shareowners approve the Agreement and Plan of Merger, the Agreement and Plan of Merger cannot be amended in a way that reduces or modifies the consideration to be received by the holders of Farmers and Merchants common stock without further approval of Farmers and Merchants shareowners. In addition, after the Farmers and Merchants shareowners approve the Agreement and Plan of Merger, the provisions of the Agreement and Plan of Merger relating to the manner or basis in which shares of Farmers and Merchants common stock will be exchanged for shares of Capital City common stock cannot be amended in a manner adverse to the holders of Capital City common stock without any requisite approval of Capital City shareowners entitled to vote on such an amendment. In addition, prior to or at the effective time of the merger, either Farmers and Merchants or Capital City, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers, may:

  * waive any default in the performance of any term of the Agreement and Plan of Merger by the other party;

  * waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement and Plan of Merger; and

  * waive any of the conditions precedent to the obligations of such party under the Agreement and Plan of Merger, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation.

No such waiver will be effective unless written and unless signed by a duly authorized officer of Farmers and Merchants or Capital City, as the case may be.

     The Agreement and Plan of Merger may be terminated at any time prior to the effective time of the merger:

  *  by the mutual agreement of Capital City and Farmers and Merchants;

  *  by Capital City or Farmers and Merchants:

     - in the event of any material breach of any representation, warranty, covenant or agreement of the other party contained in the Agreement and Plan of Merger which cannot be or has not been cured within 30 days after written notice to the breaching party and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a material adverse effect on the breaching party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement and Plan of Merger),

     - if any approval of any regulatory authority required for consummation of the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal,

     - if the shareowners of Farmers and Merchants fail to approve the Agreement and Plan of Merger at the Special Meeting,

     - if the merger is not consummated by December 31, 2004, provided that the failure to consummate is not due to a breach by the party electing to terminate, or

     - in the event that any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by December 31, 2004, provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement and Plan of Merger;

  * by Capital City, in the event that the Board of Directors of Farmers and Merchants does not reaffirm its approval of the Agreement and Plan of Merger (excluding any other acquisition proposal from a third party), or shall have resolved not to reaffirm the merger, or shall have affirmed, recommended or authorized entering into any acquisition proposal or other transaction involving a merger, share exchange or transfer of substantially all of the assets of Farmers and Merchants;

  * by Farmers and Merchants if, subject to any adjustments for any stock split, stock dividend, or similar recapitalization with respect to Capital City Common Stock, the Average Closing Price is less than $32.00; and

  * by Capital City in the event of a material adverse effect, and, if Capital City provides notice of and grants time to cure such material adverse effect, such material adverse effect is not cured to Capital City's satisfaction within the timeframe specified in the notice.

     In addition to any other payments required by the Agreement and Plan of Merger, in the event that the Agreement and Plan of Merger is terminated as a result of Farmers and Merchants or the holders of at least a majority of the shares of Farmers and Merchants common stock entering into an agreement with respect to the merger of Farmers and Merchants with a party other than Capital City or the acquisition of a majority of the outstanding shares of Farmers and Merchants common stock by any party other than Capital City, or is terminated in anticipation of any such agreement or acquisition, then, in either event, Farmers and Merchants shall immediately pay Capital City, by wire transfer, $3,200,000 in full satisfaction of Capital City's losses and damages resulting from such termination.

     If Capital City and/or Farmers and Merchants terminate the merger as described in this section, the Agreement and Plan of Merger will become void and have no effect, except that certain provisions of the Agreement and Plan of Merger will survive, including those relating to the obligations to maintain the confidentiality of certain information. In addition, termination of the Agreement and Plan of Merger will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

Dissenters' Rights

     If the merger is consummated, any shareowner of Farmers and Merchants who properly dissents from the merger may be entitled to receive in cash the fair value of such shareowner's Farmers and Merchants common stock, determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger. Failure to comply with the procedures prescribed by applicable law will result in the loss of dissenters' rights.

     Any shareowner of Farmers and Merchants entitled to vote on the Agreement and Plan of Merger has the right to receive payment of the fair value of his or her shares of Farmers and Merchants common stock upon compliance with the applicable provisions of the Financial Institutions Code of Georgia, which provides that the provisions of the Georgia Business Corporation Code shall apply. A record shareowner may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareowner and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under Section 14-2-1303 of the Georgia Business Corporation Code are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareowners. Any Farmers and Merchants shareowner intending to enforce the right to dissent:

  *  may not vote in favor of the Agreement and Plan of Merger, and

  * must file with Farmers and Merchants a written notice of intent to demand payment for his or her shares if the merger becomes effective (the "Objection Notice").

     A Farmers and Merchants shareowner should send the Objection Notice to:
Farmers and Merchants Bank, 600 Bellevue Avenue, Dublin, Georgia 31021 (telephone: (478) 272-3100), Attention: McGrath Keen, Jr., President, before the vote on the proposal to approve the Agreement and Plan of Merger is taken at the Special Meeting. The Objection Notice must state that the shareowner intends to demand payment for his or her shares of Farmers and Merchants common stock if the merger is effectuated. A vote against the Agreement and Plan of Merger, in and of itself, will not constitute an Objection Notice satisfying the requirements of the Georgia Business Corporation Code.

     If the Agreement and Plan of Merger is approved by Farmers and Merchants' shareowners at the Special Meeting, each shareowner who has properly filed an Objection Notice and who has not voted in favor of the Agreement and Plan of Merger will be notified by Farmers and Merchants of such approval within ten days of the Special Meeting ("Dissenters' Notice"). The Dissenters' Notice shall contain the following information:

  * where the payment demand must be sent and where and when the certificates representing the Farmers and Merchants common stock must be deposited;

  * the extent to which the transfer of uncertificated shares will be restricted after the payment demand is received;

  * the date by which the corporation must receive the payment demand (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

  * a copy of Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code (relating to dissenters' rights) (the "Appraisal Statute").

Following the receipt of the Dissenters' Notice, any shareowner electing to dissent must demand payment of the fair value of the shares and deposit the certificates representing his or her Farmers and Merchants common stock in accordance with the terms of, and by the date set out in, the Dissenters' Notice. Such shareowner will retain all other rights of a shareowner until those rights are canceled or modified by the consummation of the merger. A record shareowner who does not demand payment or deposit his or her certificates where required, each by the date set out in the Dissenters' Notice, is not entitled to payment for such holder's shares under the Appraisal Statute.

     Except as described below, within ten days after the later of the effective time, or the date of receipt of a payment demand, Farmers and Merchants must, by written notice, offer to each shareowner who has properly filed a payment demand, and who has deposited his or her Farmers and Merchants certificates representing Farmers and Merchants common stock, to pay an amount Farmers and Merchants estimates to be a fair value for the shareowner's shares, plus accrued interest from the effective time. Such offer of payment must be accompanied by:

  *  certain of Farmers and Merchants' recent financial statements;

  * a statement of Farmers and Merchants' estimate of the fair value of the shares involved;

  *  an explanation of how the interest was calculated;

  * a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

  *  a copy of the Appraisal Statute.

     Any shareowner who accepts such offer by written notice to Farmers and Merchants within 30 days after the offer, or who is deemed to have accepted such offer due to his or her failure to respond to such offer within 30 days, shall receive payment for his or her shares within 60 days after such offer to pay or consummation of the merger, whichever is later. If the merger is not consummated within 60 days following the date set for demanding payment and depositing share certificates, Farmers and Merchants must return the deposited certificates and release the transfer restrictions imposed on uncertified shares. If Farmers and Merchants then consummates the merger, it must send a new Dissenters' Notice and repeat the payment demand procedure.

     In the event that Farmers and Merchants fails to make any payment offer within ten days after the later of the date the proposed corporate action is taken or the date of receipt of a payment demand, Farmers and Merchants must provide certain information to the shareowner (the financial statements and other information required to accompany Farmers and Merchants' payment offer) within ten days after receipt of a written demand from such dissenting shareowner for such information. Additionally, such dissenting shareowner may, at any time within the three years following the consummation of the merger, notify Farmers and Merchants of his or her own estimate of the fair value of his or her shares and the interest due thereon, and demand payment of such amounts, if:

  * a dissenting shareowner is dissatisfied with an offer for payment made by Farmers and Merchants within the time period set forth above, or

  * Farmers and Merchants, having failed to effect the merger, does not return the deposited Farmers and Merchants certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A dissenting shareowner waives the right to demand payment under section 14-2-1327 of the Georgia Business Corporation Code unless he or she notifies Farmers and Merchants of his or her demand in writing within 30 days after Farmers and Merchants makes or offers payment for such holder's shares.

     If such a demand for payment from any dissenting shareowner remains unsettled, within 60 days following the receipt by Farmers and Merchants of such demand for payment, Farmers and Merchants must institute proceedings in the superior court of the county where Farmers and Merchants' registered office is located (the "Court") requesting a nonjury equitable determination of the fair value of such dissenting shareowner's shares and the accrued interest owed to such dissenting shareowner. If Farmers and Merchants fails to file such action within the 60-day period, Farmers and Merchants must pay each dissenting shareowner whose demand remains unsettled the amount demanded by such dissenting shareowner. Farmers and Merchants is required to make all dissenting shareowners whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each such dissenting shareowner. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value.
Each dissenting shareowner made a party to the proceeding will be entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

     The Court will determine and assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against Farmers and Merchants, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareowners if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable:

  * against Farmers and Merchants, if Farmers and Merchants did not substantially comply with the requirements of the corporation as set out in the Appraisal Statute;

  * against either Farmers and Merchants or the dissenting shareowner(s), if the Court finds that either party's actions were arbitrary, vexatious or otherwise not in good faith; or

  * if the Court finds that the services of attorneys for any dissenting shareowner were of substantial benefit to other dissenting shareowners similarly situated, and that the fees for those services should not be assessed against Farmers and Merchants, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareowners who were benefited.

     No action by any dissenting shareowner to enforce dissenters' rights may be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by Farmers and Merchants in compliance with the Dissenters' Notice and payment offer requirements of Sections 14-2-1320 and 14-2-1322 of the Georgia Business Corporation Code.

     The foregoing summary of the applicable provisions of the Appraisal Statute is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix E to this Proxy Statement/Prospectus. The provisions of the statutes are technical and complex. It is suggested that any Farmers and Merchants shareowner who desires to exercise the right to object to the Agreement and Plan of Merger consult counsel. Failure to comply with the provisions of the statute may defeat a shareowner's right to dissent. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Farmers and Merchants shareowners, except as indicated above or as otherwise required by law.

     Any dissenting Farmers and Merchants shareowner who perfects the right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "- Certain Federal Income Tax Consequences," on page 47.

Conduct of Business Pending the Merger

     Capital City and Farmers and Merchants have agreed in the Agreement and Plan of Merger that unless the other party gives prior written consent, and except as otherwise expressly contemplated in the Agreement and Plan of Merger, each of Capital City and Farmers and Merchants will, and Capital City will cause its subsidiary to:

  *  operate its business only in the usual, regular, and ordinary course;

  * preserve intact its business organization and assets and maintain its rights and franchises; and

  *  take no action which would:

     - adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement and Plan of Merger without the imposition of certain conditions or restrictions referred to in the Agreement and Plan of Merger, or

     - adversely affect the ability of any party to perform its covenants and agreements under the Agreement and Plan of Merger.

     In addition, Farmers and Merchants has agreed that, from the date of the Agreement and Plan of Merger until the earlier of the effective time of the merger or the termination of the Agreement and Plan of Merger, unless Capital City has given prior written consent, and except as otherwise expressly contemplated by the Agreement and Plan of Merger, Farmers and Merchants will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

  *  amend its Articles of Incorporation, Bylaws or other governing instruments;

  * incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Farmers and Merchants consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of Farmers and Merchants of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement and Plan of Merger that were previously disclosed to Capital City by Farmers and Merchants);

  * repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Farmers and Merchants or, except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of Farmers and Merchants' capital stock that would cause Farmers and Merchants' net worth to fall below $30 million;

  * except for the Agreement and Plan of Merger, or as previously disclosed to Capital City by Farmers and Merchants, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Farmers and Merchants common stock, or any stock appreciation rights, or any option, warrant, or other equity right;

  * adjust, split, combine or reclassify any capital stock of Farmers and Merchants or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Farmers and Merchants common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $50,000 (other than in the ordinary course of business for reasonable and adequate consideration);

  * except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfer, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any entity, other than in connection with:

     -     foreclosures in the ordinary course of business, or

     - acquisitions of control by a depository institution subsidiary in its fiduciary capacity;

  *  any of the following:

     - make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit:

           (1) with respect to properties or businesses outside of Farmers and Merchants current market area, or to borrowers whose principal residence is outside of Farmers and Merchants current market area,

           (2)   that are unsecured in excess of $100,000, or

           (3)   that are secured in excess of $500,000.

     - purchase or sell (except for sales of single-family residential first mortgage loans in the ordinary course of Farmers and Merchants' business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein;

     - renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Capital City Bank;

     - Farmers and Merchants may, however, without the prior notice to or written consent of Capital City, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as Farmers and Merchants is presently obligated under existing written agreements kept as part of Farmers and Merchants' official records;

  * grant any increase in compensation or benefits to the employees or officers of Farmers and Merchants, except in accordance with past practice previously disclosed to Capital City by Farmers and Merchants or as required by law, pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and Plan of Merger and previously disclosed to Capital City by Farmers and Merchants; enter into or amend any severance agreements with officers of Farmers and Merchants; grant any increase in fees or other increases in compensation or other benefits to directors of Farmers and Merchants; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights;

  * enter into or amend any employment contract between Farmers and Merchants and any person (unless such amendment is required by law) that Farmers and Merchants does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the effective time of the merger;

  * adopt any new employee benefit plan of Farmers and Merchants or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Farmers and Merchants other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

  * make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or accounting principles generally accepted in the United States;

  * commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of Farmers and Merchants for material money damages or restrictions upon the operations of Farmers and Merchants; or

  * except in the ordinary course of business, enter into, modify, amend or terminate any material contract calling for payments exceeding $50,000 or waive, release, compromise or assign any material rights or claims.

     The Agreement and Plan of Merger also provides that from the date of the Agreement and Plan of Merger until the earlier of the effective time of the merger or the termination of the Agreement and Plan of Merger, unless Farmers and Merchants has given prior written consent, and except as otherwise expressly contemplated by the Agreement and Plan of Merger, Capital City will not amend the Articles of Incorporation or Bylaws of Capital City in any manner adverse to the holders of Farmers and Merchants common stock.

Management and Operations after the Merger; Interests of Certain Persons in the Merger

     Following the merger, Farmers and Merchants will be merged with and into Capital City Bank. Certain members of Farmers and Merchants' management and the Farmers and Merchants Board of Directors have interests in the merger in addition to their interests as shareowners of Farmers and Merchants generally. These include, among other things, provisions in the Agreement and Plan of Merger relating to indemnification of directors and officers and eligibility for certain Capital City employee benefits.

     Indemnification and Advancement of Expenses.
     -------------------------------------------  With respect to all claims brought during the period of three years after the effective time of the merger, the Agreement and Plan of Merger provides that Capital City will indemnify, defend and hold harmless the present and former directors, officers and employees of Farmers and Merchants against all liabilities arising out of actions or omissions arising out of the Indemnified Party's service as a director, officer or employee of Farmers and Merchants or, at Farmers and Merchants' request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the effective time of the merger (including the transactions contemplated by the Agreement and Plan of Merger) to the fullest extent permitted under Florida law. Without limiting the foregoing, in any case in which approval by Capital City is required to effectuate any indemnification, Capital City shall direct, at the election of the indemnified party, that the determination of any such approval will be made by independent counsel mutually agreed upon between Capital City and the indemnified party.

     Capital City shall, to the extent available (and Farmers and Merchants shall cooperate prior to the effective time of the merger in these efforts), maintain in effect for a period of three years after the effective time of the merger Farmers and Merchants' existing directors' and officers' liability insurance policy provided that Capital City may substitute therefor:

  * policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous, or

  * with the consent of Farmers and Merchants given prior to the effective time of the merger, any other policy with respect to claims arising from facts or events that occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance;

provided that Capital City will not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Farmers and Merchants' directors and officers, 125% of the annual premium payments on Farmers and Merchants' current policy in effect as of the date of the Agreement and Plan of Merger.

     Other Matters Relating to Employee Benefit Plans. ------------------------------------------------ The Agreement and Plan
of Merger also provides that, following the effective time of the merger, Capital City will provide generally to officers and employees of Farmers and Merchants employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Capital City common stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Capital City entities to their similarly situated officers and employees. Capital City will waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Farmers and Merchants plans as of the effective time of the merger of Farmers and Merchants will become eligible by virtue of the preceding sentence, to the extent:

  * the pre-existing condition was covered under the corresponding plan maintained by Farmers and Merchants, and

  * the individual affected by the pre-existing condition was covered by Farmers and Merchants' corresponding plan on the date which immediately precedes the effective time; provided further, however, that any portion of a pre-existing condition exclusion period imposed by a Capital City employee health plan will not be enforced to the extent it exceeds in duration any corresponding provision in effect under a Farmers and Merchants benefit plan immediately prior to closing. In addition, Capital City will credit Farmers and Merchants employees for amounts paid under Farmers and Merchants benefit plans for the applicable plan year that contains the closing date for purposes of applying deductibles, co-payments and out-of-pocket limitations under Capital City health plans.

     For purposes of participation and vesting (but not benefit accrual) under Capital City's employee benefit plans, the service of the employees of Farmers and Merchants prior to the effective time of the merger will be treated as service with a Capital City entity participating in such employee benefits plans.

     Capital City, Capital City Bank and Farmers and Merchants expressly agreed that Capital City and Capital City Bank will not adopt or maintain the Farmers and Merchants Profit Sharing

Plan for the benefit of any employee previously or currently employed by Farmers and Merchants. As of the closing date, each Farmers and Merchants Profit Sharing Plan participant will cease to accrue any benefits under the Farmers and Merchants Profit Sharing Plan. Not less than three days prior to the closing date, Farmers and Merchants must have taken all steps necessary to terminate the Farmers and Merchants Profit Sharing Plan (or have taken all steps necessary to terminate the participation of any other entity in the Farmers and Merchants Profit Sharing Plan). In connection with the foregoing, Farmers and Merchants will cause each adopting employer of the Farmers and Merchants Profit Sharing Plan to adopt appropriate resolutions:

  * authorizing and directing the termination of (or the termination of participation in) the Farmers and Merchants Profit Sharing Plan,

  * fully vesting each participant's account balances within the Farmers and Merchants Profit Sharing Plan,

  * prohibiting contributions with respect to all periods after the Farmers and Merchants Profit Sharing Plan's termination date, and

  * requiring the officers of each adopting employer to provide each participant with a notice of termination with respect to the Farmers and Merchants Profit Sharing Plan prior to the closing date.

     In addition, Farmers and Merchants will cause the employers that have adopted the Farmers and Merchants Profit Sharing Plan to prepare and adopt, not less than three days prior to the closing date, an amendment to the Farmers and Merchants Profit Sharing Plan that will provide for all necessary and appropriate modifications to the terms of the Farmers and Merchants Profit Sharing Plan in order to provide for the termination of contributions, fully-vested account balances, and the distribution of account balances after a favorable determination letter has been obtained from the Internal Revenue Service with respect to the termination of the Farmers and Merchants Profit Sharing Plan. Farmers and Merchants, Capital City, and Capital City Bank agree to request a favorable determination letter from the Internal Revenue Service with respect to such termination, and to facilitate distributions to participants in accordance with the requirements of applicable Treasury Regulations after they have received a favorable determination letter. Not less than three days prior to the closing, Farmers and Merchants will provide Capital City and Capital City Bank with copies of all documentation associated with the termination of the Farmers and Merchants Profit Sharing Plan.

     Farmers and Merchants will freeze the Farmers and Merchants Bank Dublin Defined Benefit Pension Plan effective as of the closing date so that no new participant may thereafter enter the Defined Benefit Plan and so that benefit accruals cease as to existing participants from and after the closing date. In connection with the foregoing, Farmers and Merchants shall cause each adopting employer of the Defined Benefit Plan to adopt appropriate resolutions authorizing and directing the freezing of the Defined Benefit Plan and requiring the officers of each adopting employer to provide each participant with a notice of termination with respect to the freezing of the Defined Benefit Plan at least fifteen days prior to the closing date. In addition, Farmers and Merchants will cause the employers that have adopted the Defined Benefit Plan to prepare and adopt, not later than the closing date, an amendment to the Defined Benefit Plan that will provide for all necessary and appropriate modifications to the terms of the Defined Benefit Plan in order to provide for the freezing, as contemplated in this paragraph. Not later than three days prior to the closing date, Farmers and Merchants will provide Capital City and Capital City Bank with copies of all documentation associated with the freezing of the Defined Benefit Plan.

     Farmers and Merchants will take all actions reasonably necessary prior to the closing date to satisfy applicable Treasury Regulations that apply to the lump sum distribution paid from the Defined Benefit Plan on or about December 31, 2003. Such actions will include any and all actions by Farmers and Merchants that may be necessary, including, but not limited to, those contemplated by IRS Revenue Procedure 2003-44 and, if and to the extent applicable, the filing of any report to the Pension Benefit Guaranty Corporation under PBGC Regulations Section 4043.27, unless an appropriate exemption from filing is available. Farmers and Merchants will consult with Capital City prior to taking any such actions and shall provide for Capital City's input in connection with any IRS or PBGC submissions, filings, or applications, and will provide Capital City at closing with documentation of the actions ultimately implemented.

     Although the actuarial valuation for the Defined Benefit Plan as of January 1, 2004 has not been completed as of the date of the Agreement and Plan of Merger, Farmers and Merchants expects that as of January 1, 2004, the current liability under the Defined Benefit Plan as of that date will be in excess of its assets. Subject to any limitations under the Internal Revenue Code governing the amount of deductible contributions to a tax-qualified pension plan like the Defined Benefit Plan, Farmers and Merchants will make one or more contributions to the Defined Benefit Plan prior to the closing date that, in the aggregate, equal or exceed the amount by which the current liability, determined as of a date prior to the closing date that is mutually agreed to by the parties, exceeds the value of the assets of the Defined Benefit Plan as of such date. In making such determination, the actuary for the Defined Benefit Plan will assume that the plan has been frozen, as contemplated above. Farmers and Merchants shall provide Capital City with a copy of the January 1, 2004 actuarial valuation as soon as practicable following its issuance and will provide Capital City at closing with documentation of the contributions it makes to the Defined Benefit Plan from January 1, 2004 through the Closing Date.

Certain Federal Income Tax Consequences

     This section summarizes the material anticipated federal income tax consequences of the merger for shareowners who do not execute dissenter's rights. This summary is based on the federal income tax laws now in effect. It does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the merger to shareowners in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, among others), nor does this summary address any consequences of the merger under any state, local, estate, or foreign tax laws. You are urged to consult your own tax advisers as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

     The parties to the merger have not required, and will not request, a federal income tax ruling from the Internal Revenue Service ("IRS") as to the tax consequences of the merger.

Instead, Gunster, Yoakley & Stewart, P.A., counsel to Capital City, will render an opinion to Capital City and Farmers and Merchants concerning the material federal income tax consequences of the proposed merger under federal income tax law. It is such firm's opinion, based upon the assumption that the merger is consummated in accordance with the Agreement and Plan of Merger and the accuracy of representations made by the management of Capital City and Farmers and Merchants, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that neither Capital City nor Farmers and Merchants will recognize gain or loss by reason of the merger.

     Assuming the merger qualifies as a reorganization pursuant to Section 368(a) of the Code, the shareowners of Farmers and Merchants will have the following federal income tax consequences:

  * Farmers and Merchants shareowners will recognize gain (but not loss) from the exchange, but not in excess of the cash received; the computation of gain is made on a share by share basis; it is not anticipated that any portion of such gain will be characterized as a dividend;

  * the basis of the Capital City common stock received by the Farmers and Merchants shareowners in the merger will, in each instance, be the same as the basis of the Farmers and Merchants common stock surrendered in exchange therefor, (i) decreased by the cash received and (ii) increased by the gain recognized in the exchange;

  * the holding period of the Capital City common stock received by the Farmers and Merchants shareowners will, in each instance, include the period during which the Farmers and Merchants common stock surrendered in exchange therefor was held, provided that the Farmers and Merchants common stock was held as a capital asset on the date of the exchange; and

  * the payment of cash to Farmers and Merchants shareowners in lieu of fractional shares of Capital City common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Capital City; it is anticipated that any gain or loss recognized upon such exchange will be capital gain or loss (rather than a dividend), provided the fractional share constitutes a capital asset in the hands of the exchanging shareowner.

     Each Farmers and Merchants shareowner who receives Capital City common stock in the merger will be required to attach to his or her federal income tax return for the year of the merger a complete statement of all facts pertinent to the non-recognition of gain, including the shareowner's basis in the Farmers and Merchants common stock exchanged, and the number of shares of Capital City common stock and cash received in exchange for Farmers and Merchants common stock. Each shareowner should also keep as part of such shareowner's permanent records information necessary to establish such shareowner's basis in, and holding period for, the Capital City common stock received in the merger.

Accounting Treatment

     The merger will be accounted for as a "purchase," as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Farmers and Merchants as of the effective time of the merger will be recorded at their respective fair values and added to those of Capital City. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Capital City issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Farmers and Merchants.

     There are certain conditions on the exchange of Farmers and Merchants common stock for Capital City common stock by affiliates of Farmers and Merchants, and there are certain restrictions on the transferability of the Capital City common stock received by those affiliates. See "- Resales of Capital City Common Stock," on page 49.

Expenses and Fees

     The Agreement and Plan of Merger provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Agreement and Plan of Merger, including filing, registration and application fees, printing fees, and fees and expenses of financial or other consultants, investment bankers, accountants, and counsel, except that each of the parties shall bear and pay one-half of the filing fees payable, and printing costs incurred, in connection with the registration statement of which this Proxy Statement/Prospectus is a part.

     In the event that Farmers and Merchants terminates the Agreement and Plan of Merger by entering into a definitive agreement with respect to the sale of Farmers and Merchants to any person or entity who or which has made a proposal to acquire Farmers and Merchants, Farmers and Merchants will pay Capital City $3,200,000 for losses and damages of Capital City incurred in connection with the merger.

Resales of Capital City Common Stock

     The Capital City common stock issued to shareowners of Farmers and Merchants in connection with the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable by those shareowners of Farmers and Merchants and Capital City not considered to be "Affiliates" of Farmers and Merchants or Capital City. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Farmers and Merchants or Capital City (generally, directors, executive officers and 10% shareowners).

     Rules 144 and 145 under the Securities Act restrict the sale of Capital City common stock received in the merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the effective time of the merger, Affiliates of Farmers and Merchants may resell publicly the Capital City common stock received by them in the merger within certain limitations as to the amount of Capital City common stock sold in any three-month period and as to the manner of sale. After this one-year period, Affiliates of Farmers and Merchants who are not Affiliates of Capital City may resell their shares without restriction. The ability of Affiliates to resell shares of Capital City common stock received in the merger under Rule 144 or 145 as summarized in this Proxy Statement/Prospectus generally will be subject to Capital City's having satisfied its reporting requirements under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") for specified periods prior to the time of sale. Affiliates also would be permitted to resell Capital City common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Capital City common stock received by persons who may be deemed to be Affiliates of Farmers and Merchants or Capital City.

     Farmers and Merchants has caused each person Farmers and Merchants reasonably believes to be an Affiliate of Farmers and Merchants to sign and deliver to Capital City an agreement providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Capital City common stock obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the SEC. The certificates representing Capital City common stock issued to Affiliates in the merger may bear a legend summarizing these restrictions. See "- Conditions to Consummation of the Merger," on page 34.

     The receipt of the Farmers and Merchants Affiliate Agreements by Capital City is a condition to Capital City's obligations to consummate the merger.

               DESCRIPTION OF CAPITAL CITY CAPITAL STOCK

     Capital City is authorized to issue 90,000,000 shares of Capital City common stock ($.01 par value per share), of which 13,282,090 shares were issued and outstanding as of the record date. Capital City is also authorized to issue 3,000,000 shares of Capital City preferred stock ($.01 par value per share), none of which is issued and outstanding.

     Holders of Capital City common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Capital City to pay dividends is affected by the ability of its subsidiary depository institution to pay dividends.
The approval of the Florida Department of Financial Services is required if the total of all dividends declared by Capital City's subsidiary bank, Capital City Bank, in any calendar year exceeds Capital City Bank's net profits (as defined in the Florida Statutes) for that year combined with its retained net profits for the preceding two calendar years. In 2004, Capital City Bank may declare dividends without regulatory approval of $24.7 million plus an additional amount equal to the net profits of Capital City Bank for 2004 up to the date of any such dividend declaration. See "BUSINESS - Supervision and Regulation - The Bank - Dividends" and "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Note 15 - Dividend Restrictions" in Capital City's 2003 Form 10-K.

     For a further description of Capital City capital stock, See "EFFECT OF THE MERGER ON RIGHTS OF SHAREOWNERS - Authorized Capital Stock," on page 52.

                  EFFECT OF THE MERGER ON RIGHTS OF SHAREOWNERS

     In the merger, shareowners of Farmers and Merchants will exchange their shares of Farmers and Merchants for shares of Capital City. Farmers and Merchants is a Georgia chartered commercial bank headquartered in Dublin, Georgia and is governed by Georgia law and the Charter Application and Bylaws, as amended, adopted by Farmers and Merchants. Capital City is a registered bank holding company headquartered in Tallahassee, Florida and is governed by Florida law and Capital City's Articles of Incorporation and Bylaws, as amended. There are significant differences between the rights of Farmers and Merchants' shareowners and

Capital City shareowners. The following is a summary of the principal differences between the current rights of Farmers and Merchants' shareowners and those of Capital City's shareowners.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Financial Institutions Code of Georgia, the Georgia Business Corporation Code and the Florida Act, as well as the Charter Application or Articles of Incorporation and Bylaws, as amended, of Farmers and Merchants and Capital City.

Anti-Takeover Provisions Generally

     Capital City's Articles of Incorporation and Bylaws contain certain provisions designed to assist the Capital City Board of Directors in playing a role if any group or person attempts to acquire control of Capital City so that the Capital City Board of Directors can protect the interests of Capital City and its shareowners under the circumstances. These provisions may help the Capital City Board of Directors determine that a sale of control is in the best interests of Capital City's shareowners, or enhance the Capital City Board of Directors' ability to maximize the value to be received by the shareowners upon a sale of control of Capital City. In addition, as of September 17, 2004, William G. Smith, Jr., President and Chief Executive Officer of Capital City, and his brother, Robert Hill Smith, Vice President of Capital City, together beneficially owned approximately 35.8% of Capital City's outstanding common stock. Such ownership could also have the effect of deterring takeover proposals.

     Although Capital City's management believes that these provisions are beneficial to Capital City's shareowners, they also may tend to discourage some takeover bids. As a result, Capital City's shareowners may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Capital City may be able to avoid those expenditures of time and money.

     These provisions also may discourage open market purchases by a company that may desire to acquire Capital City. Those purchases may increase the market price of Capital City common stock temporarily, and enable shareowners to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of Capital City common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of Capital City by replacing the Board of Directors and management. Furthermore, the provisions may make it more difficult for Capital City's shareowners to replace the Board of Directors or management, even if a majority of the shareowners believes that replacing the Board of Directors or management is in the best interests of Capital City. Because of these factors, these provisions may tend to perpetuate the incumbent Board of Directors and management. For more information about these provisions, see "- Authorized Capital Stock," on page 52, "- Amendment of Articles of Incorporation and Bylaws," on page 53, "- Classified Board of Directors and Absence of Cumulative Voting," on page 54, "- Director Removal and Vacancies," on page 55, "- Indemnification," on page 56, "- Ability of Directors to Consider Interests Other than Shareowner Interests" on page 60, "- Actions by Shareowners Without a Meeting," on page 61, "- Shareowner Nominations," on page 61.

Authorized Capital Stock

     Capital City.
     ------------  Capital City's Articles of Incorporation authorize the
issuance of up to     (1) 90,000,000 shares of Capital City $.01 par value
common stock, of which 13,282,090 shares were issued and outstanding as of the record date, and (2) 3,000,000 shares of $.01 par value preferred stock, of which no shares are issued. Capital City's Board of Directors may authorize the issuance of additional shares of Capital City common stock without further action by Capital City's shareowners, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Capital City's capital stock may be listed. Capital City's shareowners do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Capital City common stock or any option or warrant for the purchase thereof.

     Capital City's Board of Directors may issue, without any further action by the shareowners, shares of Capital City preferred stock, in one or more classes or series, with such voting, conversion, dividend, redemption and liquidation rights as the Board may specify. In establishing and issuing shares of Capital City preferred stock, Capital City's Board of Directors may designate that Capital City preferred stock will vote as a separate class on any or all matters, thus diluting the voting power of the Capital City common stock. The existence of this ability could render more difficult or discourage an attempt to gain control of Capital City by means of a tender offer, merger, proxy contest or otherwise. The Board also may designate that Capital City preferred stock will have dividend rights that are cumulative and that receive preferential treatment compared to Capital City common stock, and that Capital City preferred stock will have liquidation rights with priority over Capital City common stock in the event of Capital City's liquidation. The Board of Directors also may designate whether or not Capital City preferred stock shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such preferred shares, and the terms and provisions relative to the operation thereof.

     Subject to the payment of cash in lieu of fractional shares and payments made to dissenting shareowners, Capital City will issue between 740,555 and 876,973 shares of Capital City common stock in the merger. Based on the number of shares of Capital City common stock outstanding on the record date, it is anticipated that, following the consummation of the merger, a minimum of approximately 14,022,645 and a maximum of approximately 14,159,063 shares of Capital City common stock will be outstanding.

     The authority to issue additional shares of Capital City common stock provides Capital City with the flexibility necessary to meet its future needs without the delay resulting from seeking shareowner approval. The authorized but unissued shares of Capital City common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Capital City. In addition, the sale of a substantial number of shares of Capital City common stock to persons who have an understanding with Capital City concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Capital City common stock (or the right to receive Capital City common stock) to Capital City shareowners, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Capital City.

     Farmers and Merchants.
     --------------------- Farmers and Merchants is currently authorized to issue 50,000 shares of Farmers and Merchants $20.00 par value common stock, of which all 50,000 are outstanding as of the record date. Farmers and Merchants has no other classes of authorized capital stock. Farmers and Merchants shareowners do generally have the preemptive right to purchase or subscribe to any unissued authorized shares of Farmers and Merchants common stock, subject to the limitation set forth in Section 7-1-431 of the Financial Institutions Code of Georgia.

Amendment of Articles of Incorporation and Bylaws

     Capital City.
     ------------ Capital City's Articles of Incorporation provide that the affirmative vote of the holders of at least two-thirds of all the issued and outstanding voting shares of capital stock is required to amend them. However, if such amendment has received the prior approval by an affirmative vote of a majority of "Disinterested Directors," as defined in Section 607.0901(1)(h), Florida Statutes, then the affirmative vote of the holders of a majority of all the shares of capital stock of Capital City issued and outstanding and entitled to vote, or such greater percentage approval as is required by Florida law, is sufficient to amend the Articles. A "Disinterested Director" is defined in Section 607.0901(1)(h), Florida Statutes, as:

  * any member of the Board of Directors who was a member of the Board of Directors before the later of January 1, 1987, or the date on which an interested shareowner became an interested shareowner; and

  * any member of the Board of Directors who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board.

     Subject to certain restrictions set forth below, either the Board of Directors or the shareowners of Capital City may amend Capital City's Bylaws by majority vote. The Board of Directors may amend the Bylaws and adopt new Bylaws provided that:

  * the Board of Directors may not alter, amend or repeal any bylaw adopted by shareowners if the shareowners specifically provide that such bylaw is not subject to amendment or repeal by the Board; and

  * in the case of any shareowner action, two-thirds of the shareowners, acting only by voting at a special meeting, is required to amend any bylaw provision pertaining to:

     -     meetings of shareowners,

     -     directors,

     -     indemnification of directors, officers and employees, and

     -     amendments.

     Farmers and Merchants.
     --------------------- Farmers and Merchant's Charter Application is silent as to any vote requirement to amend such charter. Accordingly, amendments to the Farmers and Merchants Charter Application are subject to the Financial Institutions Code of Georgia as it relates to amendments made to articles of incorporation for Georgia state banks. The Financial Institutions Code of Georgia references the Georgia Business Corporation Code regarding the amendment of a bank's articles of incorporation and bylaws. The Georgia Business Corporation Code provides that other than in the case of certain routine amendments which may be made by the corporation's Board of Directors without shareowner action (such as changing the corporate name), and other amendments which the Georgia Business Corporation Code specifically allows without shareowner action, an amendment to a corporation's articles requires the affirmative vote of a majority of the issued and outstanding shares of each voting group.

     The Farmers and Merchants Bylaws may be amended by the affirmative vote of a majority of the shareowners at an annual meeting or at a special meeting; provided, however, that, if such action is to be taken at a meeting of the shareowners, notice of the proposed amendment to the Bylaws shall be given in the notice of meeting. The notice must set forth the exact text of the proposed amendment. If notice of the proposed amendment to the Bylaws is not given in the notice of meeting, the Bylaws may be amended by the affirmative vote of three-fourths of the shareowners at an annual meeting or special meeting where a quorum is present. Without limiting the generality of the foregoing, no amendment to the Bylaws shall affect the term of office for which the Directors of Farmers and Merchants then holding office have been elected.

Classified Board of Directors and Absence of Cumulative Voting

     Capital City.
     ------------ Capital City's Articles of Incorporation provide that Capital City's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The term of the Class I directors terminates on the date of the 2007 annual meeting of shareowners, the term of the Class II directors terminates on the date of the 2005 annual meeting of shareowners and the term of the Class III directors terminates on the date of the 2006 annual meeting of shareowners. At each annual meeting of shareowners, successors to the class of directors whose term expires at that annual meeting are to be elected for a three-year term. The effect of Capital City having a classified Board of Directors is that only approximately one-third of the members of the Board is elected each year, which effectively requires two annual meetings for Capital City's shareowners to change a majority of the members of the Board of Directors. The purpose of dividing Capital City's Board of Directors into classes is to facilitate continuity and stability of leadership of Capital City by ensuring that experienced personnel familiar with Capital City will be represented on Capital City's Board of Directors at all times, and to permit Capital City's management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquiror could obtain working control of the Board of Directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

     Pursuant to the Capital City Bylaws, each shareowner is entitled to one vote for each share of Capital City common stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareowner has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareowner has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by the shares entitled to vote in the election. With cumulative voting, it may be possible for minority shareowners to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than

50% of the shares of Capital City common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Capital City common stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareowner who acquires less than a majority of the shares of Capital City common stock to obtain representation on Capital City's Board of Directors.

     Farmers and Merchants.
     --------------------- In accordance with the Financial Institutions Code of Georgia, each director of Farmers and Merchants is subject to annual elections. In addition, pursuant to Farmers and Merchants' Bylaws, Farmers and Merchants shareowners do not have cumulative voting rights.

Director Removal and Vacancies

     Capital City.
     ------------  Capital City's Articles of Incorporation provide that:

  * a director may be removed by the shareowners upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors; and

  * subject to the rights of the holders of any series of preferred stock, then outstanding vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors.

     The purpose of this provision is to prevent a majority shareowner from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareowner. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in Capital City common stock. The term of a director appointed to fill a vacancy shall coincide with the term of the class of which such director shall have been elected.

     Farmers and Merchants.
     --------------------- Farmers and Merchants' Bylaws do not provide for the removal of a director by the shareowners or directors of Farmers and Merchants. The Financial Institutions Code of Georgia references the Georgia Business Corporation Code regarding the requirements for the removal of a director. Pursuant to the Georgia Business Corporation Code, the shareowners may remove, with or without cause, the entire board of directors or an individual director.

     Farmers and Merchants' Bylaws also provide that if any vacancy shall occur among the directors for any reason, the vacancy may be filled by a majority vote of the remaining directors pending the next annual meeting of the shareowners.

Indemnification

     Capital City.
     ------------ The Florida Act provides that a director, officer, employee or other agent of a Florida corporation:

  * shall be indemnified by the corporation for all expenses of such litigation actually and reasonably incurred when he or she is successful on the merits on any legal proceeding;

  * may be indemnified by the corporation for liability incurred in connection with such legal proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner reasonably believed to be in the best interest of the corporation (and in the case of a criminal preceding, he or she had no reasonable cause to believe that such conduct was unlawful); and

  * may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareowner alleging a breach by a director or officer of a duty owed to the corporation) and amounts paid in settlement not to exceed, in the judgment of the Board of Directors, the estimated costs and expenses of litigating the proceeding to conclusion, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and the shareowners. If he or she is adjudged liable in the performance of his or her duties to the corporation, indemnification may be made in accordance with this paragraph if and only to the extent that a court determines that in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification for expenses to the extent permitted by such court.

     The indemnification described in the second and third bullet-points above will be made only upon a determination by:

  *  a majority of a quorum of disinterested directors;

  * if a quorum of disinterested directors is not obtainable, or even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors who are not at the time parties to the proceeding;

  *  independent legal counsel in a written opinion;

  * the shareowners (excluding the shares owned by the person seeking indemnification); or

  * the court in which the proceeding is or was pending, if indemnification is proper under the circumstances because the applicable standard of conduct has been met.

     The Board of Directors may authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by the director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified for them.

     The Florida Act's statutory scheme of indemnification is not exclusive and allows expanded indemnification by bylaw, agreement, vote of shareowners or disinterested directors, or otherwise if the Articles of Incorporation are amended to permit expanded indemnification. Notwithstanding the expansion of indemnification rights, the Florida Act does not permit indemnification for:

  * acts or omissions that involve a violation of the criminal law, unless the director, officer employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

  * any transaction from which a director, officer or agent derived an improper personal benefit;

  * willful misconduct that shows a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareowner; or

  *  approving an improper distribution to shareowners.

     Capital City's Bylaws provide for the mandatory indemnification of any of its officers and directors for costs and expenses actually and reasonably incurred in connection with a legal proceeding, including amounts paid in settlement of such a proceeding, to the fullest extent permitted by the Florida Act, and requires advancement of such costs and other expenses during pending proceedings. The Board of Directors has discretionary ability to provide indemnification with respect to other persons, such as agents and employees.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Capital City pursuant to the foregoing provisions, Capital City has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Farmers and Merchants.
     --------------------- The Financial Institutions Code of Georgia references the Georgia Business Corporation Code regarding indemnification of directors and officers. The Georgia Business Corporation Code provides that a director or officer of a Georgia bank:

  * shall be indemnified by the bank for reasonable expenses incurred in connection with a proceeding when he or she is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is a party because he or she was a director or officer of the bank; and

  * may be indemnified by the bank against liability incurred in the proceeding if he or she is a party to the proceeding because he or she is or was a director or officer if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interest of the bank and, in all other cases, that such conduct was at least not opposed to the best interest of the bank and, in the case of criminal proceedings, such individual had no reasonable cause to believe such conduct was unlawful.

     Indemnification pursuant to the Georgia Business Corporation Code will be made only upon a determination by:

  * the Board of Directors, if there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom for such purpose shall constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

  * by special legal counsel, selected by the Board of Directors, if there are two or more disinterested directors or by a majority of the members of a committee of two or more disinterested directors;

  * by the shareowners, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted in the determination; or

  * the court in which the proceeding is or was pending, if indemnification is fair and reasonable under the circumstances, even if the director has not met the relevant standard of conduct.

     The Board of Directors or shareowners may, before final disposition of a proceeding and in accordance with the bullet points above, authorize the bank to advance funds to pay for or reimburse the reasonable expenses incurred by an officer or director upon receipt of an affirmation by the director or officer of his or her good faith belief that he or she met the relevant standard of conduct described in the bullet points above and an undertaking to repay any funds advanced if it is determined that the director or officer is not entitled to indemnification.

     The Georgia Business Corporation Code's statutory scheme of indemnification is not exclusive and allows expanded indemnification by the articles of incorporation, bylaws, contract or resolution approved or ratified by the shareowners by a majority of the votes entitled to be cast, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. A bank can reimburse and indemnify litigation liabilities and expenses of directors, officers and employees pursuant to agreements with them or otherwise and can purchase and maintain liability insurance for them, unless otherwise limited by the Georgia Business Corporation Code.

     The Articles of Incorporation of Farmers and Merchants provide that a director of Farmers and Merchants shall not be personally liable to the shareowners of Farmers and Merchants for monetary damages for breach of fiduciary duty, duty of care or other duty as a director owed to the shareowners of Farmers and Merchants. Any repeal or modification of such provision in the Articles of Incorporation by the shareowners of Farmers and Merchants would not adversely affect any right or protection of a director existing at the time of such repeal or modification.

     If a bank indemnifies or advances expenses to a director or officer in connection with a proceeding by or in the right of the bank, the bank must report the indemnification or advance in writing to the shareowners with or before the notice of the next shareowners' meeting.

     Pursuant to the Georgia Business Corporation Code and the Articles of Incorporation of Farmers and Merchants, a bank may not indemnify the director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the bank or is subject to injunctive relief in favor of the corporation:

  * for any appropriation, in violation of the director or officer's duties, of any business opportunity of the bank;

  * for acts or omissions which involve intentional misconduct or a knowing violation of the law;

  *  voting or assenting to an unlawful distribution to shareowners; or

  * any transaction from which the director or officer received an improper personal benefit.

Special Meetings of Shareowners

     Capital City.
     ------------ Capital City's Bylaws provide that special meetings of the shareowners shall be held:

  * when directed by the Board of Directors through a resolution adopted by a majority of the total number of directors (whether or not any vacancies of previously authorized directorships exist at the time the Board is presented with such resolution); or

  * when requested in writing and upon appropriate notice by the holders of not less than 50% of all the shares entitled to vote on any issue at the meeting.

     As a result, this provision, taken together with the restriction on the removal of directors, would prevent a substantial shareowner who held less than 50% of Capital City's common stock from compelling shareowner consideration of any proposal (such as a proposal for a merger) over the opposition of Capital City's Board of Directors by calling a special meeting of shareowners at which such shareowner could replace the entire Board of Directors with nominees who were in favor of such proposal.

     Farmers and Merchants.
     --------------------- Farmers and Merchants' Bylaws provide that special meetings of the shareowners may be called at any time by a majority of the Board of Directors and as provided by Georgia law. The Financial Institutions Code of Georgia references the Georgia Business Corporation Code regarding special meetings of shareowners. The Georgia Business Corporation Code provides that a special meeting of the shareowners of a bank shall be held:

  * on the call of the president, the chairman of the Board of Directors or the Board of Directors;

  * on the call of the person or persons authorized to do so by the Articles of Incorporation or Bylaws;

  * on the demand of holders of at least 25% (or such lesser or greater amount provided in the Bylaws or Articles of Incorporation) of all votes entitled to be cast on any issue to be considered at the Special Meeting; or

  * on the order of the superior court of the county where a bank's office is located on application of the shareowners of the bank if an annual meeting has not been called and held during any calendar year.

Ability of Directors to Consider Interests Other Than Shareowners' Interests

     Capital City.
     ------------ Capital City's Articles of Incorporation expressly require the Board of Directors to consider all factors it deems relevant in evaluating a proposed share exchange, tender offer, merger, consolidation, or other similar transaction, including:

  *  the best interests of the shareowners;

  * the social, legal and economic effects on employees, customers, depositors and communities served by Capital City and its subsidiary;

  * the consideration offered in relation to the then current market value of Capital City or its subsidiary in a freely negotiated transaction;

  * estimations of future value of the stock of Capital City or any subsidiary as an independent entity; and

  *  any other factor deemed relevant by the Board of Directors.

     This gives the Board the ability to consider factors other than shareowner value in considering acquisition overtures and places such considerations within the duty of the Board of Directors. This requires the Board to evaluate all factors in considering a potential future acquisition offer, including the long-term value of Capital City as a going concern versus the short-term benefit to shareowners, in order to maximize shareowner value.

     This provision might have the effect of discouraging some tender offers which are above market price or which might otherwise be favorable to shareowners in the short run. A decrease in the likelihood of tender or acquisition offers could lower shareowner value by minimizing or eliminating acquisition market premiums associated with Capital City's capital stock.

     This constituency provision of Capital City's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and, therefore, may adversely affect the ability of shareowners to benefit from certain transactions opposed by the Capital City Board of Directors. The constituency provision would allow the Capital City Board of Directors to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effects in determining whether to accept or reject such proposal.

     Farmers and Merchants.
     --------------------- Farmers and Merchants' Charter Application and Bylaws do not contain provisions allowing the directors to consider the effect of potential transactions on any constituency other than the Farmers and Merchants shareowners.

Actions by Shareowners Without a Meeting

     Capital City.
     ------------ Capital City's Bylaws provide that any action required or permitted to be taken at a meeting of shareowners may not be effected by the written consent of the shareowners entitled to vote on the action.

     Farmers and Merchants.
     --------------------- Farmers and Merchants' Bylaws do not provide for action required or permitted to be taken at a meeting of shareowners to be taken without a meeting. The Financial Institutions Code of Georgia references the Georgia Business Corporation Code regarding the ability of shareowners to take action without a meeting. The Georgia Business Corporation Code provides that action required or permitted to be taken at a meeting of the shareowners can be taken without a meeting if the action is taken by all shareowners entitled to vote.

Shareowner Nominations

     Capital City.
     ------------ Capital City's Articles of Incorporation and Bylaws provide that nominations of persons for election to the Board of Directors at an annual or special meeting of shareowners may be made:

  * by or at the direction of the Board of Directors by any nominating committee of or person appointed by the Board of Directors, or

  * by any shareowner of Capital City entitled to vote for the election of directors at the meeting who complies with the applicable notice procedures set forth in the Articles of Incorporation and the Bylaws.

     Despite these provisions, nominations for Board of Directors positions at special meetings may be made only if the election of directors is one of the purposes described in the special meeting notice.

     Nominations of individuals for election at annual meetings, other than nominations made by or at the direction of the Board of Directors, including by any nominating committee, shall be made according to the notice procedures set forth in the Articles of Incorporation and Bylaws.

     Farmers and Merchants.
     --------------------- The Georgia Business Corporation Code and Farmers and Merchants' Charter Application Bylaws do not provide for nominations of persons for election to the Board of Directors.

Shareowner Votes Required For Certain Actions

     Capital City.
     ------------ The Florida Act provides that a corporation may merge into another corporation if a plan of merger is:

  *  adopted by the Board of Directors, and

  * approved by a majority of the votes entitled to be cast on the plan, unless the Florida Act, the Articles of Incorporation, or the Board of Directors (acting pursuant to the Florida Act) requires a greater vote.

     Affiliated Transactions. Section 607.0901 of the Florida Act provides a super-majority requirement for certain proposed transactions ("Section 607.0901") which applies to all Florida corporations unless a corporation expressly chooses to "opt out" of the applicability of such law or the corporation falls under one of the exemptions from the statute's application. Under the Florida Act, any merger, share exchange, dissolution or sale of all or substantially all of the assets of a corporation other than in the usual and regular course of business must be approved by the affirmative vote of the holders of a majority of the shares of stock entitled to vote on the matter. Section 607.0901 requires that, in addition to any vote required by the Florida Act and subject to the exceptions described below, any "Affiliated Transaction" between Capital City and any beneficial owner of 10% or more of Capital City's voting shares, including shares held by any associate or affiliate of such a person (an "Interested Shareowner"), be approved by the affirmative vote of the holders of two-thirds of the voting shares of Capital City's stock, excluding for such purposes any shares held by the Interested Shareowner.

     An "Affiliated Transaction" includes, among other transactions:

  * any merger or consolidation of Capital City or its subsidiary with an Interested Shareowner or an associate or affiliate of an Interested Shareowner,

  * any sale, exchange, mortgage, pledge, transfer or other disposition of assets of Capital City to an Interested Shareowner or an associate or affiliate of an Interested Shareowner, having an aggregate market value of 5% or more of the outstanding shares of Capital City having an aggregate value of 5% or more of the assets, on a consolidated basis, of Capital City, or representing 5% or more of the earning power or net income of Capital City, and

  * the issuance or transfer to the Interested Shareowner or an associate or affiliate of the Interested Shareowner, by Capital City, of the shares of Capital City or its subsidiary which have an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of Capital City.

     However, the voting requirements of Section 607.0901 do not apply to an Affiliated Transaction if, among other things:

  * the Affiliated Transaction has been approved by a majority of Capital City's disinterested directors,

  * the Interested Shareowner has been the beneficial owner of at least 80% of Capital City's outstanding voting shares for at least five years,

  *  certain fair price requirements have been met, or

  * Capital City has not had more than 300 shareowners of record at any time during the three years preceding the date of the first general public announcement of a proposed Affiliated Transaction.

     Capital City may also "opt out" entirely from the applicability of
Section 607.0901 through a provision in Capital City's original Articles of Incorporation or through an amendment to its Articles of Incorporation or Bylaws. However, any such amendment to its Articles of Incorporation or Bylaws to expressly exclude Capital City from the applicability of Section
607.0901 must be approved by the affirmative vote of the holders, other than Interested Shareowners, of a majority of the outstanding voting shares of Capital City and such amendment will not be effective until 18 months following such a vote. The opt out provision shall not apply to any Affiliated Transaction with an Interested Shareowner who became an Interested Shareowner on or prior to the effective time of such amendment.

     Capital City is subject to Section 607.0901, thus any Affiliated Transaction would be subject to a two-thirds vote of the holders of the outstanding shares of Capital City entitled to vote, unless otherwise exempt.
Section 607.0901 protects shareowners of Capital City because it increases the difficulty and expense for a potential acquiror seeking to gain control of Capital City by freezing out certain minority shareowners in a "two-step" merger transaction. Thus, Section 607.0901 serves to protect shareowners from the inequitable results of certain transactions between a corporation and an Interested Shareowner.

     Control Share Acquisitions. The control share acquisition provisions of the Florida Act ("Section 607.0902") impose conditions and restrictions on "control share acquisitions." These provisions provide that any "control shares" (shares which represent at least 20% of the outstanding stock of a Florida corporation) that are acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, excluding all "interested shares," which are shares which may be voted directly or indirectly by the person proposing to make the "control share acquisition," by any officer of the corporation or by any employee who is also a director of the corporation. Section 607.0902 also exempts from its application shares acquired:

  *  by gift, will, or intestacy;

  *  in satisfaction of a security interest;

  * as a result of a merger or share exchange which the issuer is a party to such transaction;

  * by participating in a savings, employee stock or other benefit plans of the corporation or its subsidiary; or

  * by a group of two or more persons acting together with respect to the voting of shares provided that such persons are

  *  related by blood or marriage, and

  *  have been shareowners of the corporation since July 1, 1987.

     These provisions are inapplicable if a Florida corporation's charter or bylaws are amended to "opt out" of Section 607.0902 in order to permit the acquisition of shares prior to the acquiring person's acquisition thereof.

     The purpose of Section 607.0902 is to protect shareowners of Florida corporations by providing them with an opportunity to decide whether a change in corporate control is desirable. This statute effectively places Capital City's shareowners on equal ground with a potential acquiror by nullifying the voting power of "control shares" acquired by those who may seek to acquire Capital City without first approaching the Board of Directors. The application of Section 607.0902 to Capital City by virtue of the Florida Act has the effect of limiting the voting power of any Capital City shareowner, even those who are not intent on soliciting a change in control of Capital City without first conferring with management, upon such shareowner's acquisition of a threshold amount of Capital City voting stock.

     Farmers and Merchants.
     --------------------- The Financial Institutions Code of Georgia directly governs shareowner vote requirements for Farmers and Merchants; however, in some cases, the Financial Institutions Code of Georgia references the Georgia Business Corporation Code regarding the shareowner vote required for certain actions. Pursuant to Section 7-1-531 of the Financial Institutions Code of Georgia, the shareowner vote requirement applicable to the approval of any merger or other similar reorganization or transaction requires the approval of a majority of the board of directors and the affirmative vote of at least two-thirds of the outstanding shares of each voting group.

     Georgia's "Business Combination Statute" contained in Sections 14-2-1131 through 14-2-1133 of the Georgia Business Corporation Code and "Fair Price Statute" contained in Sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code are only applicable to Georgia banks that have adopted Bylaws specifically evidencing a desire to be governed by these statutes. The Farmers and Merchants Bylaws are silent with respect to these provisions and they are therefore inapplicable to Farmers and Merchants.

Dissenters' Rights of Appraisal

     Capital City.
     ------------ The Florida Act generally gives shareowners of a Florida corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, a merger, share exchange, sale or exchange of property and certain other corporate transactions. The rights contained in the Florida Act do not apply, however, with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of securities registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders as of the record date for determining shareowners entitled to vote on the proposed action and the market value of such securities is at least $10 million, excluding the value of shares held by certain company insiders. Farmers and Merchants' shareowners are to receive shares of Capital City common stock in the merger, and Capital City common stock is traded on the Nasdaq National Market. Therefore, subsequent to this merger, shareowners of Farmers and Merchants that receive Capital City common stock in the merger will not have dissenters' rights with respect to the Capital City common stock.

     Farmers and Merchants.
     --------------------- The Financial Institutions Code of Georgia, through reference to the Georgia Business Corporation Code, generally gives shareowners of a Georgia bank the right to dissent from, and obtain payment of the fair value of their shares in the event of, a merger, share exchange, sale or exchange of property and certain other bank transactions. To do this, shareowners must follow certain procedures, including filing certain notices and refraining from voting their shares in favor of the transaction. The applicable provisions of the Georgia Business Corporation Code are attached in their entirety to this Proxy Statement/Prospectus as Appendix E.

     For a more detailed discussion of Dissenters' Rights, see "DESCRIPTION OF THE MERGER - Dissenters' Rights," on page 38.

Shareowners' Rights To Examine Books And Records

     Capital City.
     ------------ The Florida Act gives a shareowner of a Florida corporation the right to inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareowner desires to inspect.

     Farmers and Merchants.
     --------------------- The Georgia Business Corporation Code gives shareowners the same type of rights to inspect and copy books and records as the Florida Act.

Dividends

     Capital City.
     ------------ Capital City's ability to pay dividends on its common stock is governed by Florida corporate law. Under Florida corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareowners whose preferential rights are superior to those receiving the distribution.

     There are various statutory limitations on the ability of Capital City's banking subsidiary, Capital City Bank, to pay dividends to Capital City. See "BUSINESS - Regulatory Considerations - Dividends" in Capital City's 2003 Form 10-K.

     Farmers and Merchants.
     --------------------- The Financial Institutions Code of Georgia gives a Georgia bank the ability to pay dividends in cash, property or in its shares, except when the bank is insolvent or when the payment of a dividend would render the bank insolvent or when the declaration or payment of a dividend would be contrary to any provision in the bank's articles of incorporation. There are various statutory limitations on the ability of Farmers and Merchants to pay dividends, including a restriction against paying dividends so long as its paid-in capital and appropriated retained earnings do not, in combination, equal at least 20 percent of its capital stock.

                   COMPARATIVE MARKET PRICES AND DIVIDENDS

Price Range of Common Stock

     Capital City common stock is traded on the Nasdaq National Market under the symbol "CCBG." Farmers and Merchants common stock is not publicly traded. The following table sets forth, for the indicated periods, the high and low closing sale prices for Capital City common stock as reported by the Nasdaq National Market. The stock prices do not include retail mark-ups, mark-downs or commissions. Effective June 13, 2003, Capital City declared a 5-for-4 stock split. The amounts below have been adjusted to reflect this stock split.

                                         Capital City
                                  ------------------------
                                         Price Range
                                     High          Low
                                  ----------    ----------
          2004
             Second Quarter         $43.15        $35.50
             First Quarter           45.55         39.05
          2003
             Fourth Quarter          46.83         36.62
             Third Quarter           40.93         35.00
             Second Quarter          36.43         29.74
             First Quarter           32.32         26.81
          2002
             Fourth Quarter          32.04         22.26
             Third Quarter           29.55         22.32
             Second Quarter          27.84         20.60
             First Quarter           22.00         18.12
          2001
             Fourth Quarter          19.74         17.52
             Third Quarter           20.20         16.70
             Second Quarter          20.00         15.90
             First Quarter           20.90         18.50
          2000
             Fourth Quarter          21.40         15.10
             Third Quarter           16.40         15.00
             Second Quarter          16.40         14.40
             First Quarter           18.40         12.00


     On May 12, 2004, the last day prior to the public announcement of Capital City's proposed acquisition of Farmers and Merchants, the last reported sale price per share of Capital City common stock on the Nasdaq National Market was $37.88, thus the minimum exchange price of $38.00 would be used to calculate the resulting equivalent pro forma price per share of Farmers and Merchants common stock, which, including the cash portion of the consideration, was approximately $1,330.98. On September 17, 2004, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price per share of Capital City common stock on the Nasdaq National Market was $40.05, and the resulting equivalent pro forma price per share of Farmers and Merchants common stock was $1,333.00. The equivalent per share price of a share of Farmers and Merchants common stock at each specified date represents the last reported sale price of a share of Capital City common stock on such date multiplied by the exchange ratio plus $666.50 in cash (exclusive of any withholdings). The market price of Capital City common stock on the effective time of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the Agreement and Plan of Merger was executed, at the time of mailing of this Proxy Statement/Prospectus, or at the time of the Special Meeting. Holders of Farmers and Merchants common stock are not assured of receiving any specific market value of Capital City common stock on the effective time of the merger, and such value may be substantially more or less than the current value of Capital City common stock.

     There is no established public trading market for the Farmers and Merchants common stock. To the knowledge of Farmers and Merchants, the most recent trade of Farmers and Merchants common stock prior to May 12, 2004, the last day prior to the public announcement of the proposed merger between Capital City and Farmers and Merchants, was the sale of 200 shares on February 28, 2003, at $2,000 per share. To the knowledge of Farmers and Merchants, there have been no trades of Farmers and Merchants common stock since the announcement of the merger.

     Farmers and Merchants' practice is to declare and pay dividends to its shareowners quarterly, and Farmers and Merchants intends to continue this policy through the consummation of the merger (subject to such approvals as may be required). In the first and second quarters of 2004, the Board of Directors for Farmers and Merchants declared a cash dividend of $33.50 per share (which were paid in March and June of 2004, respectively), and the total dividend paid by Farmers and Merchants each quarter was $1,675,000. In addition to the regular quarterly dividends planned for Farmers and Merchants as discussed above, Farmers and Merchants intends to pay a cash distribution to shareowners prior to effecting the merger with Capital City in an amount that represents that portion of Farmers and Merchants' net worth that is in excess of the $30 million threshold, subject to adjustment, set forth in the Agreement and Plan of Merger.

     The information regarding Farmers and Merchants common stock is provided for informational purposes only and, due to the absence of an active market for Farmers and Merchants' shares, you should not view it as indicative of the actual or market value of Farmers and Merchants common stock.

Stock Purchase Program

     Capital City has been engaged in an ongoing program to purchase shares of its common stock on the open market from time to time, depending upon market conditions and other factors, however, Capital City did not make any purchases of its common stock during 2003 or the first two quarters of 2004.

Comparative Dividends

     The holders of Capital City common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although Capital City currently intends to continue to pay quarterly cash dividends on the Capital City common stock, there can be no assurance that Capital City's dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Capital City Board of Directors' consideration of other relevant factors.

     Capital City is a legal entity separate and distinct from its subsidiary and its revenues depend in significant part on the payment of dividends from their respective subsidiary institutions. Capital City's subsidiary depository institution is subject to certain legal restrictions on the amount of dividends it is permitted to pay. See "BUSINESS - Regulatory
Considerations - Dividends" in Capital City's 2003 Form 10-K.

     The following table sets forth cash dividends declared per share of Capital City common stock, as adjusted for Capital City's stock split on June 13, 2003, and Farmers and Merchants common stock for the periods indicated.

                                                        Farmers and
                                     Capital City        Merchants
                                    Quarterly Cash       Quarterly
                                      Dividends          Dividends
                                      Declared           Declared
                                      Per Share          Per Share
                                    --------------     --------------
   YEAR ENDING DECEMBER 31, 2004

	        Second Quarter                  $0.180             $33.50
	        First Quarter                    0.180              33.50
                                    --------------     --------------
                Total                   $0.360             $67.00
                                    ==============     ==============

  YEAR ENDED DECEMBER 31, 2003

	        Fourth Quarter                  $0.180             $62.00
	        Third Quarter                    0.170              30.50
	        Second Quarter                   0.170              30.50
	        First Quarter                    0.136              30.50
                                    --------------     --------------
                Total                   $0.656            $153.50
                                    ==============     ==============

  YEAR ENDED DECEMBER 31, 2002

	        Fourth Quarter                  $0.136             $40.00
	        Third Quarter                    0.122              30.50
	        Second Quarter                   0.122              30.50
        First Quarter                    0.122              30.50
                                    --------------     --------------
                Total                   $0.502            $131.50
                                    ==============     ==============

  YEAR ENDED DECEMBER 31, 2001:

	        Fourth Quarter                  $0.122             $40.00
	        Third Quarter                    0.118              28.00
	        Second Quarter                   0.118              27.00
	        First Quarter                    0.118              27.00
                                    --------------     --------------
                Total                   $0.476            $122.00
                                    ==============     ==============

  YEAR ENDED DECEMBER 31, 2000:

	        Fourth Quarter                  $0.118             $28.00
	        Third Quarter                    0.106              28.00
	        Second Quarter                   0.106              28.00
	        First Quarter                    0.106              28.00
                                    --------------     --------------
                Total                   $0.436            $112.00
                                    ==============     ==============

     Farmers and Merchants is restricted under the Agreement and Plan of Merger from paying dividends or making any distributions in respect of Farmers and Merchants' common stock, except as consistent with past practice, that would cause Farmers and Merchants' net worth to fall below $30 million.

                      BUSINESS OF FARMERS AND MERCHANTS

General

     Farmers and Merchants is a Georgia chartered commercial bank headquartered in Dublin, Georgia. Founded in 1910, Farmers and Merchants is one of the oldest and largest community banks in Georgia operating three full-service banking offices in Laurens County, Georgia. As of June 30, 2004, Farmers and Merchants had total assets of approximately $403 million, total deposits of approximately $305 million, and total shareowners' equity of approximately $69.2 million.

Management Stock Ownership

     The following table presents information about the amount of Farmers and Merchants common stock beneficially owned by each of the directors and executive officers of Farmers and Merchants and all executive officers and directors as a group as of the record date. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. Information relating to beneficial ownership of the Farmers and Merchants common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under those rules, a person is considered to be a beneficial owner of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

                         Position with Farmers    Number of
Beneficial Owner             and Merchants          Shares       Percentage
---------------------   -----------------------  ------------   ------------
Keen, McGrath Jr.        President & Director       27,096         54.19%
Miller, Roger W.         Exec. V.P. & Director       4,290          8.58%
Miller, Wallace E.       Chairman & CEO                861          1.72%
Hall, Ben                Director                      400              *
Herrin, Ed               Director                      200              *
Carswell, Nelson M.D.    Director                      100             _*

* - less than one percent

     The Farmers and Merchants directors and executive officers have committed to vote their shares of Farmers and Merchants common stock in favor of the Agreement and Plan of Merger.

Voting Securities and Principal Shareowners of Farmers and Merchants

     The following lists each shareowner of record that directly or indirectly owned, controlled, or held with power to vote 5% or more of the 50,000 outstanding shares of Farmers and Merchants common stock as of the record date who are not a director or executive officer of the bank. Unless otherwise indicated, each person has sole voting and investment powers over
the indicated shares.   Information relating to beneficial ownership of the
Farmers and Merchants common stock is based upon "beneficial ownership" concepts set forth in rules under the Exchange Act (discussed above).

                                     Number of Shares
                                   Beneficially Owned at     Percent of Class
Name and Address                        Record Date                 (%)
---------------------------------  ---------------------     ----------------
L.M. Keen Marital Trust (McGrath          9,456                    18.92%
Keen and Regena Keen)
1629 Bellevue Road, Dublin, GA


Management's Discussion and Analysis of Financial Condition and Results of Operations

     Management's discussion and analysis is provided to assist in the understanding and evaluation of Farmers and Merchants' financial condition and results of operations. The following discussion should be read in conjunction with Farmers and Merchants' audited financial statements and accompanying notes which are also included in this joint Proxy Statement/Prospectus and Appendix C, and interim financial statements, included in this Proxy Statement/Prospectus as Appendix D.

Results of Operations

     Farmers and Merchants' results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since market forces and economic conditions beyond the control of Farmers and Merchants determine interest rates, the ability to generate net interest income is dependent upon Farmers and Merchants' ability to obtain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets.

     Net Income
     ----------

     Farmers and Merchants' net income was $11,347,000 and $11,265,000 for the years 2003 and 2002, respectively. Farmers and Merchants' return on average assets totaled 2.94 percent for 2003 and 3.02 percent for 2002. The return on average equity was 17.95 percent and 19.25 percent, respectively.

     Farmers and Merchants' net income was $5,768,000 and $5,729,000 for the six months ended June 30, 2004 and 2003, respectively. Farmers and Merchants' return on average assets totaled 2.87 percent for 2004 and 2.98 percent for 2003. The return on average equity was 17.25 percent and 18.13 percent, respectively.

     Net Interest Margin
     -------------------

     The following table represents Farmers and Merchants' average yield on interest earning assets, average cost on interest bearing liabilities and net interest spread:

                             Average yield on    Average cost on     Net
                             interest earning   interest bearing   interest
                                  assets           liabilities      spread
                             ----------------   ----------------   --------
 Fiscal year ended
         2003                      6.21%               2.48%         3.73%
         2002                      7.04%               3.18%         3.86%

 Six months ended:
   June 30, 2004                   5.77%               1.93%         3.84%
   June 30, 2003                   6.29%               2.45%         3.84%


     Net interest income was $16,297,000 and $16,717,000 in 2003 and 2002, respectively. Average earning assets at December 31, 2003 and 2002 represented 97.20% and 96.57% of total assets. For each of the fiscal years average loans were $259,166,000 in 2003 and $239,466,000 in 2002, average deposits were $286,472,000 in 2003 and $279,345,000 in 2002 and average investment securities were $110,113,000 in 2003 and $116,690,000 in 2002.

     Net interest income was $8,148,000 and $8,038,000 for the six months ended June 30, 2004 and 2003, respectively. Average earning assets for the six months ended June 30, 2004 and 2003 represented 97.12% and 97.13% of total assets. For each of the six month periods average loans were $273,287,000 in 2004 and $253,713,000 in 2003, average deposits were
$302,906,000 in 2004 and $285,820,000 in 2003 and average investment securities were $110,999,000 in 2004 and $113,763,000 in 2003.

     Provision for Loan Losses
     -------------------------

     The allowance for loan losses represents a reserve for probable losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention. The provision for loan losses is a charge to earnings in the current period to replenish the allowance for loan losses and maintain it at a level management has determined to be adequate. The provision for loan losses was $450,000 in 2003 and $900,000 in 2002. Net loan charge-offs represented less than 47% and 61%, of the provision for loan losses in 2003 and 2002, respectively.

     The provision for loan losses was $150,000 and $300,000 for the six months ended June 30, 2004 and 2003, respectively.

     Farmers and Merchants experienced net loan charge-offs as a percent of average loans of .08% and .23% for the years ended December 31, 2003 and 2002, respectively. Net loan charge-offs were $210,000 in 2003 and $542,000 in 2002.

     Farmers and Merchants experienced net loan charge-offs as a percent of average loans of .06% and .04% for the six months ended June 30, 2004 and 2003, respectively. Net loan charge-offs were $166,000 in 2004 and $105,000 in 2003.

     Farmers and Merchants had nonperforming assets totaling $5,283,000 and $4,051,000, respectively, as of December 31, 2003 and 2002.

     Farmers and Merchants had nonperforming assets totaling $5,077,000 and $4,036,000, respectively, as of June 30, 2004 and 2003.

     The determination of the reserve rests upon management's judgment about factors affecting loan quality and assumptions about the economy. Management considers the year-end allowance for loan losses adequate to cover potential losses in the loan portfolio. The allowance for loan losses was $4,137,000 or 1.58% and $3,897,000 or 1.58%, of total loans as of December 31, 2003 and 2002, respectively. The allowance for loan losses was 1.60% and 1.63% of average loans for 2003 and 2002, respectively.

     The allowance for loan losses was $4,121,000 or 1.50% and $4,092,000 or 1.59%, of total loans as of June 30, 2004 and 2003, respectively. The allowance for loan losses was 1.51% and 1.65% of average loans for the six months ended June 30, 2004 and 2003, respectively.

     Noninterest Income
     ------------------

     Noninterest income consists primarily of service charges on deposit accounts. Service charges on deposit accounts totaled $1,359,000 and $1,296,000 in 2003 and 2002, respectively. Noninterest income represented 9.01% and 7.08% of all income sources in 2003 and 2002, respectively. The increase in noninterest income is attributable to overall loan and deposit growth of Farmers and Merchants.

     Service charges on deposit accounts totaled $657,000 and $653,000 for the six months ended June 30, 2004 and 2003, respectively. Noninterest income represented 8.31% and 9.30% of all income sources for the six months ended June 30, 2004 and 2003, respectively. The increase in noninterest income is attribute to overall loan and deposit growth of Farmers and Merchants.

     Noninterest Expense
     -------------------

     The following table depicts Farmers and Merchants' noninterest expense components and the percentage of the individual components to the total:

                                   December 31, 2003     December 31, 2002
                                 --------------------- ---------------------
                                   Amount        %       Amount        %
                                 ----------    -----   ----------    -----
Salaries and employee benefits   $3,666,000    54.02   $3,499,000    53.99
Occupancy and equipment             840,000    12.38      755,000    11.65
Other operating                   2,280,000    33.60    2,227,000    34.36

     At December 31, 2003 and 2002, Farmers and Merchants had 79 and 83 employees, respectively.

                                     June 30, 2004         June 30, 2003
                                 --------------------- ---------------------
                                   Amount        %       Amount        %
                                 ----------    -----   ----------    -----
Salaries and employee benefits   $1,668,000    51.43   $1,630,000    50.87
Occupancy and equipment             435,000    13.41      478,000    14.92
Other operating                   1,140,000    35.16    1,096,000    34.21

     At June 30, 2004 and 2003, Farmers and Merchants had 69 and 83 employees, respectively.

     As of June 30, 2004, the decrease in employees over the past twelve months is due to normal attrition and management's emphasis on increased productivity from existing employees. Management continues to evaluate its staffing levels in an effort to balance optimal customer service coverage and Farmers and Merchants Bank's internal cost control initiatives.

     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income measures how much of a bank's revenue is consumed by operating expenses. Farmers and Merchants' efficiency ratio, calculated using the operating expense totals, was 36.5% in 2003 and 34.8% in 2002. Farmers and Merchants' efficiency ratio was 35.4% and 34.7%, respectively, for the six months ended June 30, 2004 and 2003.

     Financial Condition
     -------------------

     The following is a presentation of the average daily balance sheet of Farmers and Merchants for the fiscal years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003. This presentation includes all major categories of interest earning assets and interest bearing liabilities, the amount of interest earned and paid, and the weighted average yields or rates for the fiscal years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003.

                                     Assets
                                     ------
Average Balance Sheet:
(dollars in thousands)                            December 31, 2003
                                        ------------------------------------
                                           Average      Income/      Yields/
                                          Balances      Expense       Rates
                                        -----------   -----------   --------
Interest-Earning Assets
 Loans, net of unearned income taxable  $  259,166    $  18,410       7.10%
                                        -----------   -----------   --------
 Investment securities
  Taxable                                   86,541        3,852       4.45
  Tax-exempt                                23,572          909       3.86
                                        -----------   -----------   --------
   Total investment securities             110,113        4,761       4.32
                                        -----------   -----------   --------
 Funds sold                                  4,940           51       1.03
                                        -----------   -----------   --------
  Total interest-earning assets            374,219       23,222       6.21
                                        -----------   -----------   --------

Noninterest-Earning Assets
 Cash                                        7,788
 Allowance for loan losses                  (4,057)
 Other assets                                7,724
                                        -----------
  Total noninterest-earning assets          11,455
                                        ===========

   Total assets                         $  385,674
                                        ===========

                      Liabilities and Stockholders' Equity

                                                          Average      Income/    Yields/
                                                          Balances     Expense     Rates
                                                         ----------   ---------   -------
Interest-Bearing Liabilities
 Interest-bearing deposits
  Interest-bearing demand and savings                     $ 73,875     $ 1,165     1.58%
  Other time deposits                                      169,481       4,654     2.75
                                                         ----------   ---------   -------
   Total interest-bearing deposits                         243,356       5,819     2.39
                                                         ----------   ---------   -------

 Other Interest-Bearing Liabilities
  Debt                                                      22,411         747     3.33
  Funds purchased and securities sold
   under agreement to repurchase                             6,125         170     2.78
                                                         ----------   ---------   -------
   Total other interest-bearing liabilities                 28,536         917     3.21
                                                         ----------   ---------   -------
   Total interest-bearing liabilities                      271,892       6,736     2.48
                                                         ----------   ---------   -------

Noninterest-Bearing Liabilities and Stockholders' Equity
 Demand deposits                                            43,116
 Other liabilities                                           7,469
 Stockholders' equity                                       63,197
                                                         ----------
  Total noninterest-bearing liabilities and
   stockholders' equity                                    113,782
                                                         ----------
  Total liabilities and stockholders' equity              $385,674
                                                         ==========

Net interest margin                                                                3.73%
                                                                                  =======
Net interest income                                                    $16,486
                                                                      =========

                                         Assets
                                         ------
Average Balance Sheet:
(dollars in thousands)                                             December 31, 2002
                                                        ------------------------------------
                                                           Average      Income/      Yields/
                                                          Balances      Expense       Rates
                                                        -----------   -----------   --------
Interest-Earning Assets
 Loans, net of unearned income taxable                  $  239,466    $  19,449       8.12%
                                                        -----------   -----------   --------
 Investment securities
  Taxable                                                   95,254        4,961       5.21
  Tax-exempt                                                21,436          891       4.16
                                                        -----------   -----------   --------
  Total investment securities                              116,690        5,852       5.01
                                                        -----------   -----------   --------
  Funds sold                                                 3,961           61       1.54
                                                        -----------   -----------   --------
   Total interest-earning assets                           360,117       25,362       7.04
                                                        -----------   -----------   --------

Noninterest-Earning Assets
 Cash                                                        8,878
 Allowance for loan losses                                  (3,676)
 Other assets                                                8,208
                                                        -----------
  Total noninterest-earning assets                          13,410
                                                        -----------

   Total assets                                         $  373,527
                                                        ===========

                           Liabilities and Stockholders' Equity
                           ------------------------------------

Interest-Bearing Liabilities
 Interest -bearing deposits
  Interest-bearing demand and savings                   $   68,599        1,496       2.18%
  Other time deposits                                      170,856        6,055       3.54
   Total interest-bearing deposits                         239,455        7,551       3.15

  Other Interest-Bearing Liabilities
   Federal Home Loan Bank advances                          20,298          688       3.39
    Funds purchased and securities sold
   under agreement to repurchase                             6,744          224       3.32
                                                        -----------   -----------   --------
   Total other interest-bearing liabilities                 27,042          912       3.37
                                                        -----------   -----------   --------
   Total interest-bearing liabilities                      266,497        8,463       3.18
                                                        -----------   -----------   --------

Noninterest-Bearing Liabilities and Stockholders' Equity
 Demand deposits                                            39,890
 Other liabilities                                           8,621
 Stockholders' equity                                       58,519
                                                        -----------
  Total noninterest-bearing liabilities and
   stockholders' equity                                    107,030
                                                        -----------
  Total liabilities and stockholders' equity            $  373,527
                                                        ===========

Net interest margin                                                                   3.86%
                                                                                    ========
Net interest income                                                   $  16,899
                                                                      ===========

                                         Assets
                                         ------
Average Balance Sheet:
(dollars in thousands)                                              June 30, 2004
                                                        ------------------------------------
                                                           Average      Income/      Yields/
                                                          Balances      Expense       Rates
                                                        -----------   -----------   --------
Interest-Earning Assets
 Loans, net of unearned income taxable                  $  273,287    $   9,032       6.61%
                                                        -----------   -----------   --------
 Investment securities
  Taxable                                                   89,251        1,799       4.03
  Tax-exempt                                                21,748          406       3.73
                                                        -----------   -----------   --------
  Total investment securities                              110,999        2,205       3.97
                                                        -----------   -----------   --------
  Funds sold                                                 6,001           27       0.90
                                                        -----------   -----------   --------
   Total interest-earning assets                           390,287       11,264       5.77
                                                        -----------   -----------   --------

Noninterest-Earning Assets
 Cash                                                        8,772
 Allowance for loan losses                                  (4,124)
 Other assets                                                7,498
                                                        -----------
  Total noninterest-earning assets                          12,146
                                                        -----------

   Total assets                                         $  402,433
                                                        ===========

                           Liabilities and Stockholders' Equity
                           ------------------------------------
                                                           Average      Income/      Yields/
                                                          Balances      Expense       Rates
                                                        -----------   -----------   --------
Interest-Bearing Liabilities
 Interest -bearing deposits
  Interest-bearing demand and savings                   $   81,976    $     553       1.35%
  Other time deposits                                      174,788        2,037       2.33
                                                        -----------   -----------   --------
   Total interest-bearing deposits                         256,764        2,590       2.02
                                                        -----------   -----------   --------

  Other Interest-Bearing Liabilities
   Debt                                                     22,391           96       0.86
   Funds purchased and securities sold
    under agreement to repurchase                            5,110           62       2.43
                                                        -----------   -----------   --------
    Total other interest-bearing liabilities                27,501          158       1.15
                                                        -----------   -----------   --------
    Total interest-bearing liabilities                     284,265        2,748       1.93
                                                        -----------   -----------   --------

Noninterest-Bearing Liabilities and Stockholders' Equity
 Demand deposits                                            46,142
 Other liabilities                                           5,157
 Stockholders' equity                                       66,869
                                                        -----------
  Total noninterest-bearing liabilities and
   stockholders' equity                                    118,168
                                                        -----------
  Total liabilities and stockholders' equity            $  402,433
                                                        ===========

Net interest margin                                                                   3.84%
                                                                                    ========
Net interest income                                                   $   8,516
                                                                      ===========

                                         Assets
                                         ------
Average Balance Sheet:
(dollars in thousands)                                              June 30, 2003
                                                        ------------------------------------
                                                           Average      Income/      Yields/
                                                          Balances      Expense       Rates
                                                        -----------   -----------   --------
Interest-Earning Assets
 Loans, net of unearned income taxable                  $  253,713    $   9,141       7.21%
                                                        -----------   -----------   --------
 Investment securities
  Taxable                                                   90,516        2,093       4.62
  Tax-exempt                                                23,247          457       3.93
                                                        -----------   -----------   --------
  Total investment securities                              113,763        2,550       4.48
                                                        -----------   -----------   --------
  Funds sold                                                 5,311           30       1.13
                                                        -----------   -----------   --------
   Total interest-earning assets                           372,787       11,721       6.29
                                                        -----------   -----------   --------

Noninterest-Earning Assets
 Cash                                                        7,740
 Allowance for loan losses                                  (3,955)
 Other assets                                                7,967
                                                        -----------
  Total noninterest-earning assets                          11,752
                                                        -----------

   Total assets                                         $  384,539
                                                        ===========

                           Liabilities and Stockholders' Equity
                           ------------------------------------
                                                           Average      Income/      Yields/
                                                          Balances      Expense       Rates
                                                        -----------   -----------   --------
Interest-Bearing Liabilities
 Interest -bearing deposits
  Interest-bearing demand and savings                   $   73,323    $     648       1.77%
  Other time deposits                                      169,709        2,488       2.93
                                                        -----------   -----------   --------
   Total interest-bearing deposits                         243,032        3,136       2.58
                                                        -----------   -----------   --------

  Other Interest-Bearing Liabilities
   Debt                                                     22,307           99       0.89
   Funds purchased and securities sold
    under agreement to repurchase                            6,867           98       2.85
                                                        -----------   -----------   --------
    Total other interest-bearing liabilities                29,174          197       1.35
                                                        -----------   -----------   --------
    Total interest-bearing liabilities                     272,206        3,333       2.45
                                                        -----------   -----------   --------

Noninterest-Bearing Liabilities and Stockholders' Equity
 Demand deposits                                            42,788
 Other liabilities                                           6,348
 Stockholders' equity                                       63,197
                                                        -----------
  Total noninterest-bearing liabilities and
   stockholders' equity                                    112,333
                                                        -----------
  Total liabilities and stockholders' equity            $  384,539
                                                        ===========

Net interest margin                                                                   3.84%
                                                                                    ========
Net interest income                                                   $   8,388
                                                                      ===========

     Interest Rate Sensitivity
     -------------------------

     The following table represents the Farmers and Merchants' interest-sensitivity gap between interest-earning assets and interest-bearing liabilities as of December 31, 2003 and 2002 and as of June 30, 2004 and 2003.

                                                       December 31, 2003
                                            Assets and Liabilities Repricing Within
                                       ------------------------------------------------
                                                     (dollars in thousands)
                                          <3        4-12      1-3     over 3
                                        months     months    years    years     TOTAL
                                       --------  --------  --------  --------  --------
Loans	                                  $ 56,287  $ 65,956  $ 84,216  $ 55,340  $261,799
Investments                              10,512     9,963    21,992    65,686   108,153
Fed Funds sold                            8,850        --        --        --     8,850
     Risk sensitive assets               75,649    75,919   106,208   121,026   378,802
                                       --------  --------  --------  --------  --------

Savings	 & other                          57,555        --        --        --    57,555
MMDA                                     34,748        --        --        --    34,748
CD's < $100,000                          31,488    66,424     9,313     8,430   115,655
CD's > $100,000                          14,335    30,191     1,576     6,650    52,752
Other borrowings                             --     4,000        --    17,197    21,197
Other liabilities                            --        --        --     6,150     6,150
     Risk sensitive liabilities         138,126   100,615    10,889    38,427   288,057

     Interest sensitivity gap           (62,477)  (24,696)   95,319    82,599  $ 90,745
                                       --------  --------  --------  --------  ========

      Cumulative interest
        sensitivity gap                $(62,477) $(87,173)  $ 8,146  $ 90,745
                                       ========  ========  ========  ========

     Ratio of sensitive assets
       to sensitive liabilities           54.77%    75.45%   975.37%  314.95%
                                       ========  ========  ========  ========

     Cumulative ratio of
       sensitive assets to
       sensitive liabilities              54.77%    63.49%   103.26%  131.50%
                                       ========  ========  ========  ========

                                                       December 31, 2002
                                            Assets and Liabilities Repricing Within
                                       ------------------------------------------------
                                                     (dollars in thousands)
                                          <3        4-12      1-3     over 3
                                        months     months    years    years     TOTAL
                                       --------  --------  --------  --------  --------
Loans                                  $ 53,805  $ 56,974  $ 84,550  $ 50,642  $245,971
Investments                               8,874     9,294    29,401    69,410   116,979
Fed Funds sold                            5,350        --        --        --     5,350
     Risk sensitive assets               68,029    66,268   113,951   120,052   368,300
                                       --------  --------  --------  --------  --------

Savings & other                          52,440        --        --        --    52,440
MMDA                                     34,538        --        --        --    34,538
CD's < $100,000                          32,947    75,523    11,237     4,220   123,927
CD's > $100,000                          13,871    27,946     2,377     1,760    45,954
Other borrowings                             --     4,000        --    17,364    21,364
Other liabilities                            --        --        --     8,427     8,427
     Risk sensitive liabilities         133,796   107,469    13,614    31,771   286,650
                                       --------  --------  --------  --------  --------

     Interest sensitivity gap           (65,767)  (41,201)  100,337    88,281  $ 81,650
                                       --------  --------  --------  --------  ========

     Cumulative interest
       sensitivity gap                 $(65,767)$(106,968) $ (6,631)  $81,650
                                       ========  ========  ========  ========

     Ratio of sensitive assets
       to sensitive liabilities          50.85%    61.66%   837.01%   377.87%
                                       ========  ========  ========  ========

     Cumulative ratio of
       sensitive assets to
       sensitive liabilities             50.85%    55.66%    97.40%   128.48%
                                       ========  ========  ========  ========

                                                         June 30, 2004
                                            Assets and Liabilities Repricing Within
                                       ------------------------------------------------
                                                     (dollars in thousands)
                                          <3        4-12      1-3     over 3
                                        months     months    years    years     TOTAL
                                       --------  --------  --------  --------  --------
Loans	                                  $ 75,656  $ 67,567  $ 77,061  $ 55,314  $275,598
Investments                               3,444    16,987    22,720    63,687   106,838
Fed Funds sold                            7,000        --        --        --     7,000
     Risk sensitive assets               86,100    84,554    99,781   119,001   389,436
                                       --------  --------  --------  --------  --------

Savings	                                  53,975        --        --        --    53,975
MMDA                                     45,087        --        --        --    45,087
CD's < $100,000                          29,094    66,946    10,099     7,612   113,751
CD's > $100,000                          30,527    20,832     2,264     6,391    60,014
Other borrowings                          4,000        --        --    17,114    21,114
Other liabilities                            --        --        --     6,572     6,572
     Risk sensitive liabilities         162,683    87,778    12,363    37,689   300,513
                                       --------  --------  --------  --------  --------

     Interest sensitivity gap           (76,583)   (3,224)   87,418    81,312  $ 88,923
                                       --------  --------  --------  --------  ========

     Cumulative interest
      sensitivity gap                  $(76,583) $(79,807)  $ 7,611  $ 88,923
                                       ========  ========  ========  ========

     Ratio of sensitive assets
       to sensitive liabilities          52.93%    96.33%   807.09%   315.74%
                                       ========  ========  ========  ========

     Cumulative ratio of
       sensitive assets to
       sensitive liabilities             52.93%    68.14%   102.90%   129.59%
                                       ========  ========  ========  ========

                                                         June 30, 2003
                                            Assets and Liabilities Repricing Within
                                       ------------------------------------------------
                                                     (dollars in thousands)
                                          <3        4-12      1-3     over 3
                                        months     months    years    years     TOTAL
                                       --------  --------  --------  --------  --------
Loans	                                  $ 59,791  $ 61,084  $ 80,552  $ 56,583  $258,010
Investments                               3,623    18,171    27,488    62,679   111,961
Fed Funds sold                            3,500        --        --        --     3,500
     Risk sensitive assets               66,914    79,255   108,040   119,262   373,471
                                       --------  --------  --------  --------  --------

Savings	 & Other                          50,702        --        --        --    50,702
MMDA                                     37,108        --        --        --    37,108
CD's < $100,000                          35,072    67,543    10,706     6,172   119,493
CD's > $100,000                          18,316    24,757     2,040     4,708    49,821
Other borrowings                             --        --     4,000    17,281    21,281
Other liabilities                            --        --        --     7,694     7,694
     Risk sensitive liabilities         141,198    92,300    16,746    35,855   286,099
                                       --------  --------  --------  --------  --------

     Interest sensitivity gap           (74,284)  (13,045)   91,294    83,407  $ 87,372
                                       --------  --------  --------  --------  ========

     Cumulative interest
       sensitivity gap                 $(74,284) $(87,329) $  3,965  $ 87,372
                                       ========  ========  ========  ========

     Ratio of sensitive assets
       to sensitive liabilities          47.39%    85.87%   645.17%   332.62%
                                       ========  ========  ========  ========

     Cumulative ratio of
       sensitive assets to
       sensitive liabilities             47.39%    62.60%   101.58%   130.54%
                                       ========  ========  ========  ========


                                     -81-.


     Investment Portfolio
     --------------------

     The following tables present carrying values of investment securities held by Farmers and Merchants as of December 31, 2003 and 2002 and as of June 30, 2004 and 2003.



                                                    December 31,
                                                    ------------

                                               2003              2002
                                            ----------        ----------
                                                   (in thousands)
Securities Available-for-Sale

U. S. Government Agencies                     $34,719           $38,271
State, County and Municipal                    23,165            21,462
Mortgage Backed                                24,813            29,854
Corporate Bonds                                22,907            23,638
                                            ----------        ----------

                                             $105,604          $113,225
                                            ==========        ==========

Securities Held-to-Maturity

U. S. Government Agencies                      $1,000            $1,000
State, County and Municipal                     1,540             2,740
Mortgage Backed                                     9                14
                                            ----------        ----------
                                               $2,549            $3,754
                                            ==========        ==========


                                                      June 30,
                                                      --------

                                               2003              2002
                                            ----------        ----------
                                                   (in thousands)

  2004  2003
  (in thousands)

Securities Available-for-Sale

U. S. Government Agencies                     $42,597           $31,976
State, County and Municipal                    19,019            23,738
Mortgage Backed                                24,313            29,297
Corporate Bonds                                19,362            24,398
                                            ----------        ----------

                                             $105,291          $109,409
                                            ==========        ==========

Securities Held-to-Maturity

U. S. Government Agencies                         $--            $1,000
State, County and Municipal                     1,540             1,540
Mortgage Backed                                     7                12
                                            ----------        ----------

                                               $1,547            $2,552
                                            ==========        ==========

     The following tables illustrate contractual maturities and weighted average yields of investment securities held at June 30, 2004. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. No prepayment assumptions have been estimated in the table. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the scheduled maturity of each security. The weighted average yields for each time horizon presented below are the combined yields for both classifications of investment securities. A calculation of actual yields by classification, which would differ nominally from those presented below, has not been prepared.

                                             Average   Amortized    Fair
                                              Yield       Cost      Value
                                            --------  ----------  ---------
                                             Securities Available-for-Sale
                                            -------------------------------

Due within one year                           3.35%   $  29,384   $  29,261
Due after one year through five years         4.54%      62,334      62,533
Due after five years through ten years        5.49%       8,777       8,776
Due after ten years                           3.55%       4,824       4,721
                                            --------  ----------  ---------

                                              4.25%   $ 105,319   $ 105,291
                                            ========  ==========  =========


                                               Securities Held-to-Maturity
                                            -------------------------------

Due within one year                           3.35%   $     150   $     157
Due after one year through five years         4.54%         717         754
Due after five years through ten years        5.49%         680         715
Due after ten years                           3.55%          --          --
                                            --------  ----------  ---------

                                              4.25%   $   1,547   $   1,626
                                            ========  ==========  =========

     As of December 31, 2003 and 2002 and as of June 30, 2004 and 2003, Farmers and Merchants had no holdings of securities of a single issuer in which the aggregate book value and aggregate market value of the securities exceeded ten percent of stockholders' equity, with the exception of U.S. Government Agency securities.

     Loan Portfolio
     --------------

     The following table presents the composition of Farmers and Merchants' loan portfolio as of December 31, 2003 and 2002 and June 30, 2004 and 2003.

                                                   December 31,
                                                   ------------
                                                2003          2002
                                              --------      --------
                                              (dollars in thousands)
Real estate
 Residential 1-4 family                       $ 33,478      $ 36,683
 Residential 5 or more family                    4,373         3,688
 Construction and land development              12,064        10,533
 Second mortgages                                1,500         2,575
 Farmland                                          136         1,473
 Non-farm, nonresidential properties           164,243       142,221
Commercial, financial and agricultural          23,274        24,708
Consumer Installment loans                      20,856        22,701
Other                                            4,151         4,646
Less: Unearned income                           (2,276)       (3,257)
                                              --------      --------

                                               261,799       245,971
Allowance for loan losses                       (4,137)       (3,897)
                                              --------      --------

Loans, net                                    $257,662      $242,074
                                              ========      ========


                                                     June 30,
                                                     --------
                                                2004          2003
                                              --------      --------
                                              (dollars in thousands)

Real estate
 Residential 1-4 family                       $ 31,514      $ 35,824
 Residential 5 or more family                    5,887         4,149
 Construction and land development              14,380        11,940
 Second mortgages                                2,568         2,230
 Farmland                                          153           785
 Non-farm, nonresidential properties           174,518       156,793
Commercial, financial and agricultural          23,356        22,970
Consumer Installment loans                      19,619        21,172
Other                                            5,479         4,871
Less: Unearned income                           (1,876)       (2,724)
                                              --------      --------

                                               275,598       258,010
Allowance for loan losses                       (4,121)       (4,092)
                                              --------      --------

Loans, net                                    $271,477      $253,918
                                              ========      ========

     The following table presents total loans less unearned discount as of December 31, 2003 and 2002 according to maturity distribution.

                                            December 31,
                                            ------------
                                         2003          2002
                                     ------------  ------------
                                       (dollars in thousands)
One year or less                      $  122,243    $  110,779
After one year through five years        121,883       119,991
After five years                          17,673        15,201
                                     ------------  ------------
                                      $  261,799    $  245,971

The following table presents total loans less unearned discount as of June 30, 2004 and 2003 according to maturity distribution.

                                              June 30,
                                              --------
                                         2004          2003
                                     ------------  ------------
                                       (dollars in thousands)
One year or less                      $  143,223    $  120,875
After one year through five years        115,307       114,806
After five years                          17,068        22,329
                                     ------------  ------------
                                      $  275,598    $  258,010


The following table presents an interest rate sensitivity analysis of the Bank's loan portfolio as of December 31, 2003 and 2002 and as of June 30, 2004 and 2003.


                                                    December 31, 2003
                                      ---------------------------------------------
                                                  (dollars in thousands)
                                        Within     1 to 5      After 5
                                        1 year      years       years       Total
                                     ----------- ----------- ---------- -----------
Loans with
    Predetermined interest rates      $ 113,613   $ 113,278   $ 16,424   $ 243,315
    Floating or adjustable interest
    rates                                 8,630       8,605      1,249      18,484
                                     ----------- ----------- ---------- -----------

Loans, net of unearned income         $ 122,243   $ 121,883   $ 17,673   $ 261,799
                                     =========== =========== ========== ===========

                                                    December 31, 2002
                                      ---------------------------------------------
                                                  (dollars in thousands)
                                        Within     1 to 5      After 5
                                        1 year      years       years       Total
                                     ----------  ----------- ---------- -----------
Loans with
    Predetermined interest rates      $ 100,898   $ 109,288   $ 13,845   $ 224,031
    Floating or adjustable interest
    rates                                 9,881      10,703      1,356      21,940
                                     ----------- ----------- ---------- -----------

Loans, net of unearned income         $ 110,779   $ 119,991   $ 15,201   $ 245,971
                                     =========== =========== ========== ===========

                                                       June 30, 2004
                                      ---------------------------------------------

                                     -85-

                                                  (dollars in thousands)
                                        Within     1 to 5      After 5
                                        1 year      years       years       Total
                                     ----------  ----------- ---------- -----------
Loans with
 Predetermined interest rates         $ 129,528   $ 104,281   $ 15,436   $ 249,245
 Floating or adjustable interest
 rates                                   13,695      11,026      1,632      26,353
                                     ----------- ----------- ---------- -----------

Loans, net of unearned income         $ 143,223   $ 115,307   $ 17,068   $ 275,598
                                     =========== =========== ========== ===========

                                                       June 30, 2003
                                      ---------------------------------------------
                                                  (dollars in thousands)
                                        Within     1 to 5      After 5
                                        1 year      years       years       Total
                                     ----------  ----------- ---------- -----------
Loans with
 Predetermined interest rates         $ 109,706   $ 104,198   $ 20,266   $ 234,170
 Floating or adjustable interest
 rates                                   11,169      10,608      2,063      23,840
                                     ----------- ----------- ---------- -----------

Loans, net of unearned income         $ 120,875   $ 114,806   $ 22,329   $ 258,010




     Nonperforming Loans
     -------------------

     A loan is placed on nonaccrual status when, in management's judgment, the collection of interest income appears doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the allowance for loan losses.
Interest on loans that are classified as nonaccrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

     As of December 31, 2003 and 2002, loans contractually past due 90 days or more amounted to $30,000 and $229,000, respectively. Nonaccrual loans were $5,283,000 and $4,051,000 at December 31, 2003 and 2002, respectively.

     As of June 30, 2004 and 2003, loans contractually past due 90 days or more amounted to $410,000 and $191,000, respectively. Nonaccrual loans were $5,077,000 and $4,036,000, respectively.

     During the years ended December 31, 2003 and 2002, $259,000 and $575,000 of loans were charged-off, respectively, and $49,000 and $33,000 were recovered on charged-off loans, respectively.

     During the six months ended June 30, 2004 and 2003, $175,000 and $131,000, respectively, of loans were charged off and $9,000 and $26,000, respectively, were recovered on previously charged-off loans.

     Off Balance Sheet Arrangements
     ------------------------------

     Farmers and Merchants does not currently engage in the use of derivative instruments to hedge interest rate risks. However, in the ordinary course of business, Farmers and Merchants has entered into off balance sheet financial instruments, which are not reflected in the financial statements. These instruments include commitments to extend credit, standby letters of credit, commercial letters of credit and credit card arrangements. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. Farmers and Merchants uses the same credit policies for these off balance sheet financial instruments as it does for instruments that are recorded in the financial statements.

     The following is an analysis of the significant off balance sheet financial instruments as of December 31, 2003 and 2002 and June 30, 2004 and 2003:

                                       December 31,
                                       ------------
                                    2003          2002
                                 ----------    ----------
                                  (dollars in thousands)
Commitments to extend credit      $ 20,218      $ 16,889
Unused credit card lines             2,606         2,263
Standby letters of credit              731           326
                                 ----------    ----------
                                  $ 23,555      $ 19,478
                                 ==========    ==========

                                         June 30,
                                 ----------    ----------
                                    2004          2003
                                 ----------    ----------
                                  (dollars in thousands)

Commitments to extend credit      $ 26,038      $ 21,723
Unused credit card lines             2,594         2,602
Standby letters of credit              543           505
                                 ----------    ----------
                                  $ 29,175      $ 24,830
                                 ==========    ==========

     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. Farmers and Merchants does not anticipate any material losses as a result of the commitments and contingent liabilities.

     If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely impact its ability to meet ongoing obligations. In the event these commitments require funding in excess of historical levels, management believes current liquidity, available borrowings from the Federal Home Loan Bank of Atlanta and investment security maturities provide a sufficient source of funds to meet these commitments.

     Summary of Loan Loss Experience
     -------------------------------

     The allowance for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. As of December 31, 2003 and 2002, Farmers and Merchants' allowance for loan losses was approximately $4,137,000 and $3,897,000, respectively, which represented 1.58% and 1.58% of year-end total loans outstanding, respectively.

     As of June 30, 2004 and 2003, Farmers and Merchants' allowance for loan losses was approximately $4,121,000 and $4,092,000, respectively, which represented 1.50% and 1.59% of total loans outstanding, respectively.

     The allowance for loan losses is reviewed based on management's evaluation of current risk characteristics of the loan portfolio as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

     Management has allocated the reserve for loan losses to specific loan classes as follows:




                                  December 31, 2003                   December 31, 2002
                                  -----------------                   ------------------
                                            Percent of Loans                   Percent of Loans
                               Amount        in Category to        Amount       in Category to
                           (in thousands)     Total Loans      (in thousands)     Total Loans
                           --------------     -----------      --------------     -----------
Real estate, net              $ 3,374            81.56%           $ 3,073            78.86%
Commercial, financial and
agricultural                      368             8.89%               391            10.03%
Consumer and other                395             9.55%               433            11.11%
                           --------------     -----------      --------------     -----------

                              $ 4,137           100.00%           $ 3,897           100.00%
                          ===============     ===========      ==============     ===========

                                    June 30, 2004                       June 30, 2003
                                    -------------                       -------------
                                            Percent of Loans                   Percent of Loans
                               Amount        in Category to        Amount       in Category to
                           (in thousands)     Total Loans      (in thousands)     Total Loans
                           --------------     -----------      --------------     -----------
Real estate, net              $ 3,397            82.43%           $ 3,314            81.01%
Commercial, financial and
agricultural                      349             8.47%               364             8.90%
Consumer and other                375             9.10%               413            10.09%
                           --------------     -----------      --------------     -----------

                              $ 4,121           100.00%           $ 4,092           100.00%
                          ===============     ===========      ==============     ===========

     The following table presents an analysis of Farmers and Merchants' loan loss experience for the periods indicated.

                                                              December 31,
                                                              ------------
For the year ended                                        2003            2002
                                                        --------        --------
                                                         (dollars in thousands)
Allowance for loan losses at beginning of year          $  3,897        $  3,539
Charge-offs
    Real estate - mortgage                                   (40)            (81)
    Commercial, financial and agricultural                   (10)           (381)
    Consumer                                                (209)           (113)
Recoveries
    Real estate - mortgage                                    13              --
    Commercial, financial and agricultural                     2              --
    Consumer                                                  34              33
Net charge-offs                                             (210)           (542)
Provision for loans losses                                   450             900
Allowance for loan losses at end of year                   4,137           3,897
Ratio of net charge-offs to average loans                   .08%            .23%

                                                                 June 30,
                                                                 --------
For the year ended                                        2004            2003
                                                        --------        --------
                                                         (dollars in thousands)
Allowance for loan losses at beginning of year          $  4,137        $  3,897
Charge-offs
    Real estate - mortgage                                  (109)            (25)
    Commercial, financial and agricultural                    --             (10)
    Consumer                                                 (66)            (96)
Recoveries
    Real estate - mortgage                                    --              14
    Commercial, financial and agricultural                    --               1
    Consumer                                                   9              11
Net charge-offs                                             (166)           (105)
Provision for loans losses                                   150             300
Allowance for loan losses at June 30                       4,121           4,092
Ratio of net charge-offs to average loans                   .06%            .04%


     Deposits
     --------

     The following table presents the average amount outstanding and the average rate paid on deposits by Farmers and Merchants for the years 2003 and 2002 and for the six months ended June 30, 2004 and 2003.

                                                December 31, 2003
                                                -----------------
                                           Average
                                            Amount             Average
                                        (in thousands)          Rate
                                        --------------     --------------
Noninterest-bearing demand deposits     $    43,116             --
Interest-bearing demand and savings          73,875            1.58%
Time deposits                               169,481            2.75
                                        --------------     --------------

                                         $  286,472            2.39%
                                        ==============     ==============

                                                December 31, 2002
                                                -----------------
                                           Average
                                            Amount             Average
                                        (in thousands)          Rate
                                        --------------     --------------
Noninterest-bearing demand deposits     $    39,890             --
Interest-bearing demand and savings          68,599             2.18%
Time deposits                               170,856             3.54
                                        --------------     --------------

                                         $  279,345            3.15%
                                        ==============     ==============

                                                  June 30, 2004
                                                  -------------
                                           Average
                                            Amount             Average
                                        (in thousands)          Rate
                                        --------------     --------------
Noninterest-bearing demand deposits     $    46,142             --
Interest-bearing demand and savings          81,976            1.35%
Time deposits                               174,788            2.33
                                        --------------     --------------

                                         $  302,906            2.02%
                                        ==============     ==============

                                                  June 30, 2003
                                                  -------------
                                           Average
                                            Amount             Average
                                        (in thousands)          Rate
                                        --------------     --------------
Noninterest-bearing demand deposits     $    42,788             --
Interest-bearing demand and savings          73,323            1.77%
Time deposits                               169,709            2.93
                                        --------------     --------------

                                         $  285,820            2.58%
                                        ==============     ==============

     The following table presents the maturities of Farmers and Merchants' time deposits as of December 31, 2003 and 2002 and as of June 30, 2004 and 2003.

                                                  December 31, 2003
                                        -------------------------------------
                                                    (in thousands)
                                           Time          Time
                                         Deposits      Deposits
                                         $100,000      Less Than
                                        or Greater     $100,000       Total
                                        ----------    ----------    ----------
Months to maturity
Three months or less                    $   14,335    $   31,488    $   45,823
Over three months
   through 12 months                        30,191        66,424        96,615
Over 12 months                               8,226        17,743        25,969
                                        ----------    ----------    ----------

                                        $   52,752    $  115,655    $  168,407

                                                  December 31, 2002
                                        -------------------------------------
                                                    (in thousands)
                                           Time          Time
                                         Deposits      Deposits
                                         $100,000      Less Than
                                        or Greater     $100,000       Total
                                        ----------    ----------    ----------
Months to maturity
Three months or less                    $   13,871    $   32,947    $   46,818
Over three months
   through 12 months                        27,946        75,523       103,469
Over 12 months                               4,137        15,457        19,594
                                        ----------    ----------    ----------

                                        $   45,954    $  123,927    $  169,881

                                                     June 30, 2004
                                        -------------------------------------
                                                    (in thousands)
                                           Time          Time
                                         Deposits      Deposits
                                         $100,000      Less Than
                                        or Greater     $100,000       Total
                                        ----------    ----------    ----------
Months to maturity
Three months or less                    $   30,527    $   29,094    $   59,621
Over three months
   through 12 months                        20,832        66,946        87,778
Over 12 months                               8,655        17,711        26,366
                                        ----------    ----------    ----------

                                        $   60,014    $  113,751    $  173,765


                                                     June 30, 2003
                                        -------------------------------------
                                                    (in thousands)
                                           Time          Time
                                         Deposits      Deposits
                                         $100,000      Less Than
                                        or Greater     $100,000       Total
                                        ----------    ----------    ----------
Months to maturity
Three months or less                    $   18,316    $   35,072    $   53,388
Over three months
   through 12 months                        24,757        67,543        92,300
Over 12 months                               6,748        16,878        23,626
                                        ----------    ----------    ----------

                                        $   49,821    $  119,493    $  169,314






     Borrowings
     ----------

     For liquidity purposes and for customer convenience, Farmers and Merchants also utilizes borrowings, principally the Federal Home Loan Bank of Atlanta ("FHLB"), and has lines to purchase overnight funds from correspondent banks. The following tables set forth certain information regarding Farmers and Merchants' borrowings at the dates indicated.


                                                       December 31
                                                      (in thousands)
Interest Rate   Maturity Date                      2003            2002
-------------   -----------------                ---------       ---------
    1.69%       July 12, 2004                    $   2,000       $   2,000
    1.54%       August 5, 2004                       2,000           2,000
    4.00%       April 4, 2011                        5,000           5,000
    3.49%       November 10, 2011                    6,000           6,000
    3.54%       November 16, 2011                    4,000           4,000
    5.41%       October 3, 2016                        385             415
    5.16%       October 30, 2016                       861             928
    5.53%       June 27, 2017                          951           1,021
                                                 ---------       ---------
                                                 $  21,197       $  21,364

                                                         June 30,
                                                      (in thousands)
Interest Rate   Maturity Date                      2004            2003
-------------   -----------------                ---------       ---------
    1.69%       July 12, 2004                    $   2,000       $   2,000
    1.54%       August 5, 2004                       2,000           2,000
    4.00%       April 4, 2011                        5,000           5,000
    3.49%       November 10, 2011                    4,000           4,000
    3.54%       November 16, 2011                    6,000           6,000
    5.41%       October 3, 2016                        370             400
    5.16%       October 30, 2016                       828             895
    5.53%       June 27, 2017                          916             986
                                                 ---------       ---------
                                                 $  21,114       $  21,364


     The FHLB has a blanket floating lien on Farmers and Merchants' loan portfolio as collateral for these advances. The FHLB has established a credit availability for Farmers and

Merchants at 10% of Farmers and Merchants' total assets as of the most recent quarterly financial information submitted by Farmers and Merchants to the appropriate regulatory agencies.

Liquidity and Capital Resources

     Liquidity represents the ability to provide adequate funds for loan commitments and investment activities, as well as deposit withdrawals, payment of debt and financing of operations. The funds are obtained by converting assets to cash (representing primarily proceeds from collections on loans and maturities of investment securities) or by attracting and obtaining new deposits. Farmers and Merchants maintains relationships with the FHLB and several correspondent banks that can provide funds on short notice. Farmers and Merchants had FHLB borrowings of $21,197,000 and $21,364,000, as of December 31, 2003 and 2002, respectively. Farmers and Merchants had FHLB borrowings of $21,114,000 and $21,281,000 as of June 30, 2004 and 2003, respectively. As of December 31, 2003 and 2002, Farmers and Merchants has available FHLB advances of approximately $18,000,000 and $17,000,000 and Federal fund lines with correspondent banks of approximately $12,500,000 and $ 12,000,000, respectively. Farmers and Merchants' liquidity is monitored on a regular basis by management. Management believes Farmers and Merchants' liquidity position remained satisfactory in 2003 and 2002. Average loans represented 90.47%, and 85.72% of average deposits in 2003 and 2002, respectively. Average loans represented 90.22% and 88.77% of average deposits during the six months ended June 30, 2004 and 2003, respectively. Management is keenly aware of the importance of acquiring and maintaining deposits in order to continue growth.

     The Federal Banking regulatory authorities have adopted certain "prompt corrective action" rules with respect to deposit institutions. The rules establish five capital tiers: "well capitalized," "adequately capitalized." "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The various Federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10 percent or greater, a Tier 1 risk-based capital ratio of 6 percent or greater and a Tier 1 leverage ratio of 5 percent or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At June 30, 2004, Farmers and Merchants met the necessary benchmark capital ratios to be considered a "well capitalized" financial institution.

     The following table demonstrates capital ratio calculations as of December 31, 2003 and 2002 and as of June 30, 2004 and 2003.

CAPITAL RATIOS
(dollars in thousands)
                                                    December 31,          June 30,
                                                 ------------------  ------------------
As of End of Period                                2003      2002      2004      2003
                                                 --------  --------  --------  --------
Tier 1 Capital
Stockholders' Equity                             $ 69,322  $ 67,074  $ 69,260  $ 70,091
Unrealized losses (gains)                          (2,453)   (3,878)    2,480    (4,215)
                                                 --------  --------  --------  --------

Total Tier 1 Capital                               66,869    63,196    71,740    65,876
                                                 --------  --------  --------  --------

Tier 2 Capital
Eligible Portion of Reserve for Loan Losses         3,760     3,505     3,902     3,623
Subordinated and other Qualifying Debt                 --        --        --        --
                                                 --------  --------  --------  --------

Total Tier 2 Capital                                3,760     3,505     3,902     3,623
                                                 --------  --------  --------  --------

Total Risk Based Capital                         $ 70,629  $ 66,701  $ 75,642  $ 69,499
                                                 ========  ========  ========  ========

Total Net Risk Weighted Assets                   $300,440  $280,019  $311,921  $289,394
                                                 ========  ========  ========  ========

Total Risk Based Capital Ratio                     23.51%    23.82%    24.25%    24.02%

Tier 1 Capital Ratio                               22.26%    22.57%    23.00%    22.76%

Tier 1 Capital to Average Assets                   17.21%    16.72%    17.76%    17.31%

                                                 Regulatory Requirement
                                                 ----------------------
                                                                Well
                                                 Minimum     Capitalized
                                                 -------     ------------
Total Risk Based Capital Ratio                      8%           10%

Tier 1 Capital Ratio                                4%            6%

Tier 1 Capital Ratio                                4%            5%


     As of June 30, 2004, management was not aware of any recommendations by regulatory authorities, which if implemented, would have a material effect on the Bank's liquidity, capital resources or results of operations. However, while management is not aware of any specific concerns, it is possible that examinations by regulatory authorities in the future could result in additional loss charge-offs, which could materially impact the Bank's liquidity, capital resources and result of operations.

Return on Assets and Stockholders' Equity

     The following tables present selected financial ratios for the years ended December 31, 2003 and 2002 and for the six months ended June 30, 2004 and 2003.

                                                   December 31,
                                                   ------------
                                               2003            2002
                                              ------          ------
Return on average assets (1)                   2.94%           3.02%

Return on equity (2)                          17.95%          19.25%

Dividend payout (3)                           67.64%          58.37%

Equity to assets (4)                          16.39%          15.67%

                                                     June 30,
                                               2004            2003
                                              ------          ------
Return on average assets (1)                   2.87%           2.98%

Return on equity (2)                          17.25%          18.13%

Dividend payout (3)                           58.08%          53.24%

Equity to assets (4)                          16.61%          16.43%

(1)  Net income divided by average total assets.
(2)  Net income divided by average equity.
(3)  Dividends declared per share divided by net income per share.
(4)  Average equity divided by average total assets.


Inflation

     Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. The Bank deals with the effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

Recently Issued Accounting Standards

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") Statement No. 149 ("FAS 149"), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. FAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FAS 133, Accounting for Derivative Instruments and Hedging Activities. FAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.

     In May 2003, the FASB issued FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of FAS 150 for the first fiscal period beginning after December 15, 2003. Subsequent to the issuance of FAS 150, the FASB has issued four FASB Staff Positions (FSPs) addressing FAS 150. One FSP, FSP No. 150-3, contains information for nonpublic entities with certain stock buyback agreements with their major stockholders. FSP No. 150-3 defers indefinitely the effective date of the mandatory redemption provisions of FAS 150 and all related FSPs for nonpublic entities if the redemption date either is not fixed or if the payout amount is variable and not based on an index.

     In December 2003, the FASB issued FAS 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, to improve financial statement disclosures for defined benefit plans. The change replaces existing FASB disclosure requirements for pensions. In an effort to provide the public with better and more complete information, FAS 132 requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. FAS 132 is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003.

     In December 2003, the FASB issued a revision to FASB Interpretation No. 46 ("FIN 46R") to clarify some of the provisions of FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, and to exempt certain entities from its requirements. Under FIN 46R, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than special-purpose entities is required at various dates in 2004 and 2005. In some instances, entities have the option of applying or continuing to apply FIN 46 for a short period of time before applying FIN 46R.

     The provisions of FAS 149, FAS 150, FAS 132 and FIN 46R are not expected to have a material impact on Farmers and Merchants' financial statements.

Critical Accounting Policies

     Farmers and Merchants' accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 to the financial statements. Farmers and Merchants' most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or reducing a liability. In instances where required by generally accepted accounting principles, Farmers and Merchants uses a discount factor to determine the present value of assets and liabilities. A change in the discount factor could increase or decrease the values of those assets and liabilities. That change could result in either a beneficial or adverse impact on the financial results. Farmers and Merchants has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of Farmers and Merchants' current accounting policies involving significant management valuation judgments.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses represents management's estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is determined based on management's assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on segments of the loan portfolio, historical loan loss experience and the level of classified and nonperforming loans.

     Loans are considered impaired if, based on current information and events, it is probable that Farmers and Merchants will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. When a loan is deemed impaired, impairment is measured by using the fair value of the underlying collateral, the present value of the future cash flows discounted at the effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses assumptions (e.g., discount rate) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties.

     Changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of the various markets in which collateral may be sold may affect the required level of the allowance for loan losses and the associated provision for loan losses. Should cash flow assumptions or market conditions change, a different amount may be recorded for the allowance for loan losses and the associated provision for loan losses.


Selected Financial Data
(dollars in thousands)
For the year:                                           December 31,
                                                        ------------
                                                   2003              2002
                                                ----------        ----------
 Net income                                      $  11,347        $   11,265
 Return on average assets                             2.94%             3.02%
 Return on average stockholders' equity              17.95%            19.25%

Per share:

 Net income                                         226.94            225.30
 Book value (based on outstanding shares of
 50,000)                                          1,386.44          1,341.48

At year end:
 Assets                                            394,140           384,698
 Securities                                        108,153           116,979
 Loans, net                                        257,662           242,074
 Deposits                                          293,027           283,859
 Stockholders' equity                               69,322            67,074

Average balance for the year:
 Assets                                            385,674           373,527
 Securities                                        110,113           116,690
 Loans                                             259,166           239,466
 Deposits                                          286,472           279,345
 Stockholders' equity                               63,197            58,519

For the six months ended:                                June 30,
                                                         --------
                                                   2003              2002
                                                ----------        ----------
 Net income                                       $  5,768          $  5,729
 Return on average assets                             2.87%             2.98%
 Return on average stockholders' equity              17.25%            18.13%

Per share:

 Net income                                         115.36            114.58
 Book value                                       1,385.20          1,401.82

At June 30:
 Assets                                            403,370           387,800
 Securities                                        106,838           111,961
 Loans, net                                        271,477           253,918
 Deposits                                          305,224           287,293
 Stockholders' equity                               69,260            70,091

Average balance for the six months ended:
 Assets                                            402,433           384,539
 Securities                                        110,999           113,763
 Loans                                             273,287           253,713
 Deposits                                          302,906           285,820
 Stockholders' equity                               66,869            63,197


                           BUSINESS OF CAPITAL CITY

General

     Capital City is a financial holding company registered under the Gramm-Leach-Bliley Act of 1999, and is subject to the Bank Holding Company Act of 1956, as amended. At June 30, 2004, Capital City had consolidated total assets of approximately $2.0 billion and shareowners' equity of approximately $210 million. Its principal asset is the capital stock of Capital City Bank. Capital City Bank accounted for approximately 100% of the consolidated assets at June 30, 2004 and approximately 100% of consolidated net income of Capital City for the year ended December 31, 2003. In addition to its banking subsidiary, Capital City has seven other indirect subsidiaries, all of which are wholly-owned subsidiaries of Capital City Bank:

  *  Capital City Trust Company
  *  Capital City Mortgage Company (inactive)
  *  Capital City Securities, Inc.
  *  Capital City Services Company
  *  First Insurance Agency of Grady County, Inc.
  *  Southern Oaks, Inc.
  *  FNB Financial Services, Inc.

     On March 19, 2004, Capital City Bank completed its merger with Quincy State Bank, an affiliate of Synovus Financial Corp. Results of Quincy's operations have been included in Capital City's consolidated financial statements since March 20, 2004. Quincy had $116.6 million in assets with one office in Quincy, Florida and one office in Havana, Florida. The transaction was accounted for as a purchase and resulted in approximately $14.9 million of intangible assets, including approximately $12.5 million in goodwill and a core deposit intangible of $2.4 million. The core deposit intangible is being amortized over a 7-year period.

Banking Services

     Capital City Bank is a Florida chartered full-service bank engaged in the commercial and retail banking business. Significant services offered by the Bank include:

  *  Business Banking -
     ----------------    Capital City Bank provides banking services to
     corporations and other business clients. Loans are made for a wide variety of general business purposes, including financing for commercial business properties, equipment, inventories and accounts receivable, as well as commercial leasing, letters of credit, treasury management services, and merchant credit card transaction processing.

  *  Commercial Real Estate Lending -
     ------------------------------     Capital City Bank provides a wide
     range of products to meet the financing needs of commercial developers and investors, residential builders and developers, and community development.

  *  Residential Real Estate Lending -
     -------------------------------     Capital City Bank provides products
     to help meet the home financing needs of consumers, including conventional permanent and construction/ permanent (fixed or adjustable rate) financing arrangements, and FHA/VA loan products.

     Capital City Bank offers these products through its existing network of branch offices. Geographical expansion of the delivery of this product line has occurred over the past three years through the opening of four mortgage lending offices in Gainesville (Alachua County), Lakeland (Polk County), Ocala (Marion County), and Panacea (Wakulla County).

  *  Retail Credit -
     -------------     Capital City Bank provides a full range of loan
     products to meet the needs of consumers, including personal loans, automobile loans, boat/RV loans, home equity loans, and credit card programs.

  *  Institutional Banking -
     ---------------------    Capital City Bank provides banking services to
     meet the needs of state and local governments, public schools and colleges, charities, membership and not-for-profit associations including customized checking and savings accounts, cash management systems, tax- exempt loans, lines of credit, and term loans.

  *  Retail Banking -
     --------------    Capital City Bank provides a full range of consumer
     banking services, including checking accounts, savings programs, automated teller machines, overdraft facilities, debit/credit cards, night deposit services, safe deposit facilities, and PC/Internet banking. Customers can use the "Star-Line" system to gain 24-hour access to their deposit and loan account information, and transfer funds between linked accounts. The Bank is a member of the "Star" ATM Network that permits banking customers to access cash at automatic teller machines ("ATMs") or point of sale merchants at locations throughout the United States.

Data Processing Services

     Capital City Services Company provides data processing services to financial institutions (including Capital City Bank), government agencies and commercial customers located throughout North Florida and South Georgia. As of June 30, 2004, the Services Company was providing computer services to six correspondent banks, which have relationships with Capital City Bank.

Trust Services and Asset Management

     Capital City Trust Company is the investment management arm of Capital City Bank. The Trust Company provides asset management for individuals through agency, personal trust, IRA's and personal investment management accounts. Administration of pension, profit sharing and 401(k) plans is a significant product line. Associations, endowments and other non-profit entities hire the Trust Company to manage their investment portfolios. Individuals requiring the services of a trustee, personal representative or a guardian are served by a staff of well trained professionals. The market value of trust assets under discretionary management exceeded $632 million as of June 30, 2004, with total assets under administration exceeding $703 million.

Brokerage Services

     Capital City offers access to retail investment products through Capital City Securities, Inc., a wholly-owned subsidiary of Capital City Bank. These products are offered through INVEST Financial Corporation, a member of NASD and SIPC. Non-deposit investment and insurance products are: (1) not FDIC insured; (2) not deposits, obligations, or guaranteed by any bank; and (3) subject to investment risk, including the possible loss of principal amount invested. Capital City Securities, Inc.'s brokers are licensed through INVEST Financial Corporation, and offer a full line of retail securities products, including U.S. Government bonds, tax-free municipal bonds, stocks, mutual funds, unit investment trusts, annuities, life insurance and long-term health care. Capital City and its subsidiary are not affiliated with INVEST Financial Corporation.

Expansion of Business

     Since 1984, Capital City has completed 13 acquisitions totaling $1.3 billion in deposits within existing and new markets. In addition, in 2003, Capital City opened four new offices - two in Tallahassee and one each in Springhill and Starke (replacement office) - to improve service and product delivery within these Florida markets.

     Capital City plans to continue its expansion, emphasizing a combination of growth in existing markets and acquisitions. Acquisitions will be focused on a three state area including Florida, Georgia, and Alabama with a particular focus on acquiring banks and branches.

Directors and Executive Officers

     The directors of Capital City after the merger will be:

     CLASS I DIRECTORS        CLASS II DIRECTORS      CLASS III DIRECTORS
     -----------------        ------------------      -------------------
     Cader B. Cox, III        Thomas A. Barron        Dubose Ausley
     McGrath Keen, Jr.        J. Everitt Drew         Frederick Carroll, III
     Ruth A. Knox             Lina S. Knox            John K. Humphress
     William G. Smith, Jr.    John R. Lewis           Henry Lewis III


     The executive officers of Capital City after the merger will be:

   William G. Smith, Jr. Chairman, President and Chief Executive Officer
   J. Kimbrough Davis    Executive Vice President and Chief Financial Officer
   Thomas A. Barron      President of Capital City Bank

     The following section sets forth certain information regarding each of the persons who, after the consummation of the merger, will be a director or executive officer of Capital City. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

CLASS I DIRECTORS:
------------------
(Term Expiring in 2007)

CADER B. COX, III
Mr. Cox, 50, has been a director since October 1994. Since 1976, he has served as President of Riverview Plantation, Inc., a resort and agricultural company.

MCGRATH KEEN, JR.
Mr. Keen, 50, has served as President (since 2000) and director (1980-2004) of Farmers and Merchants, prior to its merger with Capital City. He was a principal shareowner of Farmers and Merchants at the time of the merger.

RUTH A. KNOX
Ms. Knox, 50, has been a director since July 1, 2003. Since 2003, she has served as President of Wesleyan College, Macon, Georgia. Prior to this appointment, she practiced law in Atlanta and Macon, Georgia for 25 years.

WILLIAM G. SMITH, JR.
Mr. Smith, 50, is the Chairman of the Board of Capital City and has been a
director since 1982.   In 1995, he was appointed President and Chief
Executive Officer of Capital City and Chairman of Capital City Bank. In 2003, Mr. Smith was elected Chairman of the Board of Directors. Mr. Smith is the first cousin of Lina S. Knox.

CLASS II DIRECTORS:
-------------------
(Term Expiring in 2005)

THOMAS A. BARRON
Mr. Barron, 51, has been a director since 1982. He is Treasurer of Capital City and was appointed President of Capital City Bank in 1995.

J. EVERITT DREW
Mr. Drew, 48, has been a director since July 1, 2003. Since 2000, he has been the President of St. Joe Land Company where his duties include overseeing the sale and development efforts of several hundred thousand acres of St. Joe property in northwest Florida and southwest Georgia.

LINA S. KNOX
Ms. Knox, 56, has been a director since January 1998. She is a dedicated community volunteer. Ms. Knox is the first cousin of William G. Smith, Jr.

JOHN R. LEWIS
Mr. Lewis, 61, has been a director since 1999. He is President and Chief Executive Officer of Super-Lube, Inc., Tallahassee, Florida which he founded in 1979.

CLASS III DIRECTORS:
--------------------
(Term Expiring in 2006)

DUBOSE AUSLEY
Mr. Ausley, 66, has been a director since 1982. He is employed by the law firm of Ausley & McMullen and was Chairman of this firm and its predecessor for more than 20 years. Since 1992, he has served as a director of TECO Energy, Inc. Since 1993, Mr. Ausley has served as a director of Sprint Corporation. In addition, Mr. Ausley has been nominated, and has consented to serve, as a director of Huron Consulting Group, Inc.

FREDERICK CARROLL, III
Mr. Carroll, 53, has been a director since July 1, 2003. Since 1990, he has been the Managing Partner of Carroll and Company, an accounting firm specializing in tax and audit based in Tallahassee, Florida.

JOHN K. HUMPHRESS
Mr. Humphress, 55, has been a director since 1994. Since 1973, he has been a shareowner of Krause Humphress Pace & Wadsworth, Chartered CPA's.

HENRY LEWIS III
Dr. Lewis, 54, has been a director since July 1, 2003. Since 1994, he has served as Dean of the College of Pharmacy and Pharmaceutical Studies at Florida A&M University.

NON-DIRECTOR EXECUTIVE OFFICER:
-------------------------------

J. KIMBROUGH DAVIS
Mr. Davis, 50, was appointed Executive Vice President and Chief Financial Officer of Capital City in 1997. He served as Senior Vice President and Chief Financial Officer from 1991 to 1997. In 1998, he was appointed Executive Vice President and Chief Financial Officer of Capital City Bank.

                          FINANCIAL INFORMATION

Pro Forma Consolidated Statements of Income

     The following unaudited pro forma consolidated statements of income have been prepared for (i) the six months ended June 30, 2004, and give effect to the merger, assuming the merger is accounted for as a purchase and occurred at the beginning of the period and (ii) for the year ended December 31, 2003 and give effect to the merger, assuming the merger is accounted for as a purchase and occurred at the beginning of the period. The unaudited pro forma consolidated statements of income should be read in conjunction with the notes thereto and the historical consolidated financial statements of Capital City, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY," on page 1, "SUMMARY - Historical and Pro Forma Comparative Per Share Data," on page 15, and "- Selected Financial Data," on page 14. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the merger had been consummated at the dates indicated or which may be obtained in the future.



Capital City Bank Group, Inc.
Pro Forma Consolidated Statements of Income for the Six Months Ended June 30, 2004
(unaudited)


                                                                   Farmers and
 (Dollars in thousands, except per share data)     Capital City       Merchants       Adjustments      Consolidated
                                                 ----------------  --------------  ----------------  ----------------
 Short-Term Investments                                  $339             $27              $-33 (A)        $333
 Investment Securities                                  2,402           2,225              -791 (A)       3,836
 Loan Income & Fees                                    44,194           8,922                 0          53,116
                                                 ----------------  --------------  ----------------  ----------------
TOTAL INTEREST INCOME                                 $46,935         $11,174             $-824         $57,285

INTEREST EXPENSE
 Interest on Deposits                                  $4,779          $2,590                $0          $7,369
 Short-Term Borrowings                                    536              62                 0             598
 Long-Term Debt                                         1,084             374               591 (B)       2,049
                                                 ----------------  --------------  ----------------  ----------------
TOTAL INTEREST EXPENSE                                 $6,399          $3,026              $591         $10,016

NET INTEREST INCOME                                   $40,536          $8,148           $-1,415         $47,269

PROVISION FOR LOAN LOSSES                              $1,541            $150                $0          $1,691

NONINTEREST INCOME
 Service Charges                                       $8,371            $657                $0          $9,028
 Data Processing                                        1,336               0                 0           1,336
 Trust                                                  1,691               0                 0           1,691
 Gain (Loss) on Sale of Investments                        19              38                 0              57
 Gain on the Sale of RE Loans                           1,680               0                 0           1,680
 Other                                                  7,815             318                 0           8,133
                                                 ----------------  --------------  ----------------  ----------------
TOTAL NONINTEREST INCOME                              $20,912          $1,013                $0         $21,925

OPERATING REVENUES                                    $61,448          $9,161           $-1,415         $69,194

NONINTEREST EXPENSE
 Compensation                                         $21,549          $1,668                $0         $23,217
 Occupancy                                              3,366             204                12 (C )      3,582
 FF&E                                                   4,040             231                 0           4,271
                                                 ----------------  --------------  ----------------  ----------------
   Total Occupancy and FF&E                            $7,406            $435               $12          $7,853
 Merger                                                    46               0                 0              46
 Intangible Amortization                                1,752               0               902 (D)       2,654
 Other                                                 11,923           1,140                 0          13,063
                                                 ----------------  --------------  ----------------  ----------------

TOTAL NONINTEREST EXPENSE                             $42,676          $3,243              $914         $46,833

OPERATING PROFIT                                      $17,231          $5,768           $-2,329         $20,670

 Provision For Income Taxes                            $5,941              $0            $1,327 (E)      $7,268
                                                 ----------------  --------------  ----------------  ----------------

NET INCOME BEFORE MERGER EXPENSES                     $11,290          $5,768           $-3,656         $13,402
                                                 ================  ==============  ================  ================

Earnings Per Share:
 Basic                                                  $0.85                                             $0.95
 Diluted                                                $0.85                                             $0.95

 Basic Shares Outstanding                              13,275                               877          14,152(*)
 Diluted Shares Outstanding                            13,277                               877          14,154(*)
-----------------------------------------
(*)  Assumes a merger conversion ratio of 17.54 Capital City shares per Farmers and Merchants share.

Footnotes:

 (A)      Reduction in Farmers and Merchants Bank interest income primarily resulting from reduced federal funds sold ("FFS") and investment securities used to fund distribution to Farmers and Merchants shareowners prior to merger as determined below:
                                                                   Total               Total
                                                   Assumed
                                   Amount           Yield        (Per Year)           Six Month
                                -----------------------------------------------    ----------------
 Reduction in FFS               $  (7,000)          0.96%         $    (67)            $  (33)
 Reduction in Securities        $ (32,260)          4.93%         $ (1,591)            $ (791)
                                ---------------                ----------------    ----------------
  Net Change in Cash            $ (39,260)                        $ (1,658)            $ (824)


 (B)      Capital City will fund the cash portion of the purchase price through
         FHLB advances and its line of credit with a bank resulting in increased long-term debt interest expense as follows:
                                                                   Total               Total
                                   Amount           Rates          Total              Six Month
                                -----------------------------------------------    ----------------
 FHLB                           $  25,000           4.03%         $  1,008             $  501
 SunTrust LOC                   $  10,325           1.75%         $    181             $   90
                                ---------------                ----------------    ----------------
  Net Change in Cash            $  35,325                         $  1,189             $  591


 (C)      Represents additional depreciation resulting from purchase accounting adjustments to record buildings acquired at fair value:
                                                    Life           Total               Total
                                   Amount        (In Years)       Per Year            Six Month
                                -----------------------------------------------    ----------------
 Buildings                      $     625            25           $     25             $   12


 (D)      Represents amortization of identifiable intangible assets recorded in the acquisition

                                                         Life           Total               Total
                                        Amount        (In Years)       Per Year            Six Month
                                     -----------------------------------------------    ----------------
 Non-competes                        $   1,000             2           $   500              $  249
 Core Deposit Intangibles (3% of
   Total Deposits)                   $   9,200             7           $ 1,314              $  653
 Goodwill                            $  27,825                         $     -              $    -
                                     ---------------       0        ----------------    ----------------
  Total Intangibles                  $  38,025                         $ 1,814              $  902


 (E)      Represents income tax effect of pro forma adjustments:
                                              12/31/2003        6/30/2004
                                              ----------        ----------
 Farmers & Merchants pretax income             $ 11,347         $  5,768
 Merger Adjustments                            $ (4,686)        $ (2,329)
  Total                                        $  6,661         $  3,439
 Assumed marginal tax rate                        38.60%           38.60%
                                              ----------        ----------
  Total Tax Provision                          $  2,571         $  1,327
                                              ==========        ==========


Capital City Bank Group, Inc.
Pro Forma Consolidated Statements of Income for the Twelve Months Ended December 31, 2003
(unaudited)


                                                                   Farmers and
 (Dollars in thousands, except per share data)     Capital City       Merchants       Adjustments      Consolidated
                                                 ----------------  --------------  ----------------  ----------------
 Short-Term Investments                                $1,261             $51              $-67 (A)      $1,245
 Investment Securities                                  6,135           4,761            -1,591 (A)       9,305
 Loan Income & Fees                                    87,434          18,410                 0         105,844
                                                 ----------------  --------------  ----------------  ----------------
TOTAL INTEREST INCOME                                 $94,830         $23,222           $-1,658        $116,394

INTEREST EXPENSE
 Interest on Deposits                                 $11,567          $5,819                $0         $17,386
 Short-Term Borrowings                                  1,270             170                 0           1,440
 Long-Term Debt                                         2,002             747             1,189 (B)       3,938
                                                 ----------------  --------------  ----------------  ----------------
TOTAL INTEREST EXPENSE                                $14,839          $6,736            $1,189         $22,764

NET INTEREST INCOME                                   $79,991         $16,486           $-2,847         $93,630

PROVISION FOR LOAN LOSSES                              $3,436            $450                $0          $3,886

NONINTEREST INCOME
 Service Charges                                      $16,319          $1,476                $0         $17,795
 Data Processing                                        2,403               0                 0           2,403
 Trust                                                  2,650               0                 0           2,650
 Gain (Loss) on Sale of Investments                         1               0                 0               1
 Gain on the Sale of RE Loans                           6,090               0                 0           6,090
 Other                                                 14,476             615                 0          15,091
                                                 ----------------  --------------  ----------------  ----------------
TOTAL NONINTEREST INCOME                              $41,939          $2,091                $0         $44,030

OPERATING REVENUES                                   $121,930         $18,577           $-2,847        $137,660

NONINTEREST EXPENSE
 Compensation                                         $40,462          $3,666                $0         $44,128
 Occupancy                                              5,972             417                25 (C )      6,414
 FF&E                                                   7,840             467                 0           8,307
                                                 ----------------  --------------  ----------------  ----------------
   Total Occupancy and FF&E                           $13,812            $884               $25         $14,721
 Merger                                                     0               0                 0               0
 Intangible Amortization                                3,241               0             1,814 (D)       5,055
 Other                                                 22,206           2,230                 0          24,436
                                                 ----------------  --------------  ----------------  ----------------

TOTAL NONINTEREST EXPENSE                             $79,721          $6,780            $1,839         $88,340

OPERATING PROFIT                                      $38,773         $11,347           $-4,686         $45,434

 Provision For Income Taxes                           $13,580              $0            $2,571 (E)     $16,151
                                                 ----------------  --------------  ----------------  ----------------

NET INCOME BEFORE MERGER EXPENSES                     $25,193         $11,347           $-7,257         $29,283
                                                 ================  ==============  ================  ================

Earnings Per Share:
 Basic                                                  $1.91                                             $2.08
 Diluted                                                $1.90                                             $2.07

 Basic Shares Outstanding                              13,222                               877          14,099(*)
 Diluted Shares Outstanding                            13,251                               877          14,128(*)
-----------------------------------------

(*)  Assumes a merger conversion ratio of 17.54 Capital City shares per Farmers and Merchants share.

Footnotes:

(A)      Reduction in Farmers and Merchants Bank interest income primarily resulting from reduced federal funds sold ("FFS") and investment securities used to fund distribution to Farmers and Merchants shareowners prior to merger as determined below:
                                                                   Total               Total
                                                   Assumed
                                   Amount           Yield        (Per Year)           Six Month
                                -----------------------------------------------    ----------------
 Reduction in FFS               $  (7,000)          0.96%         $    (67)            $  (33)
 Reduction in Securities        $ (32,260)          4.93%         $ (1,591)            $ (791)
                                ---------------                ----------------    ----------------
  Net Change in Cash            $ (39,260)                        $ (1,658)            $ (824)



(B)      Capital City will fund the cash portion of the purchase price through
         FHLB advances and its line of credit with a bank resulting in increased long-term debt interest expense as follows:
                                                                   Total               Total
                                   Amount           Rates          Total              Six Month
                                -----------------------------------------------    ----------------
 FHLB                           $  25,000           4.03%         $  1,008             $  501
 SunTrust LOC                   $  10,325           1.75%         $    181             $   90
                                ---------------                ----------------    ----------------
  Net Change in Cash            $  35,325                         $  1,189             $  591


(C)      Represents additional depreciation resulting from purchase accounting adjustments to record buildings acquired at fair value:
                                                    Life           Total               Total
                                   Amount        (In Years)       Per Year            Six Month
                                -----------------------------------------------    ----------------
 Buildings                      $     625            25           $     25             $   12


(D)      Represents amortization of identifiable intangible assets recorded in the acquisition

                                                         Life           Total               Total
                                        Amount        (In Years)       Per Year            Six Month
                                     -----------------------------------------------    ----------------
 Non-competes                        $   1,000             2           $   500              $  249
 Core Deposit Intangibles (3% of
   Total Deposits)                   $   9,200             7           $ 1,314              $  653
 Goodwill                            $  27,825                         $     -              $    -
                                     ---------------       0        ----------------    ----------------
  Total Intangibles                  $  38,025                         $ 1,814              $  902


(E)      Represents income tax effect of pro forma adjustments:
                                              12/31/2003        6/30/2004
                                              ----------        ----------
 Farmers & Merchants pretax income             $ 11,347         $  5,768
 Merger Adjustments                            $ (4,686)        $ (2,329)
  Total                                        $  6,661         $  3,439
 Assumed marginal tax rate                        38.60%           38.60%
                                              ----------        ----------
  Total Tax Provision                          $  2,571         $  1,327
                                              ==========        ==========

0.0

Pro Forma Consolidated Balance Sheet

     The following unaudited pro forma consolidated balance sheet presents the historical unaudited consolidated balance sheets of Capital City and Farmers and Merchants at June 30, 2004, giving effect to the merger, assuming the merger is accounted for as a purchase and had occurred on June 30, 2004. The unaudited pro forma consolidated balance sheet should be read in conjunction with the notes thereto and the historical consolidated financial statements of Capital City, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY," on page 1, "SUMMARY - Historical and Pro Forma Comparative Per Share Data," on page 15, and "- Selected Financial Data," on page 14. The pro forma consolidated balance sheet is not necessarily indicative of the consolidated financial position that actually would have occurred if the merger had been consummated at the date indicated or which may be obtained in the future.


Capital City Bank Group, Inc.
Pro Forma Consolidated Statement of Condition at June 30, 2004
(unaudited)


                                                                      Farmers and
 (Dollars in thousands, except per share data)     Capital City       Merchants       Adjustments      Consolidated
                                                 ----------------  --------------  ----------------  ----------------
ASSETS:

 Short-Term Investments                            $   107,399      $    7,000     $   -7,000 (A)    $   107,399

 Investment Securities - AFS                           183,732         105,291        -30,713 (A)        258,310
 Investment Securities - HTM                                 0           1,547         -1,547 (A)              0
                                                 ----------------  --------------  ----------------  ----------------
   Total Investment Securities                         183,732         106,838        -32,260            258,310

 Loans, Net of Unearned Interest                     1,521,497         275,598              0          1,797,095

 Earning Assets                                      1,812,628         389,436        -39,260          2,162,804

 Cash and Due From Banks                                97,154           9,508              0            106,662
 Bank Premises and FF&E                                 56,263           3,859            625 (C)         60,747
 Other Real Estate Owned                                 1,064              60              0              1,124
 Intangible Assets                                      40,608               0         38,025 (D)         78,633
 Other                                                  32,770           4,628              0             37,398
 Reserve For Loan Loss                                 -13,657          -4,121              0            -17,778
                                                 ----------------  --------------  ----------------  ----------------
   Total Other Assets                                  214,202          13,934         38,650            266,786

TOTAL ASSETS                                       $ 2,026,830      $  403,370     $     -610        $ 2,429,590
                                                 ================  ==============  ================  ================

LIABILITIES

 Noninterest Bearing DDA                               520,118          32,397               0           552,515
 Interest Bearing                                    1,092,618         272,827               0         1,365,445
                                                 ----------------  --------------  ----------------  ----------------
   Total Deposits                                    1,612,736         305,224               0         1,917,960

 Short-Term Borrowings                                 127,012           5,124               0           132,136

 Long-Term Debt                                         58,427          22,562          35,325 (B)       116,314


 Other Liabilities                                      18,934           1,200               0            20,134

TOTAL LIABILITIES                                    1,817,109         334,110          35,325         2,186,544

SHAREOWNERS' EQUITY

 Common Stock                                              133           1,000            -991 (E)           142
 Surplus                                                17,922           9,000          24,316 (E)        51,238
 Other Comprehensive Gain/Loss                              21             -28              28 (E)            21
 Retained Earnings                                     191,645          59,288         -59,288 (E)       191,645
                                                 ----------------  --------------  ----------------  ----------------

TOTAL SHAREOWNERS' EQUITY                              209,721          69,260         -35,935           243,046

TOTAL LIABILITIES &
 SHAREOWNERS' EQUITY                               $ 2,026,830      $  403,370     $      -610       $ 2,429,590
                                                 ================  ==============  ================  ================

Footnotes:

(A) Represents liquidation of Farmers and Merchants Federal Funds Sold and Investment Securities
    to be used to fund distribution to Farmers and Merchants shareowners prior to merger, including a reclassification of held-to-maturity securities to available-for-securities as follows:

                                  Amount
                               -----------
 Federal Funds Sold            $  (7,000)
 Investment Securities         $ (32,260)
                               -----------
  Total                        $ (39,260)

(B) Debt to be incurred to fund the cash portion of the purchase price through FHLB advances and line of credit with a bank as follows:

                                  Amount
                               -----------
 FHLB                          $  25,000
 Bank line of credit           $  10,325
                               -----------
  Total                        $  35,325


(C) Represents purchase accounting adjustments to record buildings acquired at fair market value as follows:

                                  Amount
                               -----------
Buildings                      $    625



(D) Represents purchase accounting adjustments to record identifiable intangible assets in connection with the acquisition as follows:

                                                           Life
                                        Amount          (in Years)
                                     -----------       ------------
Non-competes                         $   1,000               2
 Core Deposit Intangibles (3% of     $   9,200               7
   Total Deposits)
 Goodwill                            $  27,825               0
                                     -----------
 Total Intangibles                   $  38,025


(E) Represents equity transactions involved in the merger as well as elimination entries for consolidation as follows:

                                                            Issue          Total
                               Beginning                 Capital City    Pro Forma
                                Balance     Elimination      Stock      Adjustments
                              ---------------------------------------   ------------
 Common Stock                 $    1,000    $   (1,000)   $        9    $     (991)
 Surplus                      $    9,000    $   (9,000)   $   33,316    $   24,316
 Other Comprehensive Loss     $      (28)   $       28    $        -    $       28
 Retained Earnings            $   59,288    $  (59,288)   $        -    $  (59,288)


                                    -110-



Farmers and Merchants Bank Supplemental Financial Information
(unaudited)
Quarterly Financial Data
(dollars in thousands, except per
share data)
                                                      2004                             2003
                                     -----------------------    -------------------------------------------------
                                       Second        First        Fourth        Third        Second         First
Summary of Operations:
  Interest Income                      $5,614       $5,560        $5,768        $5,752       $5,817         $5,885
  Interest Expense                      1,515        1,511         1,525         1,603        1,766          1,842
  Net Interest Income                   4,099        4,049         4,243         4,149        4,051          4,043
  Provision for Loan Loss                 150            0             0           150          150             150
  Net Interest Income
    After Provisions for Loan Loss      3,949        4,049         4,243         3,999        3,901          3,893
  Noninterest Income                      548          465           439           519          687            446
  Merger Expense
  Noninterest Expense                   1,627        1,616         2,029         1,553        1,602          1,596
  Income Before
    Provision for Income Taxes          2,870        2,898         2,653         2,965        2,986          2,743
  Net Income                            2,870        2,898         2,653         2,965        2,986          2,743

Per Common Share:
  Net Income Basic                     $57.40       $57.96        $53.06        $59.30        $59.72        $54.86
  Net Income Diluted                    57.40        57.96         53.06         59.30         59.72         54.86
  Dividends Declared                    33.50        33.50         62.00         30.50         30.50         30.50
  Book Value                         1,385.20     1,417.84      1,386.44      1,399.12      1,401.82      1,359.46

Selected Average Balances:
   Total Assets                      $404,055     $402,496      $391,076      $387,909      $386,979      $386,569
   Earning Assets                     390,287      383,496       372,825       370,182       368,002       367,313
   Loans                              277,683      265,202       260,603       258,708       250,753       247,125
   Total Deposits                     306,094      299,682       290,650       285,820       285,805       284,461
   Total Shareowners' Equity           66,869       70,107        69,639        70,024        68,379        67,525
   Common Equivalent Shares:
         Basic                       1,337.38     1,402.14      1,392.78      1,400.48      1,367.58      1,350.48
         Diluted                     1,337.38     1,402.14      1,392.78      1,400.48      1,367.58      1,350.48
  Ratios:
         ROA                            2.87%        2.88%         2.71%         3.06%         2.96%         2.84%
         ROE                           17.25%       16.53%        15.24%        16.94%        16.76%        16.25%
  Net Interest Margin                   3.84%        4.22%         4.48%         4.41%         4.41%         4.37%
  Efficiency Ratio                     39.40%       35.82%        43.34%        33.27%        34.72%        35.55%


                                    -111-


Quarterly Financial Data
(dollars in thousands, except per
share data)
                                                                   2002
                                              Fourth        Third        Second        First
Summary of Operations:
  Interest Income                             $6,155        $6,462        $6,362        $6,201
  Interest Expense                             1,956         2,080         2,119         2,308
  Net Interest Income                          4,199         4,382         4,243         3,893
  Provision for Loan Loss                        100           600           100           100
  Net Interest Income
    After Provisions for Loan Loss             4,099         3,782         4,143         3,793
  Noninterest Income                             489           518           453           460
  Merger Expense
  Noninterest Expense                          1,889         1,445         1,526         1,621
  Income Before
    Provision for Income Taxes                 2,699         2,855         3,079         2,632
  Net Income                                   2,699         2,855         3,079         2,632

Per Common Share:
  Net Income Basic                            $53.98        $57.10        $61.58        $52.64
  Net Income Diluted                           53.98         57.10         61.58         52.64
  Dividends Declared                           40.00         30.50         30.50         30.50
  Book Value                                1,341.48      1,325.56      1,276.24      1,201.00

Selected Average Balances:
   Total Assets                             $382,323      $380,220      $369,296      $359,237
   Earning Assets                            363,224       362,306       352,193       342,068
   Loans                                     243,858       240,850       231,815       225,771
   Total Deposits                            282,133       282,096       279,212       273,819
   Total Shareowners' Equity                  66,676        65,045        61,931        59,800
   Common Equivalent Shares:
         Basic                              1,333.52      1,300.90      1,238.62      1,196.00
         Diluted                            1,333.52      1,300.90      1,238.62      1,196.00
  Ratios:
         ROA                                   2.82%         3.00%         3.33%         2.93%
         ROE                                  16.19%        17.56%        19.89%        17.61%
  Net Interest Margin                          4.62%         4.84%         4.82%         4.55%
  Efficiency Ratio                            40.29%        29.49%        32.50%        37.24%





                            SHAREOWNER PROPOSALS

     Shareowner proposals that are to be included in the Capital City proxy statement for the 2005 annual meeting of shareowners must be received by December 3, 2004. Shareowner proposals for the 2005 annual meeting that are not intended to be included in the proxy statement for that meeting must be received by February 18, 2005 or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to: J. Kimbrough Davis, Corporate Secretary, Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301.

                                   EXPERTS

     The consolidated financial statements of Capital City Bank Group, Inc. and subsidiary (the "Company") as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the consolidated financial statements refers to the Company's change in method of recording stock-based compensation in 2003 and a change in method of accounting for goodwill and other intangible assets in 2002. The audit report also refers to KPMG LLP's audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to revise the 2001 consolidated financial statements, as more fully described in Note 6 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

     The audited financial statements of Farmers and Merchants as of and for the years ended December 31, 2003 and 2002 included with this Proxy Statement/Prospectus as Exhibit C have been audited by Nichols, Cauley & Associates, LLC, independent certified public accountants, as indicated herein in reliance upon the authority of said firm as experts in giving said reports.

                                LEGAL MATTERS

     The legality of the shares of Capital City common stock to be issued in the merger and certain tax consequences of the merger will be passed upon by Gunster, Yoakley & Stewart P.A., Ft. Lauderdale, Florida.

                                OTHER MATTERS

     Management of Farmers and Merchants does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.


                                    -113-



                                   Appendix A
  AGREEMENT AND PLAN OF MERGER BY AND AMONG CAPITAL CITY BANK GROUP, INC., CAPITAL CITY BANK AND FARMER'S AND MERCHANTS BANK, DATED AS OF MAY 12, 2004




                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                        CAPITAL CITY BANK GROUP, INC.,

                              CAPITAL CITY BANK

                                     AND

                          FARMERS AND MERCHANTS BANK







                            Dated as of May 12, 2004

                               TABLE OF CONTENTS

                                                                        Page

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGERS

     1.1   BANK MERGER                                                      1

     1.2   ASSUMPTION OF DEPOSIT LIABILITIES                                2

     1.3   HOLDING COMPANY MERGER                                           2

     1.4   TRANSFER OF BANK ASSETS AND LIABILITIES TO CCB                   2

     1.5   TIME AND PLACE OF CLOSING                                        2

     1.6   EFFECTIVE TIME                                                   2

     1.7   ARTICLES OF INCORPORATION                                        3

     1.8   BYLAWS                                                           3

     1.9   DIRECTORS AND OFFICERS                                           3

ARTICLE 2 - MANNER OF CONVERTING SHARES

     2.1   CONVERSION OF SHARES                                             3

     2.2   ANTI-DILUTION PROVISIONS                                         4

     2.3   SHARES HELD BY FMB SHAREHOLDERS OR CCBG                          4

     2.4   DISSENTING SHAREHOLDERS                                          4

     2.5   FRACTIONAL SHARES                                                5

ARTICLE 3 - EXCHANGE OF SHARES

     3.1   EXCHANGE PROCEDURES                                              5

     3.2   RIGHTS OF FORMER FMB SHAREHOLDERS                                6

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF FMB

     4.1   ORGANIZATION, STANDING, AND POWER                                6

     4.2   AUTHORITY OF FMB; NO BREACH BY AGREEMENT                         7

     4.3   CAPITAL STOCK                                                    8

     4.4   INVESTMENTS; NO SUBSIDIARIES                                     8

     4.5   FINANCIAL STATEMENTS                                             8

     4.6   ABSENCE OF UNDISCLOSED LIABILITIES                               8

     4.7   ABSENCE OF CERTAIN CHANGES OR EVENTS                             9

     4.8   TAX MATTERS                                                      9

     4.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES                              12

     4.10  ASSETS                                                         12

     4.11  INTELLECTUAL PROPERTY                                          13

                               TABLE OF CONTENTS
                                  (continued)
                                                                        Page

     4.12  ENVIRONMENTAL MATTERS.                                         14

     4.13  COMPLIANCE WITH LAWS                                           15

     4.14  LABOR RELATIONS                                                16

     4.15  EMPLOYEE BENEFIT PLANS                                         16

     4.16  MATERIAL CONTRACTS                                             20

     4.17  LEGAL PROCEEDINGS                                              20

     4.18  REPORTS                                                        21

     4.19  STATEMENTS TRUE AND CORRECT                                    21

     4.20  OPINION OF FINANCIAL ADVISOR                                   22

     4.21  BOARD RECOMMENDATION                                           22

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF CCBG

     5.1   ORGANIZATION, STANDING, AND POWER                              22

     5.2   AUTHORITY OF CCBG; NO BREACH BY AGREEMENT                      22

     5.3   CAPITAL STOCK                                                  23

     5.4   CCBG SUBSIDIARIES                                              23

     5.5   SEC FILINGS; FINANCIAL STATEMENTS                              24

     5.6   ABSENCE OF UNDISCLOSED LIABILITIES                             24

     5.7   ABSENCE OF CERTAIN CHANGES OR EVENTS                           25

     5.8   ALLOWANCE FOR POSSIBLE LOAN LOSSES                             25

     5.9   INTELLECTUAL PROPERTY                                          25

     5.10  COMPLIANCE WITH LAWS                                           26

     5.11  LEGAL PROCEEDINGS                                              26

     5.12  REPORTS                                                        27

     5.13  STATEMENTS TRUE AND CORRECT                                    27

     5.14  ACCOUNTING, TAX AND REGULATORY MATTERS                         27

ARTICLE 6 - CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1   AFFIRMATIVE COVENANTS OF FMB                                   28

     6.2   NEGATIVE COVENANTS OF FMB                                      28

     6.3   COVENANTS OF CCBG                                              30

     6.4   ADVERSE CHANGES IN CONDITION                                   31

     6.5   REPORTS                                                        31

                               TABLE OF CONTENTS
                                  (continued)
                                                                        Page

     6.6   TAXES                                                          32

ARTICLE 7 - ADDITIONAL AGREEMENTS

     7.1   REGISTRATION STATEMENT; PROXY STATEMENT;
           SHAREHOLDER APPROVAL                                           35

     7.2   NASDAQ LISTING                                                 35

     7.3   APPLICATIONS                                                   35

     7.4   FILINGS WITH STATE OFFICES                                     35

     7.5   AGREEMENT AS TO EFFORTS TO CONSUMMATE                          36

     7.6   INVESTIGATION AND CONFIDENTIALITY                              36

     7.7   PRESS RELEASES                                                 37

     7.8   CERTAIN ACTIONS                                                38

     7.9   ACCOUNTING AND TAX TREATMENT                                   38

     7.10  STATE TAKEOVER LAWS                                            38

     7.11  CHARTER PROVISIONS                                             38

     7.12  FMB MEETINGS                                                   39

     7.13  AGREEMENT OF AFFILIATES                                        39

     7.14  EMPLOYEE BENEFITS AND CONTRACTS                                39

     7.15  INDEMNIFICATION                                                41

     7.16  CERTAIN POLICIES OF FMB                                        43

     7.17  DIRECTOR'S AGREEMENTS                                          43

     7.18  PAYMENT OF BONUSES                                             43

     7.19  REAL PROPERTY MATTERS                                          43

     7.20  FAIRNESS OPINION                                               44

     7.21  FORMATION OF INTERIM GEORGIA BANK SUBSIDIARY                   44

ARTICLE 8 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY                        45

     8.2   CONDITIONS TO OBLIGATIONS OF CCBG                              46

     8.3   CONDITIONS TO OBLIGATIONS OF FMB                               47

ARTICLE 9 - TERMINATION

     9.1   TERMINATION                                                    48

     9.2   EFFECT OF TERMINATION                                          50

                               TABLE OF CONTENTS
                                  (continued)
                                                                        Page

     9.3   ALTERNATE TRANSACTION                                          50

     9.4   NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS                  50

ARTICLE 10 - MISCELLANEOUS

     10.1  DEFINITIONS                                                    50

     10.2  EXPENSES                                                       60

     10.3  BROKERS AND FINDERS                                            60

     10.4  ENTIRE AGREEMENT                                               60

     10.5  AMENDMENTS                                                     60

     10.6  WAIVERS                                                        61

     10.7  ASSIGNMENT                                                     61

     10.8  NOTICES                                                        61

     10.9  GOVERNING LAW                                                  62

     10.10 COUNTERPARTS                                                   62

     10.11 CAPTIONS; ARTICLES AND SECTIONS                                62

     10.12 INTERPRETATIONS                                                63

     10.13 ENFORCEMENT OF AGREEMENT                                       63

     10.14 ENFORCEMENT COSTS                                              63

     10.15 SEVERABILITY                                                   63

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May __, 2004, by and among CAPITAL CITY BANK GROUP, INC., a Florida corporation ("CCBG"), CAPITAL CITY BANK, a Florida chartered commercial bank ("CCB"), and FARMERS AND MERCHANTS BANK, a Georgia chartered commercial bank ("FMB").

                                   PREAMBLE

     The respective Boards of Directors of FMB, CCB, and CCBG are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for CCBG to acquire FMB by merging a to-be-formed Georgia chartered, interim banking subsidiary of CCBG ("Interim") with and into FMB with FMB surviving and being the resulting bank (the "Bank Merger"). Immediately following the Bank Merger, the deposit liabilities of FMB shall be assumed by CCB. Immediately thereafter, FMB will merge with and into CCBG with CCBG being the resulting corporation (the "Holding Company Merger") (collectively, the "Mergers"). Immediately following the Holding Company Merger, CCBG shall transfer the assets and remaining liabilities of FMB to CCB. At the effective time of the Mergers, the outstanding shares of the capital stock of FMB shall be converted into the right to receive a combination of shares of the common stock of CCBG and cash as described in this Agreement. As a result, shareholders of FMB shall become shareholders of CCBG, and CCBG and CCB shall conduct the business and operations of FMB. The transactions described in this Agreement are subject to the approvals of the shareholders of FMB and CCB, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Florida Department of Financial Services, the Florida Secretary of State, and the Georgia Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Mergers collectively shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                       TRANSACTIONS AND TERMS OF MERGERS

     1.1   BANK MERGER.
           -----------   Subject to the terms and conditions of this
Agreement, at the Effective Time, Interim shall be merged with and into FMB in accordance with the provisions of, and with the effect provided in, Sections 7-1-530 et seq. of the OCGA on terms and subject to the provisions of the Bank Plan of Merger ("Bank Plan"), attached hereto as Exhibit 1. FMB shall be the Surviving Bank resulting from the Bank Merger and shall continue to be governed by the Laws of the State of Georgia. The Bank Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FMB, Interim, and CCB.

     1.2   ASSUMPTION OF DEPOSIT LIABILITIES.
           ---------------------------------

     Immediately following the consummation of the Bank Merger, and without any action on the part of FMB, the Surviving Bank shall transfer and CCB shall assume the following liabilities (the "Deposit Liabilities"):

           (a) the Deposits and all terms and agreements relating to the Deposit Accounts;

           (b) the Surviving Bank's duties and responsibilities relating to the Deposits with respect to: (i) the abandoned property laws of any state,
(ii) any legal process which is served on FMB on or before the Closing Date with respect to claims against or for the Deposits; or (iii) any other applicable law.

     1.3   HOLDING COMPANY MERGER.
           ----------------------   Following the consummation of the Bank
Merger and immediately after the assumption of the Deposit Liabilities as set forth in Section 1.2, the Surviving Bank shall be merged with and into CCBG in accordance with the provisions of and with the effect provided in Section
607.1108 of the FBCA and Sections 14-2-1101 et seq. of the OCGA. CCBG shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be a corporation governed by the laws of the State of Florida.

     1.4   TRANSFER OF BANK ASSETS AND LIABILITIES TO CCB.
           ----------------------------------------------   Immediately
following the Holding Company Merger, and without any action on the part of FMB or the Surviving Bank, the Surviving Corporation will transfer to CCB all assets and liabilities that were on the books of the Surviving Bank immediately before the Holding Company Merger (after taking into account the transfer of the Surviving Bank's Deposit Liabilities to CCB pursuant to
Section 1.2).

     1.5   TIME AND PLACE OF CLOSING.
           -------------------------   The closing of the transactions
contemplated hereby (the "Closing") will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or telefax as may be mutually agreed upon by the Parties.

     1.6   EFFECTIVE TIME.
           --------------   The Bank Merger shall become effective as of the
date and at the time specified in the Bank Plan (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of FMB and CCB approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by CCBG and FMB.

     1.7   ARTICLES OF INCORPORATION.
           -------------------------   The Articles of Incorporation of CCBG
in effect immediately prior to the Holding Company Merger shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     1.8   BYLAWS.
           ------   The Bylaws of CCBG in effect immediately prior to the
Holding Company Merger shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     1.9   DIRECTORS AND OFFICERS.
           ----------------------   With the addition of McGrath Keen, Jr.,
the directors of CCBG in office immediately prior to the Holding Company Merger, together with such other persons as may thereafter be elected or appointed, shall serve as the directors of the Surviving Corporation from and after the Holding Company Merger in accordance with the Bylaws of the Surviving Corporation. The officers of CCBG in office immediately prior to the Holding Company Merger, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Holding Company Merger in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 2

                          MANNER OF CONVERTING SHARES

     2.1   CONVERSION OF SHARES.
           --------------------   Subject to the provisions of this Article
2, at the Effective Time, by virtue of the Mergers and without any action on the part of CCBG, CCB, FMB, or Interim or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

           (a) Each share of capital stock of CCBG issued and outstanding immediately prior to the Holding Company Merger shall remain issued and outstanding from and after the Holding Company Merger.

           (b) Each share of FMB Common Stock, excluding shares held by FMB or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
Section 2.4, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive:

                (1) that multiple of a share of CCBG Common Stock (the "CCBG Stock Multiple") equal to the quotient obtained by dividing (i) $666.50 by
(ii) the Average Closing Price; provided that for purposes of this calculation the Average Closing Price shall be deemed to equal (x) $38.00, in the event the Average Closing Price is less than $38.00, and (y) $45.00, in the event the Average Closing Price is greater than $45.00 (the "Share Exchange Ratio"); and

                (2) $666.50 in cash (the "Cash Exchange Ratio") (together with the Share Exchange Ratio, the "Exchange Ratio").

           (c) Each share of capital stock of CCB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

           (d) Each share of capital stock of Interim issued and outstanding immediately prior to the Holding Company Merger shall cease to be outstanding and shall be extinguished from and after the consummation of the Holding Company Merger.

     2.2   ANTI-DILUTION PROVISIONS.
           ------------------------   In the event CCBG changes the number of
shares of CCBG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to CCBG Common Stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     2.3   SHARES HELD BY FMB SHAREHOLDERS OR CCBG.
           ---------------------------------------   Each of the shares of
FMB Common Stock held by FMB or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.4   DISSENTING SHAREHOLDERS.
           -----------------------   Any holder of shares of FMB Common Stock
who perfects his or her dissenters' rights in accordance with and as contemplated by Section 14-2-1301 et seq. of the OCGA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the OCGA and surrendered to FMB the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FMB fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to CCBG's consent in its sole discretion, CCBG shall issue and deliver the consideration to which such holder of shares of FMB Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FMB Common Stock held by him or her.

     2.5   FRACTIONAL SHARES.
           -----------------   Notwithstanding any other provision of this
Agreement, each holder of shares of FMB Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of CCBG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CCBG Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                   ARTICLE 3

                               EXCHANGE OF SHARES

     3.1   EXCHANGE PROCEDURES.
           -------------------   Promptly after the Effective Time, CCBG and
FMB shall cause the exchange agent selected by CCBG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of FMB Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of FMB Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of FMB Common Stock represented by Certificates that are not registered in the transfer records of FMB, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as CCBG and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, CCBG shall promptly send holders of FMB Common Stock a letter of transmittal, providing instructions regarding
the surrendering of their FMB Common Stock to the Exchange Agent.   In
accordance with such instructions, each holder of shares of FMB Common Stock (other than shares to be canceled pursuant to Section 2.3 or as to which statutory dissenters' rights have been perfected as provided in Section 2.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2.

To the extent required by Section 2.5, each holder of shares of FMB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCBG Common Stock to which such holder may be otherwise entitled (without interest). CCBG shall not be obligated to deliver the consideration to which any former holder of FMB Common Stock is entitled as a result of the Mergers until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither CCBG nor the Exchange Agent shall be liable to a holder of FMB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of FMB shall constitute ratification of the appointment of the Exchange Agent.

     3.2   RIGHTS OF FORMER FMB SHAREHOLDERS.
           ---------------------------------   The stock transfer books of
FMB shall be closed as to holders of FMB Common Stock immediately prior to the Effective Time and no transfer of FMB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate theretofore representing shares of FMB Common Stock (other than shares to be canceled pursuant to Sections 2.3 and 2.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FMB in respect of such shares of FMB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by CCBG on the CCBG Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCBG Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of CCBG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.1.
However, upon surrender of such Certificate, both the CCBG Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.


                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF FMB

     FMB hereby represents and warrants to CCBG as follows:

     4.1   ORGANIZATION, STANDING, AND POWER.
           ---------------------------------   FMB is a state chartered bank
duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FMB is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect. The minute books and other organizational documents and corporate records for FMB have been made available to CCBG for its review and, except as disclosed in Section 4.1 of the FMB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     4.2   AUTHORITY OF FMB; NO BREACH BY AGREEMENT.
           ----------------------------------------

           (a) FMB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FMB, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of FMB Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Mergers by FMB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FMB, enforceable against FMB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

           (b) Neither the execution and delivery of this Agreement by FMB, nor the consummation by FMB of the transactions contemplated hereby, nor compliance by FMB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FMB's Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of FMB, or (ii) except as disclosed in Section 4.2 of the FMB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of FMB under, any Contract or Permit of FMB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to FMB or its material Assets (including any CCBG Entity or FMB becoming subject to or liable for the payment of any Tax on any of the Assets owned by any CCBG Entity or FMB being reassessed or revalued by any Taxing authority), where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder.

            (c) Except for the Consents referred to in Section 8.1(b), no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FMB of the Mergers and the other transactions contemplated in this Agreement.

     4.3   CAPITAL STOCK.
           -------------

           (a) The authorized capital stock of FMB consists of 50,000 shares of FMB Common Stock, of which 50,000 shares are issued and outstanding as of the date of this Agreement and not more than 50,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of FMB are duly and validly issued and outstanding and are fully paid and nonassessable under the OCGA. None of the outstanding shares of capital stock of FMB has been issued in violation of any preemptive rights of the current or past shareholders of FMB.

           (b)  Except as set forth in Section 4.3(a), or as disclosed in
Section 4.3(b) of the FMB Disclosure Memorandum, there are no shares of capital stock or other equity securities of FMB outstanding and no outstanding Equity Rights relating to the capital stock of FMB.

     4.4   INVESTMENTS; NO SUBSIDIARIES.
           ----------------------------   Except as set forth in Section 4.4
of the FMB Disclosure Memorandum, FMB does not own, directly or indirectly, any shares of common stock of any corporation or any equity investment in any partnership, association, or other business organization.

     4.5   FINANCIAL STATEMENTS.
           --------------------   Each of the FMB Financial Statements was
prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as disclosed in
Section 4.5 of the FMB Disclosure Memorandum), and fairly presents in all material respects the financial position of FMB as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     4.6   ABSENCE OF UNDISCLOSED LIABILITIES.
           ----------------------------------   FMB has no Liabilities that
are reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FMB as of December 31, 2003, included in the FMB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section
4.6 of the FMB Disclosure Memorandum, FMB has not incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

     4.7   ABSENCE OF CERTAIN CHANGES OR EVENTS.
           ------------------------------------   Since December 31, 2003,
except as disclosed in the FMB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the FMB Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, and (ii) FMB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FMB provided in Article 6.

     4.8   TAX MATTERS.
           -----------

           (a) Filing of Tax Returns. FMB has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof. All such returns are, and the information contained therein is, complete and accurate in all material respects. Except as specified in Section 4.8(a) of the FMB Disclosure Memorandum, FMB has not requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes. FMB has made available to CCBG copies of such portions of the federal, state, foreign and local income tax returns of FMB for the last four years that relate to FMB.

           (b) Payment of Taxes. All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, as set forth in Section 4.8(b) of the FMB Disclosure Memorandum, or (iii) are being contested in good faith by FMB pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the FMB Disclosure Memorandum. FMB does not have any material liability for Taxes in excess of the amounts so paid or reserves so established. FMB has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income FMB receives after the Closing, or (iii) as set forth in Section 4.8(b) of the FMB Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in material Taxes for which FMB is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

           (c)  Audit History.
                -------------   Except as set forth in Section 4.8(c) of the
FMB Disclosure Memorandum, there are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the FMB Disclosure Memorandum, there are no pending or, to the best of FMB's Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes, in each case, that, in the reasonable judgment of FMB or its tax advisers, likely to result in a material additional amount of Taxes. Audits of federal, state, foreign and local returns for Taxes of FMB by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the FMB Disclosure Memorandum. Except as set forth in Section 4.8(c) of the FMB Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to FMB.

           (d)  Tax Elections.
                -------------

                (1) All material elections with respect to Taxes affecting FMB that are effective as of the date hereof are set forth in Section 4.8(d) of the FMB Disclosure Memorandum. FMB elected to be subject to Subchapter S of the Internal Revenue Code effective as July 1, 1998, and such election is presently in effect.

                (2) Except as set forth in Schedule 4.8(d) of the FMB Disclosure Memorandum, FMB: (i) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (ii) has not made an election, and is not required, to treat any asset of FMB as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (iii) does not own tax-exempt bond financed property within the meaning of Section 168(g) of the Code and (iv) does not own tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

           (e)  Tax Rulings/Binding Agreement.
                -----------------------------   FMB has not requested or
received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date.

           (f)  Power of Attorney.
                -----------------   Except as set forth in Section 4.8(f) of
the FMB Disclosure Memorandum, there is no power of attorney granted by FMB relating to Taxes that is currently in force.

           (g)  Prior Affiliated Groups.
                -----------------------   Section 4.8(g) of the FMB
Disclosure Memorandum lists all combined consolidated or unitary groups of which FMB has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

           (h)  Tax-Sharing Agreements.
                ----------------------   FMB is not a party to a tax-sharing
agreement or any similar arrangement.

           (i)  Existing Partnerships and Single Member LLCs.
                --------------------------------------------   Except as set
forth in Section 4.8(i) of the FMB Disclosure Memorandum, FMB (i) is not subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, or
(iii) does not own a qualified Subchapter S subsidiary which is treated as a disregarded entity under the Code.

           (j)  Parachute Payments.
                ------------------   Except as set forth in Section 4.8(j) of
the FMB Disclosure Memorandum, FMB has not made or become obligated to make, or will, as a result of any event connected with the acquisition of FMB by CCBG or any other transaction contemplated herein, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

           (k)  Debt or Stock of Acquiring Group.
                --------------------------------   FMB does not own any debt
obligation or any shares issued by any member of CCBG.

           (l)  Permanent Establishment.
                -----------------------   FMB does not have, and has not had,
a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country. Except as set forth in Section 4.8(a) of the FMB Disclosure Memorandum, FMB has not derived income from or operated a trade or business in any foreign country, state or locality.

           (m)  Security for Tax-Exempt Obligations.
                -----------------------------------   None of the assets of
FMB directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

           (n)  U.S. Real Property Holding Corporation.
                --------------------------------------   FMB is not, and has
not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code.

           (o)  Tax Ownership.
                -------------   Each asset with respect to which FMB claims
depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by FMB.

           (p)  Tax Qualification as a Reorganization.
                -------------------------------------   Neither FMB nor any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

           (q)  Unpaid Tax.
                ----------   Except as set forth in Section 4.8(q) of the FMB
Disclosure Memorandum, the unpaid Taxes of FMB do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in FMB's most recent balance sheet by a significant amount as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FMB.

           (r)  Timing Differences.
                ------------------   Except as set forth in Section 4.8(r) of
the FMB Disclosure Memorandum, no significant item of income or gain reported by FMB for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period.

     4.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES.
           ----------------------------------   The allowances for possible
loan and lease credit losses (collectively, the "Allowance") shown on the balance sheet of FMB immediately prior to the Effective Time will be, as of the date thereof, a minimum of 1.75% of total loans of FMB and shall be adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of FMB and other extensions of credit (including letters of credit) by FMB as of the dates thereof.

     4.10  ASSETS.
           ------

           (a) Except as disclosed in Section 4.10 of the FMB Disclosure Memorandum or as disclosed or reserved against in the FMB Financial Statements delivered prior to the date of this Agreement, FMB has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of FMB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FMB's past practices.

           (b) All Assets which are material to FMB's business, held under leases or subleases by FMB, are held under valid Contracts enforceable by FMB in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no defaults underneath such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a default to occur, and each such Contract is in full force and effect.

           (c) FMB currently maintains insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. FMB has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by FMB under such policies.

           (d) The Assets of FMB include all material Assets required to operate the business of FMB as presently conducted.

           (e) Except as disclosed and described in detail in Section 4.10(e) of the FMB Disclosure Memorandum, FMB does not hold any deposits or has not made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed $15 million or (ii) in the case of loans, individually or in the aggregate exceed $7.5 million.

           (f) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any real property owned or leased by FMB, including FMB's banking facilities and all other real estate or foreclosed properties and any improvements thereon (collectively, the "Real Property") except as set forth in Section 4.10(f) of the FMB Disclosure Memorandum.

           (g) Except as set forth in Section 4.10(g) of the FMB Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

           (h) There are no parties (other than FMB) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(h) of the FMB Disclosure Memorandum who are in possession of space to which they are entitled.

           (i) Each real property owned or leased by FMB and which is used in the ordinary course of FMB's banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

           (j) Except as set forth in the FMB Disclosure Memorandum, each real property owned or leased by FMB and which is used in the ordinary course of FMB's banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

     4.11  INTELLECTUAL PROPERTY.
           --------------------- FMB owns or has a license to use all of the Intellectual Property used by FMB in the course of its business. FMB is the owner of or has a license to any Intellectual Property sold or licensed to a third party by FMB in connection with FMB's business operations, and FMB has the right to convey by sale or license any Intellectual Property so conveyed. FMB is not in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FMB threatened, which challenge the rights of FMB with respect to Intellectual Property used, sold or licensed by FMB in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of FMB does not infringe any Intellectual Property of any other person.

Except as disclosed in Section 4.11 of the FMB Disclosure Memorandum, FMB is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the FMB Disclosure Memorandum, to the Knowledge of FMB, no such officer, director or employee is party to any Contract with any Person other than FMB which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than FMB or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than FMB. Except as disclosed in Section
4.11 of the FMB Disclosure Memorandum, no officer, director or, to the Knowledge of FMB, any employee of FMB is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including FMB.

     4.12  ENVIRONMENTAL MATTERS.
           ---------------------

           (a) (i) Except as disclosed in Section 4.12 of the FMB Disclosure Memorandum, there are no actions, suits, demands, written notices, or other communications, claims, investigations, orders, or proceedings pending or to the Knowledge of FMB, threatened against FMB concerning any Real Property or any other property owned, leased, or operated by FMB now or in the past (1) relating to any Environmental Laws or (2) relating to the release, emission, discharge, spillage, or disposal, or to the threatened release, emission, discharge, spillage, or disposal, into the environment of any Hazardous Substance (collectively "Releases"), whether or not occurring at, on, under, or affecting (or potentially affecting) any Real Property or at any other property owned, leased, or operated by FMB now or in the past, including without limitation, arising from, relating to, or as a result of any written notices, demand letters, or requests for information from any governmental authority relating to any such Releases or liabilities under or violations of Environmental Laws which would be reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, as defined by Section 4.12(g). (ii) Except as described in Section 4.12 of the FMB Disclosure Statement, there is no reasonable basis for, or that could lead to, any such actions, suits, demands, orders, notices, claims, investigations, proceedings, or liabilities that are described in (a)(i) above, including but not limited to, arising from, relating to, or as a result of any present or past actions, activities, circumstances, conditions, events, or incidents which would be reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, as defined by Section 4.12(g).

           (b) Except as disclosed in Section 4.12 of the FMB Disclosure Statement, FMB, its Real Property, and any other property owned, leased, or operated by FMB now or in the past are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, as defined by Section 4.12(g).

           (c) FMB has not used, stored, transported, disposed of, or arranged for the transportation or disposal of, Hazardous Substances on, from, or in connection with the Real Property or any property owned, leased, or operated by FMB now or in the past, and FMB has not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances off site. There are no aboveground or underground storage tanks located either on the Real Property or, to the Knowledge of FMB, at any other property owned, leased, or operated by FMB now or in the past.

           (d) FMB, through its acts or omissions, has not caused, contributed to, or exacerbated Releases at the Real Property or at any other property owned, leased, or operated by FMB now or in the past where such Releases would be reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, as defined by Section 4.12(g).

           (e) Except as disclosed in Section 4.12 of the FMB Disclosure Memorandum, during the period of (1) FMB's ownership, lease, or operation of any property, including but not limited to the Real Property, now or in the past, or (2) FMB's holding of a security interest in any property, there have been no Releases of Hazardous Substances in, on, under, or affecting (or potentially affecting) such properties, where such Releases would be reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, as defined by Section 4.12(g), provided that as to clause
(2), such representation and warranty shall be subject to, and thereby limited by, the Knowledge of FMB. Except as otherwise provided in this
Section 4.12 or as disclosed in Section 4.12 of the FMB Disclosure Memorandum, to the Knowledge of FMB, prior to the period of (1) FMB's ownership, lease, or operation of any property, including but not limited to the Real Property, now or in the past, or (2) FMB's holding of a security interest in any property, there were no Releases of Hazardous Substances in, on, under, or affecting any such property where such Releases would be reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect, as defined by Section 4.12(g).

           (f) Except as disclosed in Section 4.12 of the FMB Disclosure Memorandum, there are no conditions or circumstances at the Real Property or at any other property owned, leased, or operated by FMB now or in the past which pose an unreasonable risk or threat to the environment, the health or safety of persons, or the market value of the Real Property.

           (g) For purposes of Section 4.12 of this Agreement, the term "FMB Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the condition or fair market value of the Real Property; provided further, however, that for the purposes of Section 4.12 of this Agreement, the term "FMB Material Adverse Effect" shall also have the meaning given in Section 10.1 of this Agreement.

     4.13  COMPLIANCE WITH LAWS.
           -------------------- Except as disclosed in Section 4.13 of the FMB Disclosure Memorandum, FMB:

           (a) is not in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

           (b) is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

           (c) since January 1, 2001, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that FMB is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring FMB to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to CCBG.

     4.14  LABOR RELATIONS.
           --------------- FMB is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is FMB party to any collective bargaining agreement, nor is there any strike or other labor dispute involving FMB, pending or threatened, or to the Knowledge of FMB is there any activity involving FMB's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.15  EMPLOYEE BENEFIT PLANS.
           ----------------------

           (a) FMB has listed in Section 4.15 of the FMB Disclosure Memorandum, and, in addition thereto, has delivered or made available to CCBG prior to the execution of this Agreement copies (and will continue to make same available to CCBG after execution and after Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by FMB or ERISA Affiliate (as defined below) thereof for the benefit of FMB's or any ERISA Affiliate's employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively "Participants") under which such Participants are eligible to participate or receive benefits (collectively, the "FMB Benefit Plans"). The FMB Benefit Plans documents delivered or made available to CCBG by FMB include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with an FMB Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any FMB Benefit Plan, all summary plan descriptions with respect to any FMB Benefit Plan together with an amendments thereto, all Internal Revenue Service Forms 5500 (or variations thereof) together with any Schedule B and any other attachment thereto filed with respect to any FMB Benefit Plan (for each of the three most recent plan years for which filings have been made), all certified actuarial statements (for each of the three most recent plan years for which such statements have been prepared) with respect to any FMB Benefit Plan, any auditor's reports (for each of the three most recent plan years for which reports have been issued) with respect to any FMB Benefit Plan, all agreements or contracts entered into with any third party administrator or trustee with respect to any FMB Benefit Plan, and all agreements or contracts with any investment manager or investment advisor with respect to any FMB Benefit Plan. Any of the FMB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FMB ERISA Plan." Each FMB ERISA Plan that is also a "defined benefit plan" (as defined in Section 414(j) of the Code) is referred to herein as a "FMB Pension Plan." No FMB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

           (b) Except as otherwise provided for or disclosed elsewhere in this Agreement, FMB, its agents, the trustees and other fiduciaries of the FMB Benefit Plans have, at all times, complied in all material respects with the applicable provisions of the FMB Benefit Plans, the Code and ERISA and with all agreements relating to the administration of such FMB Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each FMB Benefit Plan has been administered and communicated to the Participants and beneficiaries in all material respects in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, or any other applicable governmental agency, in connection with each Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been made in a timely manner and no liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the FMB ERISA Plans into conformity with all of the applicable provisions of ERISA and other applicable Laws have been made or taken with respect to those provisions of ERISA and other applicable Laws for which the time period for amendment or actions expired on or before the Closing Date. Any bonding required with respect to any FMB Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Each FMB ERISA Plan, which is intended to be qualified under Section 401(a) of the Code has heretofore received a favorable determination letter from the Internal Revenue Service, and neither FMB nor any ERISA Affiliate is aware of any circumstances likely to result in revocation of any such favorable determination letter(s).

           (c)  Except as disclosed in Section 4.15 of the FMB Disclosure
Memorandum:

                (1) There are no actions, suits, investigations, arbitrations, or proceedings pending against any FMB Benefit Plan, against the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Knowledge of FMB and its officers, against any agent or fiduciary of any FMB Benefit Plan with respect to the operation of such plans (other than routine benefit claims);

                (2) To the Knowledge of FMB and its officers, neither FMB nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any FMB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject FMB, its agents, the trustees or the other fiduciaries of the FMB Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502(i) of ERISA;

                (3) There have been no governmental audits of any FMB Benefit Plan within the last six (6) years that has resulted in any material penalties, fines, excise taxes, additional benefit accruals, and to the Knowledge of FMB and its officers, there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing;

                (4) As contemplated by Section 7.14(b) below, the Farmers & Merchants Bank Profit Sharing Plan (the "FMB Profit Sharing Plan") shall be terminated on or before Closing without any additional cost, liability or expense to CCBG or to its Participants at or after termination of such plan (except for administrative service costs and professional fees to terminate same); and

                (5) FMB will not issue any stock, stock options or amend or terminate any FMB Benefit Plan subsequent to the date of this Agreement without the written consent of CCBG except as may be necessary to honor any pre-existing contract or to maintain the qualification of such FMB Benefit Plan in which case FMB shall promptly notify CCBG of such issuance, amendment or termination in writing prior to its implementation.

           (d) Except as otherwise provided for or disclosed elsewhere in this Agreement, no FMB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions used for ongoing funding purposes, as set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FMB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FMB Pension Plan, and (iii) no increase in benefits under any FMB ERISA Plan as a result of plan amendments. Neither any FMB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by FMB, or the single-employer plan of any entity which is considered one employer with FMB under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither FMB nor any ERISA Affiliate has any outstanding liability under Section 4971 of the Code. FMB has not provided, nor is it required to provide, security to an FMB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (e) Within the six-year period preceding the Effective Time, no Liability to the Pension Benefit Guaranty Corporation ("PBGC") under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FMB with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of FMB or an ERISA Affiliate. Neither FMB nor any ERISA Affiliate has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FMB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. All premiums due the PBGC with respect to any FMB Pension Plan have been paid.

           (f) Except as disclosed in Section 4.15 of the FMB Disclosure Memorandum, neither FMB nor any ERISA Affiliate has any Liability for retiree health and life benefits under any of the FMB Benefit Plans and if there are any such plans, there are no restrictions on the rights of FMB or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination Liability thereunder, except for administrative costs and professional fees to terminate same).

           (g) Except as disclosed in Section 4.15 of the FMB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of FMB under any FMB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FMB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

           (h) Except as disclosed in Section 4.15 of the FMB Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FMB and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the FMB Financial Statements to the extent required by and in accordance with GAAP.

           (i) Except as disclosed in Section 4.15 of the FMB Disclosure Memorandum, no liability under any FMB Pension Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated "A(Excellent)" or better by A.M. Best Company, Inc.

           (j) Except as disclosed in Section 4.15 of the FMB Disclosure Memorandum, no stock or other security issued by FMB forms or has formed a part of the assets of any FMB Benefit Plan.

     4.16  MATERIAL CONTRACTS.
           ------------------   Except as disclosed in Section 4.16 of the
FMB Disclosure Memorandum or otherwise reflected in the FMB Financial Statements, neither FMB, nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by FMB or the guarantee by FMB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts FMB from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial "shrink-wrap" software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by FMB, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $50,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (viii) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.10 and 4.15(a), the "FMB Contracts"). With respect to each FMB Contract and except as disclosed in Section 4.16 of the FMB Disclosure Memorandum: (i) the Contract is in full force and effect;
(ii) FMB is neither in Default thereunder nor would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) FMB has neither repudiated nor waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FMB, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of FMB for money borrowed is prepayable at any time by FMB without penalty or premium. Except as disclosed in Section 4.16 of the FMB Disclosure Memorandum, FMB has no obligation or liability to any wholesale mortgage business ("Wholesale Mortgage Business") or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.16 of the FMB Disclosure Memorandum, all Contracts to which FMB is a party may be terminated by FMB and its successors and assigns without penalty, charge, liability or further obligation.

     4.17  LEGAL PROCEEDINGS.
           -----------------   Except as described in Section 4.17 of the FMB
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the

Knowledge of FMB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against FMB or any FMB Benefit Plan, or against any director or employee of FMB, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against FMB. Section 4.17 of the FMB Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which FMB is a party and which names FMB as a defendant or cross-defendant or for which FMB has any potential Liability.

     4.18  REPORTS.
           -------   Except as set forth in Section 4.18 of the FMB
Disclosure Memorandum, since January 1, 2001, or the date of organization if later, FMB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.19  STATEMENTS TRUE AND CORRECT.
           ---------------------------   No statement, certificate,
instrument, or other writing furnished or to be furnished by FMB or any Affiliate thereof to CCBG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by FMB or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCBG with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by FMB or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FMB shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by FMB or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FMB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that FMB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     4.20  OPINION OF FINANCIAL ADVISOR.
           ----------------------------   FMB has received the opinion of
Trident Securities, Inc., dated the date of this Agreement, to the effect that the consideration to be received in the Mergers by the holders of FMB Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to CCBG.

     4.21  BOARD RECOMMENDATION.
           --------------------   The Board of Directors of FMB, at a meeting
duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and
(ii) resolved to recommend that the holders of the shares of FMB Common Stock approve this Agreement.


                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF CCBG

     CCBG hereby represents and warrants to FMB as follows:

     5.1   ORGANIZATION, STANDING, AND POWER.
           ---------------------------------   CCBG and CCB each is a
corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. CCBG and CCB each is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect. Interim shall be, upon formation, a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and will have the corporate power and authority to fulfill its obligations under the Bank Plan of Merger.

     5.2   AUTHORITY OF CCBG; NO BREACH BY AGREEMENT.
           -----------------------------------------

           (a) CCBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBG, subject to receipt of the requisite Consents referred to in Section 8.1(b). This Agreement represents a legal, valid, and binding obligation of CCBG, enforceable against CCBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

           (b) Neither the execution and delivery of this Agreement by CCBG, nor the consummation by CCBG of the transactions contemplated hereby, nor compliance by CCBG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCBG's Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to
Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCBG Entity under, any Contract or Permit of any CCBG Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCBG Entity or any of their respective material Assets (including any CCBG Entity or FMB becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CCBG Entity or FMB being reassessed or revalued by any Taxing authority).

           (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCBG of the Mergers and the other transactions contemplated in this Agreement.

     5.3   CAPITAL STOCK.
           -------------

           (a) The authorized capital stock of CCBG consists of (i) 90,000,000 shares of CCBG Common Stock, of which 13,274,582 shares are issued and outstanding as of the date of this Agreement, and (ii) 3,000,000 shares of CCBG Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of CCBG Capital Stock are, and all of the shares of CCBG Common Stock to be issued in exchange for shares of FMB Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CCBG Capital Stock has been, and none of the shares of CCBG Common Stock to be issued in exchange for shares of FMB Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past shareholders of CCBG.

           (b) Except as set forth in Section 5.3(a), or as provided pursuant to the CCBG Stock Plans, or as disclosed in Section 5.3 of the CCBG Disclosure

Memorandum, there are no shares of capital stock or other equity securities outstanding and no outstanding Equity Rights relating to the capital stock of CCBG.

     5.4   CCBG SUBSIDIARIES.
           -----------------   CCBG has disclosed in Section 5.4 of the CCBG
Disclosure Memorandum all of its Significant Subsidiaries as of the date of this Agreement that are corporations and all of the CCBG Subsidiaries that are general or limited partnerships or other non-corporate entities. Each CCBG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     5.5   SEC FILINGS; FINANCIAL STATEMENTS.
           ---------------------------------

           (a) CCBG has timely filed and made available to FMB all SEC Documents required to be filed by CCBG since December 31, 2001 (the "CCBG SEC Reports"). The CCBG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCBG SEC Reports or necessary in order to make the statements in such CCBG SEC Reports, in light of the circumstances under which they were made, not misleading.

           (b) Each of the CCBG Financial Statements (including, in each case, any related notes) contained in the CCBG SEC Reports, including any CCBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CCBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6   ABSENCE OF UNDISCLOSED LIABILITIES.
           ----------------------------------   Except as disclosed in the
CCBG Disclosure Memorandum, no CCBG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CCBG as of December 31, 2003, included in the CCBG Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CCBG Entity has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a

CCBG Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7   ABSENCE OF CERTAIN CHANGES OR EVENTS.
           ------------------------------------   Since December 31, 2003,
except as disclosed in the CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the CCBG Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and (ii) the CCBG Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CCBG provided in Article 6.

     5.8  ALLOWANCE FOR POSSIBLE LOAN LOSSES.
          ----------------------------------   In the opinion of management
of CCBG, the Allowance shown on the consolidated balance sheets of CCBG included in the most recent CCBG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCBG included in the CCBG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCBG Entities and other extensions of credit (including letters of credit) by the CCBG Entities as of the dates thereof.

     5.9  INTELLECTUAL PROPERTY.
          ---------------------   Each CCBG Entity owns or has a license to
use all of the Intellectual Property used by such CCBG Entity in the course of its business. Each CCBG Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CCBG Entity in connection with such CCBG Entity's business operations, and such CCBG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CCBG Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CCBG threatened, which challenge the rights of any CCBG Entity with respect to Intellectual Property used, sold or licensed by such CCBG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CCBG Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.9 of the CCBG Disclosure Memorandum, no CCBG Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. To the Knowledge of CCBG, no such officer, director or employee is party to any Contract with any Person other than a CCBG Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a CCBG Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CCBG Entity. Except as disclosed in Section 5.9 of the CCBG Disclosure Memorandum, no officer, director or, to the Knowledge of CCBG, any employee of any CCBG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CCBG Entity.

     5.10  COMPLIANCE WITH LAWS.
           --------------------   Each CCBG Entity has in effect all Permits
necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect. Except as disclosed in Section 5.10 of the CCBG Disclosure Memorandum, none of the CCBG
Entities:

           (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

           (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect; or

           (c) since January 1, 2001, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCBG Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or (iii) requiring any CCBG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11  LEGAL PROCEEDINGS.
           -----------------   Except as disclosed in Section 5.11 of the
CCBG Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CCBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCBG Entity or employee benefit plan of any CCBG Entity, or against any director or employee of any CCBG Entity, in their capacity as such, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCBG Entity, that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     5.12  REPORTS.
           -------   Since January 1, 2001, or the date of organization if
later, each CCBG Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.13  STATEMENTS TRUE AND CORRECT.
           ---------------------------   No statement, certificate,
instrument or other writing furnished or to be furnished by any CCBG Entity or any Affiliate thereof to FMB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCBG with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FMB shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any CCBG Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FMB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CCBG Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.14  ACCOUNTING, TAX AND REGULATORY MATTERS.
           --------------------------------------   No CCBG Entity or any
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. All Tax Returns required to be filed by or on behalf of any of the CCBG Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2003, and on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a CCBG Material Adverse Effect and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.14 of the CCBG Disclosure Memorandum. The provision for Taxes due or to become due for any of the CCBG Entities for the period or periods through and including the date of the respective CCBG Financial Statements has been made and is reflected on such CCBG Financial Statements and, to the Knowledge of CCBG, is sufficient to cover all such Taxes.


                                   ARTICLE 6

                   CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1   AFFIRMATIVE COVENANTS OF FMB.
           ----------------------------   From the date of this Agreement
until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FMB shall continue to operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.2   NEGATIVE COVENANTS OF FMB.
           -------------------------   From the date of this Agreement until
the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FMB covenants and agrees that it will not do or agree or commit to do, any of the following:

           (a) amend the Articles of Incorporation, Bylaws or other governing instruments of FMB or, except as expressly contemplated by this Agreement; or

           (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of FMB consistent with past practices (which shall include, creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of FMB of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FMB Disclosure Memorandum); or

           (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under FMB Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of FMB, or except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of FMB's capital stock that would cause FMB's net worth (as calculated in accordance with Section 8.2(f)) to fall below $30,000,000; or

           (d) except for this Agreement or as disclosed in Section 6.2(d) of the FMB Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FMB Common Stock, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

           (e) adjust, split, combine or reclassify any capital stock of FMB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FMB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

           (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

           (g) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of the current market area for FMB or to borrowers whose principal residence is outside of the current market area for FMB, (ii) that are unsecured in excess of $100,000, or (iii) that are secured in excess of $500,000; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of FMB's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to CCB; provided, however, that FMB may, without the prior notice to or written consent of CCB, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as FMB is presently obligated under existing written agreements kept as part of FMB's official records; or

           (h) unless required by law, in accordance with past practice, or as disclosed Section 6.2(h) of the FMB Disclosure Memorandum, grant any increase in compensation or benefits to the employees or officers of FMB, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(h) of the FMB Disclosure Memorandum, enter into or amend any severance agreements with officers of FMB, grant any increase in fees or other increases in compensation or other benefits to directors of FMB, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

           (i) enter into or amend any employment Contract between FMB and any Person (unless such amendment is required by Law) that FMB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

           (j) adopt any new FMB Benefit Plan or terminate or withdraw from, or make any material change in or to, any existing FMB Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such FMB Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

           (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

           (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of FMB for material money damages or restrictions upon the operations of FMB; or

           (m) except in the ordinary course of business and as expressly permitted in Section 6.2(g), enter into, modify, amend or terminate any material Contract calling for payments exceeding $50,000 or waive, release, compromise or assign any material rights or claims.

     6.3   COVENANTS OF CCBG.
           -----------------   From the date of this Agreement until the
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FMB shall have been obtained, and except as otherwise expressly contemplated herein, CCBG covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the CCBG Capital Stock and the business prospects of the CCBG Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the CCBG Entities' core businesses and goodwill with their respective employees and the communities they serve, and
(b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any CCBG Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of CCBG, desirable in the conduct of the business of CCBG and its Subsidiaries. CCBG further covenants and agrees that it will not amend or agree or commit to amend or permit any of its Subsidiaries to amend or agree or commit to amend, without the prior written consent of FMB, which consent shall not be unreasonably withheld, the Articles of Incorporation or Bylaws of CCBG, in each case, in any manner adverse to the holders of FMB Common Stock as compared to the rights of holders of CCBG Common Stock generally as of the date of this Agreement.

     6.4   ADVERSE CHANGES IN CONDITION.
           ---------------------------- Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     6.5   REPORTS.
           ------- Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     6.6   TAXES.
           -----

           (a)  Actions Prior to Closing.
                ------------------------

                (1)  Termination of Existing Tax-Sharing Agreements.
                     ----------------------------------------------   All
tax-sharing agreements or similar arrangements involving FMB or to which FMB is a party shall be terminated with respect to FMB before the Closing Date, and, after the Closing Date, FMB shall not be bound thereby or have any liability thereunder.

                (2)  Tax Elections.
                     -------------   No new elections, and no changes in
current elections, with respect to Taxes affecting FMB shall be made after the date of this Agreement without the prior written consent of CCBG, which consent shall not be unreasonably withheld.

                (3)  Tax Certificates.
                     ----------------   On or before the Closing, FMB shall
file all necessary applications to obtain (i) all forms, certificates and/or other instruments required in connection with the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to CCBG that such transfer taxes and charges have been paid in full by FMB, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve CCBG of any obligation to withhold any portion of payments to FMB pursuant to this Agreement, and shall diligently prosecute such applications after the Closing and shall furnish the clearance certificates and similar documents thus obtained to CCBG as promptly as practicable following the Closing.

                (4)  Access to Books and Records.
                     ---------------------------   Between the date of the
Agreement and the Closing Date, FMB shall give CCBG and its authorized representatives reasonable access to all books, records and returns of FMB and have its personnel and accountants available to respond to reasonable requests of CCBG and its authorized representatives.

           (b)  Survival of Representations and Warranties.
                ------------------------------------------   The
representations and warranties of FMB contained in Section 4.8 of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof), provided, however, CCBG shall not agree to any extension or waiver of any applicable statute of limitations without the prior written consent of the FMB shareholders, which consent shall not be unreasonably withheld.

           (c)  Filing of Tax Returns.
                ---------------------

                (1) FMB shall prepare and timely file all income tax returns (including the Internal Revenue Service Form 1120S) for all periods ending on or before the Closing Date. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by law) as to elections and accounting practices to the extent any position taken in such returns may affect the tax liability of FMB after the Closing. FMB shall discharge all tax liabilities shown on such returns. In connection with preparation of such returns, FMB shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of FMB for the period ending on the Closing Date. FMB shall provide a copy of such returns to CCBG for its review at least 20 days before the filing of such returns. Neither FMB nor its shareholders shall file any amended return for a period ending on or before the Closing without CCBG's consent (which consent shall not be unreasonably withheld) if the filing of any such amended return may affect the tax liability of FMB or for which CCBG is or may become liable.

                (2) CCBG shall prepare and timely file all tax returns with respect to FMB other than the income tax returns referred to in Section 6.6(c)(1) above, that are required to be filed after the Closing. To the extent such tax returns relate to any period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), CCBG's preparation of such tax returns shall be subject to review by FMB and approval, which approval shall not be unreasonably withheld. CCBG shall make such tax returns for a Straddle Period available for the review and approval by FMB shareholders no later than 20 business days before the due date for filing such tax returns. Within 10 days before the due date for the filing of such tax return, whether or not FMB agree with the contents of such tax return, FMB shall pay CCBG an amount equal to the amount of Taxes shown as due on such tax returns allocable to FMB for the portion of the Straddle Period up to and including the Closing Date (such portion being referred to as a "Pre-Closing Partial Period") less any estimated Taxes paid or accrued in accordance with GAAP for such Taxes prior to the Closing Date.

           (d)  Carryovers and Carrybacks.
                -------------------------   For purposes of this Section, Tax
or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period. If FMB earns any credit or loss that is carried back to offset income for a period ending on or before the Closing Date and if FMB or its shareholders realize a reduction in Tax for such a period as a result of such carryback (either in the form of a refund or an offset), FMB shall pay to CCBG the amount of such reduction within 30 days after the receipt of the refund or an offset. FMB shall, at the request of CCBG, cooperate in connection with the filing of necessary returns and other documents and the related procedure, and provide a basis for the computation of the amount paid to CCBG pursuant to this Section in reasonable detail.

           (e)  Allocation Between Partial Periods.
                ----------------------------------   Any Taxes for a Straddle
Period shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income taxes and taxes in lieu of income taxes), on the actual activities, taxable income or taxable loss of FMB during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books (including taking of inventories) as of the close of business on the Closing Date. FMB shall not be permitted to carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions contemplated by this Agreement).

           (f)  Control of Post-Closing Audits and Other Proceedings.
                ----------------------------------------------------

                (1) FMB shareholders, on the one hand, and CCBG, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period, within 10 days after receipt of such proposed adjustment. If the indemnified party fails to provide prompt notice, the indemnifying party's indemnity obligation shall be reduced, but only to the extent of any damages (or an increase thereof) incurred as a result of the delay.

                (2) FMB shareholders and CCBG shall cooperate with each other in the conduct of any audit or other proceedings involving FMB for periods ending on or before the Closing Date and Pre-Closing Partial Periods and each may participate at its own expense, provided that FMB shareholders shall have the right to control the conduct of any such audit or proceeding for which they agree that any resulting Tax is covered by their indemnity. CCBG shall execute or cause to be executed powers of attorney or other necessary documents in order for FMB shareholders to exercise control over such audit or proceeding. If a proposed settlement will effect the Tax liability of any return that includes, in whole or in part, a period that is after the Closing Date, then FMB shareholders may not settle or otherwise resolve any such claim, suit or proceeding without the consent of CCBG, which consent shall not be unreasonably withheld. FMB shareholders and CCBG shall jointly control all proposed adjustments to Taxes relating to a Straddle Period.

           (g)  Cooperation.
                -----------   FMB shareholders and CCBG agree to furnish or
cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance (including, without limitation, access to books and records) relating to FMB as is reasonably necessary for the preparation of any return for Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Any information obtained shall be kept confidential by the parties hereto (unless disclosure is required by law or legal process or by a regulatory authority). FMB shareholders and CCBG shall each use reasonable efforts not to have materials, books, records or files relating to FMB destroyed.

           (h)  Arbitration.
                ----------- If FMB shareholders and CCBG disagree on any issue or amount relating to Taxes that needs to be agreed on in connection with the transaction contemplated by this Agreement, the disagreeing party shall notify the other party of such disagreement in writing. FMB shareholders and CCBG shall use their respective best efforts to resolve any such disagreement and if no resolution is achieved within 30 days, FMB shareholders and CCBG shall mutually select an independent accounting firm, whose determination of the issue for which there is disagreement shall be final and binding on FMB shareholders and CCBG and shall be enforceable in any court of competent jurisdiction. Upon resolution or determination of such issue, there shall be promptly made a payment, if necessary, between FMB shareholders and CCBG in order to take into account the results of such resolution or determination.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

     7.1   REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.
           -------------------------------------------------------------   As
soon as reasonably practicable after execution of this Agreement, at a date determined by CCBG in its sole discretion, CCBG shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CCBG Common Stock upon consummation of the Mergers. FMB shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as CCBG may reasonably request in connection with such action. FMB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) CCBG shall, at its own expense, prepare and file with the SEC the Registration Statement which shall contain the Proxy Statement and FMB shall, at CCBG's expense, mail such Proxy Statement to the FMB shareholders, (ii) FMB shall furnish to CCBG all information concerning FMB that CCBG may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FMB shall recommend to FMB shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FMB shall use their reasonable efforts to obtain such shareholders' approval. CCBG and FMB shall make all necessary filings with respect to the Mergers under the Securities Laws.

     7.2   NASDAQ LISTING.
           --------------   CCBG shall use its reasonable efforts to list,
prior to the Effective Time, on the Nasdaq National Market the shares of CCBG Common Stock to be issued to the holders of FMB Common Stock pursuant to this Agreement, and CCBG shall, at its own expense, give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     7.3   APPLICATIONS.
           ------------   CCBG shall promptly prepare and file, and FMB shall
cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     7.4   FILINGS WITH STATE OFFICES.
           --------------------------   Upon the terms and subject to the
conditions of this Agreement, CCBG shall execute and file, in connection with the Closing, Articles of Merger, or such other required filings to effectuate the Mergers, with the Secretary of State of the States of Florida and Georgia, as appropriate.

     7.5   AGREEMENT AS TO EFFORTS TO CONSUMMATE.
           -------------------------------------   Subject to the terms and
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6   INVESTIGATION AND CONFIDENTIALITY.
           ---------------------------------

           (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Mergers.

           (b) Prior to the Effective Time, FMB shall permit and allow CCBG and CCB to make or cause to be made, at their own expense, such investigation(s) of the business and properties of FMB and its financial and other legal conditions, as CCBG and CCB reasonably request, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.6(b), or as permitted in Section 7.19, FMB shall grant CCBG and CCB the right to gain reasonable access to FMB's businesses and properties. No investigations by a Party shall affect the representations and warranties of the other Party.

           (c)  If any investigation(s) of CCBG or CCB conducted pursuant to
Section 7.6(b) results in a finding of an event or circumstance that has had or is reasonably likely to have an FMB Material Adverse Effect, CCBG shall have the right, but not the obligation (unless required by Section 7.6(f)), to elect to identify and describe in writing to FMB such FMB Material Adverse Effect and to request its correction, cure, or other resolution, to CCBG's complete satisfaction (which CCBG shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by CCBG pursuant to the foregoing sentence (1) shall not waive CCBG's right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(i), provided FMB fails to cure the FMB Material Adverse Effect to CCBG's satisfaction in the time granted to FMB, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to CCBG or CCB pursuant to this Agreement.

           (d) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 7.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

           (e) FMB shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to FMB to preserve the confidentiality of the information relating to FMB provided to such Persons and their Affiliates and Representatives.

           (f) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an FMB Material Adverse Effect or a CCBG Material Adverse Effect, as applicable; provided, that, as applied to any obligations of CCBG and CCB, CCBG and CCB shall be governed by the provisions of Section 7.6(d).

           (g) Upon request of CCBG, FMB shall request within 10 days of the date thereof, that all third parties that received confidential information regarding FMB within the last 12 months in connection with a possible sale or merger transaction involving FMB promptly return such confidential information to FMB.

     7.7   PRESS RELEASES.
           --------------   Prior to the Effective Time, FMB and CCBG shall
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     7.8   CERTAIN ACTIONS.
           ---------------   Except with respect to this Agreement and the
transactions contemplated hereby, FMB nor any Affiliate thereof nor any Representatives thereof retained by FMB shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of FMB reasonably determines in good faith, based and relying upon a written opinion from its outside counsel, that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to FMB's shareholders under applicable law, neither FMB nor any Affiliate nor Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any discussions or Contract with respect to, any Acquisition Proposal, but FMB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. FMB shall promptly advise CCBG following the receipt of any Acquisition Proposal and the details thereof, and advise CCBG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. FMB shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. FMB will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section 7.8 of the obligations undertaken in this Section 7.8.

     7.9   ACCOUNTING AND TAX TREATMENT.
           ----------------------------   Each of the Parties undertakes and
agrees to use its reasonable efforts to cause the Mergers, and to use its reasonable efforts to take no action which would cause the Mergers not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

     7.10  STATE TAKEOVER LAWS.
           -------------------   FMB shall take the necessary steps to exempt
the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the OCGA.

     7.11  CHARTER PROVISIONS.
           ------------------   FMB shall take all necessary action to ensure
that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of FMB or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of FMB that may be directly or indirectly acquired or controlled by them.

     7.12  FMB MEETINGS.
           ------------   FMB shall give prior notice of each meeting or
proposed action by the FMB Board of Directors and/or committees, including a description of any matters to be discussed and/or acted upon, and shall permit a representative of CCBG to attend each such meeting, except during discussions relating to the transactions contemplated herein that present conflict of interest and/or confidentiality issues.

     7.13  AGREEMENT OF AFFILIATES.
           -----------------------   FMB has disclosed in Section 7.13 of the
FMB Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of FMB for purposes of Rule 145 under the 1933 Act. FMB shall cause each such Person to deliver to CCBG upon the execution of this Agreement a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FMB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCBG Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. CCBG shall be entitled to place restrictive legends upon certificates for shares of CCBG Common Stock issued to affiliates of FMB pursuant to this Agreement to enforce the provisions of this Section 7.13; provided that CCBG removes such legends at the appropriate time. CCBG shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CCBG Common Stock by such affiliates.

     7.14  EMPLOYEE BENEFITS AND CONTRACTS.
           -------------------------------

           (a) Following the Effective Time, CCBG shall provide generally to officers and employees of FMB employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of CCBG Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCBG Entities to their similarly situated officers and employees. CCBG shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by FMB Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the corresponding plan maintained by FMB and (ii) the individual affected by the pre-existing condition was covered by FMB's corresponding plan on the date which immediately precedes the Effective Time, provided further, however, that any portion of a pre-existing condition exclusion period imposed by a CCBG employee health plan shall not be enforced to the extent it exceeds in duration any corresponding provision in effect under an FMB Benefit Plan immediately prior to Closing. In addition, CCBG shall credit FMB employees for amounts paid under FMB Benefit Plans for the applicable plan year that contains the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket limitations under CCBG health plans. For purposes of participation and vesting (but not benefit accrual) under CCBG's employee benefit plans, the service of the employees of the FMB Entities prior to the Effective Time shall be treated as service with a CCBG Entity participating in such employee benefit plans.

           (b) CCBG, CCB and FMB expressly agree that CCBG and CCB shall not adopt or maintain the FMB Profit Sharing Plan for the benefit of any employee previously or currently employed by FMB. As of the Closing Date, each FMB Profit Sharing Plan participant shall cease to accrue any benefits under the FMB Profit Sharing Plan. Not less than three (3) days prior to the Closing Date, FMB shall have taken all steps necessary to terminate the FMB Profit Sharing Plan (or shall have taken all steps necessary to terminate the participation of any other entity in the FMB Profit Sharing Plan). In connection with the foregoing, FMB shall cause each adopting employer of the FMB Profit Sharing Plan to adopt appropriate resolutions authorizing and directing the termination of (or the termination of participation in) the FMB Profit Sharing Plan, fully vesting each participant's account balances within the FMB Profit Sharing Plan, prohibiting contributions with respect to all periods after the FMB Profit Sharing Plan's termination date, and requiring the officers of each adopting employer to provide each participant with a notice of termination with respect to the FMB Profit Sharing Plan prior to the Closing Date. In addition, FMB shall cause the employers that have adopted the FMB Profit Sharing Plan to prepare and adopt, not less than three
(3) days prior to the Closing Date, an amendment to the FMB Profit Sharing Plan that shall provide for all necessary and appropriate modifications to the terms of the FMB Profit Sharing Plan in order to provide for the termination of contributions, fully-vested account balances, and the distribution of account balances after a favorable determination letter has been obtained from the Internal Revenue Service with respect to the termination of the FMB Profit Sharing Plan. FMB, CCBG, and CCB agree to request a favorable determination letter from the Internal Revenue Service with respect to such termination, and to facilitate distributions to participants in accordance with the requirements of applicable Treasury Regulations after they have received a favorable determination letter. Not less than three (3) days prior to the Closing, FMB shall provide CCBG and CCB with copies of all documentation associated with the termination of the FMB Profit Sharing Plan.

           (c) FMB shall freeze the Farmers and Merchants Bank Dublin Defined Benefit Pension Plan (the "FMB Defined Benefit Plan") effective as of the Closing Date so that no new participant may thereafter enter the FMB Defined Benefit Plan and so that benefit accruals cease as to existing participants from and after the Closing Date. In connection with the foregoing, FMB shall cause each adopting employer of the FMB Defined Benefit Plan to adopt appropriate resolutions authorizing and directing the freezing of the FMB Defined Benefit Plan and requiring the officers of each adopting employer to provide each participant with a notice of termination with respect to the freezing of the FMB Defined Benefit Plan at least fifteen (15) days prior to the Closing Date. In addition, FMB shall cause the employers that have adopted the FMB Defined Benefit Plan to prepare and adopt, not later than the Closing Date, an amendment to the FMB Defined Benefit Plan that shall provide for all necessary and appropriate modifications to the terms of the FMB Defined Benefit Plan in order to provide for the freezing, as contemplated hereinabove. Not later than three (3) days prior to the Closing Date, FMB shall provide CCBG and CCB with copies of all documentation associated with the freezing of the FMB Defined Benefit Plan.

           (d) FMB will take all actions reasonably necessary prior to the Closing

Date to satisfy the requirements of Treasury Regulations Section 1.401(a)(4)- 5(b)(3) as those requirements apply to the lump sum distribution paid from the FMB Defined Benefit Plan on or about December 31, 2003. Such actions shall include any and all actions by FMB that may be necessary, including, but not limited to, those contemplated by IRS Revenue Procedure 2003-44 and, if and to the extent applicable, the filing of any report to the Pension Benefit Guaranty Corporation under PBGC Regulations Section 4043.27, unless an appropriate exemption from filing is available. FMB shall consult with CCBG prior to taking any such actions and shall provide for CCBG's input in connection with any IRS or PBGC submissions, filings, or applications, and shall provide CCBG at Closing with documentation of the actions ultimately implemented.

           (e) Although the actuarial valuation for the FMB Defined Benefit Plan as of January 1, 2004 has not been completed as of the date of this Agreement, FMB expects that as of January 1, 2004, the current liability under the FMB Defined Benefit Plan as of that date will be in excess of its assets. Subject to any limitations under the Internal Revenue Code governing the amount of deductible contributions to a tax-qualified pension plan like the FMB Defined Benefit Plan, FMB will make one or more contributions to the FMB Defined Benefit Plan prior to the Closing Date that, in the aggregate, equal or exceed the amount by which the current liability, determined as of a date prior to the Closing Date that is mutually agreed to by the parties, exceeds the value of the assets of the FMB Defined Benefit Plan as of such date. In making such determination, the actuary for the FMB Defined Benefit Plan shall assume that the plan has been frozen, as contemplated by Section 7.14(c) above. FMB shall provide CCBG with a copy of the January 1, 2004 actuarial valuation as soon as practicable following its issuance and shall provide CCBG at Closing with documentation of the contributions it makes to the FMB Defined Benefit Plan from January 1, 2004 through the Closing Date.

           (f) With respect to the FMB Defined Benefit Plan, any material deficiencies, violations, reportable conditions, or unfunded current liabilities that are identified in writing by CCBG to FMB shall be resolved and paid for by FMB to the reasonable satisfaction of CCBG prior to the Effective Time. FMB shall provide CCBG with evidence reasonably satisfactory to CCBG that the items so identified have been cured or that, under the circumstances, FMB has taken all reasonable steps to cure such identified items prior to the Effective Time. If practicable under the circumstances, FMB shall provide such evidence at least 10 days prior to the Effective Time.

     7.15  INDEMNIFICATION.
           ---------------

           (a) With respect to all claims brought during the period of three years after the Effective Time, CCBG shall indemnify, defend and hold harmless the present and former directors, officers and employees of FMB (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers or employees of FMB or, at FMB's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCBG and the Indemnified Party.

           (b) CCBG shall, to the extent available, (and FMB shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of three years after the Effective Time FMB's existing directors' and officers' liability insurance policy (provided that CCBG may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of FMB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that CCBG shall not be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to FMB's directors and officers, 125% of the annual premium payments on FMB's current policy in effect as of the date of this Agreement (the "Maximum Amount").

           (c) Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such party will notify the indemnifying party in writing of such complaint or of the commencement of such action or proceeding. A failure to notify the indemnifying party will not relieve the indemnifying party from any liability it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party's rights or its ability to defend against such complaint, action or proceeding. If the indemnifying party so elects or is requested by such Indemnified Party, it will assume the defense of such action or proceeding, including the employment of counsel (which may be counsel to the indemnifying party) reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the indemnifying party fails to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in any jurisdiction in any single action or proceeding. The Indemnified Party will cooperate with the indemnifying party in the defense of any such action or proceeding. In any action or proceeding the defense of which is assumed by the indemnifying party, the Indemnified Party will have the right to participate in such action or proceeding and to retain its own counsel at such Indemnified Party's own expense. The indemnifying party shall not be liable for any settlement effected without its prior written consent. The indemnifying party shall not have any obligation hereunder to the Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of the Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     7.16  CERTAIN POLICIES OF FMB.
           -----------------------   CCBG and FMB shall consult with respect
to their respective major policies and practices and FMB shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. CCBG and FMB also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section.

     7.17  DIRECTOR'S AGREEMENTS.
           ---------------------   Concurrently with the execution and
delivery of this Agreement, FMB agrees to cause each of its directors to execute and deliver a Director's Agreement in the form attached hereto as
Exhibit 3.

     7.18  PAYMENT OF BONUSES.
           ------------------   CCBG and CCB agree that CCB shall pay to
Wallace Miller a bonus of $1 million and pay to Roger Miller a bonus of $500,000.

     7.19  REAL PROPERTY MATTERS.
           ---------------------   At its option and expense, CCBG may cause
to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by FMB as a banking office (collectively, the "Property Examination"); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as CCBG shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, should CCBG elect to complete an Environmental Survey of any Real Property, it shall notify FMB in writing before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with FMB.

           If, in the course of the Property Examination or Environmental Survey, CCBG discovers a "Material Defect" (as defined below) with respect to the Real Property, CCBG shall have the option, at its sole discretion, exercisable upon written notice to FMB ("Material Defect Notice") to: (1) waive the Material Defect; (2) direct FMB to cure the Material Defect to CCBG's satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

           If CCBG elects to direct FMB to cure, then FMB shall have thirty
(30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to CCBG's satisfaction. If FMB fails to cure a Material Defect to CCBG's satisfaction within the period specified above, then CCBG may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1)).

           For purposes of this Agreement, a "Material Defect" shall include:

           (a) the existence of any lien (other than the lien of Real Property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a material breach of Seller's representations and warranties contained in
Section 4.10 or 4.12, in either such case that CCBG reasonably believes will materially adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which CCBG otherwise objects;

           (b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that CCBG reasonably believes would cost more than $25,000 in the aggregate to repair, remove or correct as to all such Real Property; or

           (c) the existence of facts or circumstances relating to any of the Real Property which CCBG reasonably believes to establish, based on advice of legal counsel or other consultants, that Seller or FMB could become responsible or liable, or that CCBG could become responsible or liable following the Closing date, and thereby be subject to criminal penalties and prosecution, or thereby incur civil penalties, damages, or assessment or remediation expenses, in an amount equal to or exceeding $25,000 in the aggregate as to all such Real Property, provided further, however, that such facts and circumstances: (1) reflect that there likely has been a release, emission, discharge, spillage, or disposal, or threatened a release, emission, discharge, spillage, or disposal, of any Hazardous Substance on, from, under, at, or relating to the Real Property; or (2) reflect that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property, which constitutes or could reasonably constitute a violation of any Environmental Laws.

     7.20  FAIRNESS OPINION.
           ----------------   FMB shall obtain from Trident Securities, Inc.,
a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by FMB shareholders in connection with the Mergers is fair, from a financial point of view, to such shareholders, a signed copy of which shall be immediately delivered to CCBG.

     7.21  FORMATION OF INTERIM GEORGIA BANK SUBSIDIARY.
           --------------------------------------------   Prior to the
Effective Time and as soon as practicable, CCBG shall organize and establish Interim under the laws of the State of Georgia as a banking subsidiary, wholly-owned by CCBG for the purpose of merging with FMB.

                                   ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY.
           ---------------------------------------   The respective
obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

           (a)  SHAREHOLDER APPROVAL.
                --------------------   The shareholders of FMB shall have
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The shareholders of CCBG shall have approved the issuance of shares of CCBG Common Stock pursuant to the Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

           (b)  REGULATORY APPROVALS.
                -------------------- All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of CCBG would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

           (c)  CONSENTS AND APPROVALS.
                ----------------------   Each Party shall have obtained any
and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an FMB Material Adverse Effect or a CCBG Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CCBG would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

           (d)  LEGAL PROCEEDINGS.
                -----------------   No court or governmental or regulatory
authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

           (e)  REGISTRATION STATEMENT.
                ----------------------   The Registration Statement shall be
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCBG Common Stock issuable pursuant to the Mergers shall have been received.

           (f)  SHARE LISTING.
                ------------- The shares of CCBG Common Stock issuable pursuant to the Mergers shall have been approved for listing on the Nasdaq National Market.

           (g) TAX MATTERS. Each Party shall have received a written opinion of counsel from Gunster, Yoakley & Stewart, P.A., in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Mergers of FMB Common Stock for CCBG Common Stock will not give rise to gain or loss to the shareholders of FMB with respect to such exchange (except to the extent of any cash received), and (iii) none of FMB or CCBG will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FMB and CCBG reasonably satisfactory in form and substance to such counsel.

     8.2   CONDITIONS TO OBLIGATIONS OF CCBG.
           ---------------------------------   The obligations of CCBG to
perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCBG pursuant to Section 10.6(a):

           (a)  REPRESENTATIONS AND WARRANTIES.
                ------------------------------   For purposes of this Section
8.2(a), the accuracy of the representations and warranties of FMB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FMB set forth in this Agreement (including, without limitation, the representations and warranties set forth in Sections
4.3 and 4.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an FMB Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

           (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.
                ---------------------------------------   Each and all of the
agreements and covenants of FMB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

           (c)  CERTIFICATES.
                ------------   FMB shall have delivered to CCBG (i) a
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to FMB and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FMB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CCBG and its counsel shall request.

           (d)  OPINION OF COUNSEL.
                ------------------ CCBG shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to FMB, dated as of the Closing, in form reasonably satisfactory to CCBG, as to the matters set forth in Exhibit 4.

           (e)  AFFILIATES' AGREEMENTS.
                ----------------------   CCBG shall have received from each
Affiliate of FMB the Affiliates Letter referred to in Section 7.13.

           (f)  NET WORTH AND CAPITAL REQUIREMENTS.
                ----------------------------------   Immediately prior to the
Effective Time, FMB shall have a minimum net worth of at least $30,000,000. For purposes of Section 6.2(c) and this Section 8.2(f), "net worth" shall mean the sum of the amounts set forth on FMB's balance sheet as stockholders' equity (including the par or stated value of all outstanding capital stock, additional paid-in surplus, retained earnings, treasury stock and unrealized gain or loss on securities available for sale) determined in accordance with GAAP, provided that, "net worth" shall be deemed to not be reduced by fees, costs and expenses incurred or paid at the request of CCBG, except for adjustments requested by CCBG for purposes of complying with GAAP or for adjustments for purposes of complying with Section 4.9.

           (g)  DIRECTOR'S AGREEMENTS.
                ---------------------   CCBG shall have received from each
director of FMB the Director's Agreement set forth hereto at Exhibit 3.

           (h)  CLAIMS LETTER.
                -------------   CCBG shall have received from each director
and officer of FMB the Claims Letter set forth hereto at Exhibit 5.

           (i)  CLEARANCE CERTIFICATE.
                ---------------------   FMB shall provide CCBG with a
clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve CCBG of any obligation to withhold any portion of the consideration under this Agreement.

     8.3   CONDITIONS TO OBLIGATIONS OF FMB.
           --------------------------------   The obligations of FMB to
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FMB pursuant to Section 10.6(b):

           (a)  REPRESENTATIONS AND WARRANTIES.
                ------------------------------   For purposes of this Section
8.3(a), the accuracy of the representations and warranties of CCBG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of CCBG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CCBG Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

           (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.
                ---------------------------------------   Each and all of the
agreements and covenants of CCBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

           (c)  CERTIFICATES.
                ------------   CCBG shall have delivered to FMB (i) a
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to CCBG and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCBG's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FMB and its counsel shall request.

           (d)  OPINION OF COUNSEL.
                ------------------   FMB shall have received an opinion of
Gunster, Yoakley & Stewart, P.A., counsel to CCBG, dated as of the Effective Time, in form reasonably acceptable to FMB, as to the matters set forth in
Exhibit 6.

                                   ARTICLE 9

                                  TERMINATION

     9.1   TERMINATION.
           -----------   Notwithstanding any other provision of this
Agreement, and notwithstanding the approval of this Agreement by the shareholders of FMB, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

           (a)  By mutual consent of CCBG and FMB; or

           (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an FMB Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, on the breaching Party; or

           (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an FMB Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, on the breaching Party; or

           (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FMB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

           (e) By either Party in the event that the Mergers shall not have been consummated by December 31, 2004, which date may be extended by the mutual consent of the Parties, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

           (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 9.1(e); or

           (g) By CCBG, in the event that the Board of Directors of FMB shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of FMB; or

           (h) By FMB if, subject to any adjustments required by Section 2.2, the Average Closing Price is less than $32.00; or

           (i) By CCBG in the event of a Material Adverse Effect and, if time is granted by CCBG to cure such Material Adverse Effect pursuant to
Section 7.6(c), such Material Adverse Effect is not cured to the satisfaction of CCBG within the time specified in CCBG's notice of such Material Adverse Effect.

     9.2   EFFECT OF TERMINATION.
           ---------------------   In the event of the termination and
abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 9.2 and Article 10 and Sections 7.6(d) and 7.7 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     9.3   ALTERNATE TRANSACTION.
           ---------------------   Nothing contained in this Agreement shall
be deemed to prohibit any director or officer of FMB from fulfilling his or her fiduciary duties to FMB shareholders or from taking any action required by law. However, in addition to any other payments required by this Agreement, in the event that this Agreement is terminated as a result of FMB or the holders of at least a majority of the shares of FMB Common Stock entering into an agreement with respect to the merger of FMB with a party other than CCBG or the acquisition of a majority of the outstanding shares of FMB Common Stock by any party other than CCBG, or is terminated in anticipation of any such agreement or acquisition, then, in either event, FMB shall immediately pay CCBG, by wire transfer, $3,200,000 in full satisfaction of CCBG's losses and damages resulting from such termination. FMB agrees that $3,200,000 is reasonable under the circumstances, that it would be impossible to exactly determine CCBG's actual damages as a result of such a termination and that CCBG's actual damages resulting from the loss of the transaction are in excess of $3,200,000.

     9.4   NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.
           ---------------------------------------------   Unless otherwise
specified elsewhere in this Agreement, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.4 and Articles 1, 2, 3, 4, and 10 and Sections 7.6(d), 7.7, 7.10, 7.11, 7.13, 7.14, 7.15, and 9.3 shall survive the Effective Time; provided further, however, that notwithstanding any other provision in this Agreement, the representations, warranties, obligations, covenants, and agreements contained in Section 4.12 shall not survive the Effective Time.


                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1  DEFINITIONS.
           -----------

           (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by CCBG and filed with the Secretary of State of the States of Florida and Georgia relating to the Holding Company Merger as contemplated by Section 1.3.
     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "AVERAGE CLOSING PRICE" shall mean the average of the daily closing sales prices of one share of CCBG Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CCBG) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the fifth full trading day preceding the Effective Time.

     "CCB" shall mean Capital City Bank, a Florida chartered commercial bank and a CCBG Subsidiary.

     "CCBG" shall mean Capital City Bank Group, Inc., a Florida corporation.

     "CCBG CAPITAL STOCK" shall mean, collectively, the CCBG Common Stock, the CCBG Preferred Stock and any other class or series of capital stock of CCBG.

     "CCBG COMMON STOCK" shall mean the common stock of CCBG, $.01 par value per share.

     "CCBG DISCLOSURE MEMORANDUM" shall mean the written information entitled "Capital City Bank Group, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to FMB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "CCBG ENTITIES" shall mean, collectively, CCBG and all CCBG
Subsidiaries.

     "CCBG FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CCBG as of December 31, 2003 and 2002, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2003, 2002 and 2001, as filed by CCBG in SEC Documents, and (ii) the consolidated statements of condition and balance sheets of CCBG (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2003.

     "CCBG MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CCBG and its Subsidiaries, taken as a whole, or (ii) the ability of CCBG to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CCBG (or any of its Subsidiaries) taken with the prior informed written Consent of FMB in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CCBG, including expenses incurred by CCBG in consummating the transactions contemplated by this Agreement.

     "CCBG PREFERRED STOCK" shall mean the preferred stock of CCBG, $.01 par value per share.

     "CCBG STOCK PLANS" shall mean the existing stock-based plans of CCBG designated as follows: (i) 1996 Associate Incentive Plan, (ii) Associate Stock Purchase Plan, (iii) Director Stock Purchase Plan and (iv) Dividend Reinvestment Plan.

     "CCBG SUBSIDIARIES" shall mean the Subsidiaries of CCBG, which shall include the CCBG Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CCBG in the future and held as a Subsidiary by CCBG at the Effective Time.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CODE" shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign tax law.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated September 24, 2003, between FMB and CCBG.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     "DEPOSIT ACCOUNTS" means the deposit accounts held at FMB, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

     "DEPOSITS" means all deposits (as defined in 12 U.S.C. Section 1813(I) held by FMB as of the Close of Business on the Closing Date.

     "ENVIRONMENTAL LAWS" shall mean and all Laws, effective prior to or at the Effective Time, including any amendments thereto, relating in any way to protection or regulation of public health, human health, or the environment, including, but not limited to, ambient air, indoor air, surface water, ground water, other waters, land surface, subsurface strata, or occupational safety and health. The term "Environmental Laws" shall include, but not be limited to, those Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency or by state or local governmental agencies or authorities with jurisdiction over, and including common law in respect of, protection or regulation of public health, human health, or the environment, also including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C.Section 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. ("RCRA"), and their state equivalents or analogs. The term "Environmental Laws" shall further include, but not be limited to, all other Laws relating to the release, emission, discharge, or disposal, or to the threatened release, emission, discharge, or disposal, of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

     "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FBCA" shall mean the Florida Business Corporation Act, as amended.

     "FMB" shall mean Farmers and Merchants Bank, a Georgia chartered commercial bank.

     "FMB COMMON STOCK" shall mean the common stock of FMB, $20 par value per share.

     "FMB DISCLOSURE MEMORANDUM" shall mean the written information entitled "Farmers and Merchants Bank Disclosure Memorandum" delivered prior to the date of this Agreement to CCBG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "FMB FINANCIAL STATEMENTS" shall mean (i) the statements of condition (including related notes and schedules, if any) of FMB as of December 31, 2003, 2002 and 2001, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2003, 2002 and 2001, and (ii) the consolidated statements of condition of FMB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) that are delivered to CCBG with respect to periods ended subsequent to December 31, 2003.

     "FMB MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FMB and its Subsidiaries, taken as a whole, or (ii) the ability of FMB to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FMB (or any of its Subsidiaries) taken with the prior informed written Consent of CCBG in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of FMB, including expenses incurred by FMB in consummating the transactions contemplated by this Agreement.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS SUBSTANCE" or "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been or currently are, regulated, or defined, by any Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, that has been or currently is, regulated or defined, by any Environmental Laws. The term "HAZARDOUS SUBSTANCE" or "HAZARDOUS SUBSTANCES" shall also include (but is not limited to) any asbestos-containing materials or any lead-based paint. Notwithstanding the foregoing, the term "HAZARDOUS SUBSTANCE" or "HAZARDOUS SUBSTANCES" shall not mean or include (i) standard cleaning, pesticide, or maintenance fluids, or similar de minimis quantities of substances customarily used, generated, manufactured, stored, disposed of or otherwise handled in the ordinary course of business, and in material compliance with Environmental Laws; or (ii) such of the foregoing that may be naturally occurring in the soil or groundwater in, at under or about any real property.

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTELLECTUAL PROPERTY" shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the forgoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

     "INTERIM" shall mean a Georgia chartered commercial bank which is a wholly-owned Subsidiary of CCBG.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

     "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the

Assets subject to such Lien, and which are disclosed in Section 10.1 of the FMB Disclosure Memorandum or the CCBG Disclosure Memorandum, as applicable.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

     "OCGA" shall mean the Official Code of Georgia Annotated, as amended.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTY" shall mean either FMB, CCB or CCBG, and "PARTIES" shall mean FMB, CCB, and CCBG.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by FMB to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CCBG relating to the issuance of the CCBG Common Stock to holders of FMB Common Stock.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCBG under the 1933 Act with respect to the shares of CCBG Common Stock to be issued to the shareholders of FMB in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, the Florida Department of Financial Services and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "RETURNS" shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FMB to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

     "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

     "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "SURVIVING BANK" shall mean FMB as the surviving bank resulting from the Bank Merger.

     "SURVIVING CORPORATION" shall mean CCBG as the surviving corporation resulting from the Holding Company Merger.

     "TAX" or "TAXES" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which FMB is or may be liable (including as a result of the application of Treas. Reg. Section 1.1502-6).

           (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Allowance                                Section 4.9
     Bank Merger                              Preamble
     Bank Plan                                Section 1.1
     Cash Exchange Ratio                      Section 2.1(b)
     CCBG SEC Reports                         Section 5.5(a)
     Certificates                             Section 3.1
     Closing                                  Section 1.4
     Deposit Liabilities                      Section 1.2
     Effective Time                           Section 1.6
     Employee                                 Section 7.14(b)
     Environmental Survey                     Section 7.19
     ERISA Affiliate                          Section 4.15(d)
     Exchange Agent                           Section 3.1
     Exchange Ratio                           Section 2.1(b)
     FMB Benefit Plans                        Section 4.15
     FMB Contracts                            Section 4.16
     FMB ERISA Plan                           Section 4.15
     FMB Pension Plan                         Section 4.15
     Holding Company Merger                   Preamble
     Indemnified Party                        Section 7.15
     Material Defect                          Section 7.19
     Material Defect Notice                   Section 7.19
     Maximum Amount                           Section 7.15
     Mergers                                  Preamble
     Participants                             Section 4.15
     Property Examination                     Section 7.19
     Real Property                            Section 4.10(f)

     Share Exchange Ratio                     Section 2.1(b)
     Tax Opinion                              Section 8.1(g)
     Wholesale Mortgage Business              Section 4.16

           (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     10.2  EXPENSES.
           --------   Except as otherwise provided in this Section 10.2, each
of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     10.3  BROKERS AND FINDERS.
           -------------------   Except for Trident Securities, Inc., as to
FMB, and except for McConnell, Budd & Romano, Inc., as to CCBG, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FMB or by CCBG, each of FMB and CCBG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     10.4  ENTIRE AGREEMENT.
           ----------------   Except as otherwise expressly provided herein,
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.6(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.14 and 7.15.

     10.5  AMENDMENTS.
           ----------   To the extent permitted by Law, this Agreement may be
amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FMB Common Stock, there shall be made no amendment that reduces or modifies in any material adverse respect the consideration to be received by holders of FMB Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of FMB Common Stock will be exchanged for shares of CCBG Common Stock shall not be amended after the Shareholders' Meeting in a manner adverse to the holders of CCBG Common Stock without any requisite approval of the holders of the issued and outstanding shares of CCBG Common Stock entitled to vote thereon.

     10.6  WAIVERS.
           -------

           (a) Prior to or at the Effective Time, CCBG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FMB, to waive or extend the time for the compliance or fulfillment by FMB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCBG.

           (b) Prior to or at the Effective Time, FMB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CCBG, to waive or extend the time for the compliance or fulfillment by CCBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FMB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FMB.

           (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7  ASSIGNMENT.
           ----------   Except as expressly contemplated hereby, neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.8  NOTICES.
           -------   All notices, requests, consents and other communications
required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

           FMB:                Farmers and Merchants Bank
                               600 Bellevue Avenue
                               Dublin, Georgia 31021
                               Telecopy Number: (478) 272-3675
                               Attention: McGrath Keen, Jr.

           Copy to Counsel:    Powell, Goldstein, Frazer & Murphy LLP
                               191 Peachtree Street, N.E., Sixteenth Floor
                               Atlanta, Georgia 30303
                               Telecopy Number: (404) 572-6999
                               Attention: Walter G. Moeling IV, Esq.

           CCB:                Capital City Bank
                               217 North Monroe Street
                               Tallahassee, Florida 33301
                               Telecopy Number: (850) 878-9150
                               Attention: J.  Kimbrough Davis

           CCBG:               Capital City Bank Group, Inc.
                               217 North Monroe Street
                               Tallahassee, Florida 33301
                               Telecopy Number: (850) 878-9150
                               Attention: J.  Kimbrough Davis

           Copy to Counsel:    Gunster, Yoakley & Stewart, P.A.
                               500 East Broward Boulevard, Suite 1400
                               Fort Lauderdale, Florida 33394
                               Telecopy Number: (954) 523-1722
                               Attention:  Gregory K. Bader, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

     10.9  GOVERNING LAW.
           -------------   This Agreement shall be governed by and construed
in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

     10.10 COUNTERPARTS.
           ------------   This Agreement may be executed in two or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.11 CAPTIONS; ARTICLES AND SECTIONS.
           -------------------------------   The captions contained in this
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     10.12 INTERPRETATIONS.
           ---------------   Neither this Agreement nor any uncertainty or
ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     10.13 ENFORCEMENT OF AGREEMENT.
           ------------------------   The Parties hereto agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.14 ENFORCEMENT COSTS.
           ----------------- If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

     10.15 SEVERABILITY.
           ------------   Any term or provision of this Agreement which is
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                        CAPITAL CITY BANK GROUP, INC.


                                        By: /s/ William G. Smith, Jr.
                                            ----------------------------
                                            Name: William G. Smith, Jr.
                                            Title: President and CEO



                                        CAPITAL CITY BANK


                                        By: /s/ William G. Smith, Jr.
                                            ----------------------------
                                            Name: William G. Smith
                                            Title: Chairman



                                        FARMERS AND MERCHANTS BANK


                                        By: /s/ McGrath Keen, Jr.
                                            ----------------------------
                                            Name: McGrath Keen, Jr.
                                            Title: President

                                  Appendix B
                             BANK PLAN OF MERGER


                               PLAN OF MERGER
                            AND MERGER AGREEMENT

     Pursuant to the provisions of Title 7, Chapter 1, Article 2 of the Official Code of Georgia, the undersigned banks do hereby adopt and enter into this Plan of Merger and Merger Agreement (this "Agreement") for the purpose of merging (the "Merger") CCBG Interim Bank, a Georgia chartered commercial bank ("Interim"), with and into Farmers and Merchants Bank, a Georgia chartered commercial bank ("FMB"):

     (a)   Terms of Merger.
           --------------- At the Effective Time, as hereinafter defined, Interim shall be merged with and into FMB, and Interim will cease to exist as a separate banking corporation. FMB and Interim shall thereupon become a single banking corporation which shall continue its existence as a Georgia banking corporation under the charter of FMB.

     (b)   Corporate Name.
           -------------- The name of the surviving banking corporation shall be:
                         "Farmers and Merchants Bank"

     (c)  Articles of Incorporation; Bylaws.
          ---------------------------------  The Articles of Incorporation
          and Bylaws of FMB as in effect immediately prior to the Merger shall remain in effect thereafter until amended by FMB in accordance with applicable law.

     (d)   Board of Directors.
           ------------------ At the Effective Time the following are the names of each director who is to serve until the next meeting of the shareholders at which directors are elected:

           *  Nelson S. Carswell, Jr., M.D.
           *  Ben H. Hall, Jr.
           *  Edwin M. Herrin, Jr.
           *  McGrath Keen, Jr.
           *  Roger W. Miller
           *  Wallace E. Miller

     (e)   Manner of Converting Shares.
           ---------------------------

          (1) At the Effective Time, each issued and outstanding share of the common stock of FMB, par value $20 per share ("FMB Common Stock"), shall, by virtue of the Merger and without any action by the holder thereof, be converted into CCBG Common Stock as contemplated by the Agreement and Plan of Merger, dated May 12, 2004, by and among Capital City Bank Group, Inc., Capital City Bank, and FMB. At the Effective Time, each issued and outstanding share of Interim Common Stock shall remain issued and outstanding and unaffected by the Merger and shall constitute all the issued and outstanding common stock of the surviving banking corporation as of the Effective Time. In the event that prior to the Effective Time, FMB Common Stock shall be changed to a different number of shares, or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number of shares of CCBG Common Stock into which FMB Common Stock shall be converted.

          (2) The "Effective Time" shall mean 11:59 p.m. on the date requested by Interim, as soon as practicable after the delivery of this Agreement and certified resolutions to the Georgia Department of Banking and Finance (the "Department").

     (f)   Amendments.
           ---------- The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only by a writing signed by all parties to this Agreement and making specific reference to this Agreement.

     (g)   Articles of Merger.
           ------------------ Upon adoption of this Agreement by the Boards of Directors and the shareholders of the parties hereto, the parties hereto shall execute and file Articles of Merger pursuant to Section 7-1-532 of the Financial Institutions Code of Georgia.

     (h)   Conditions Precedent.
           -------------------- Consummation of the Merger is conditioned upon (i) the receipt of all approvals, consents, waivers, and other clearances of all federal and state regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and (ii) the expiration of any required waiting periods.

     (i)   Governing Law.
           ------------- This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Georgia without regard to principles of conflicts of laws.


                                  Appendix C
                            FARMERS AND MERCHANTS
                        AUDITED FINANCIAL STATEMENTS


                       [FARMERS & MERCHANTS BANK LOGO2]
                            FINANCIAL STATEMENTS
                         DECEMBER 31, 2003 AND 2002




                           [NICHOLS CAULEY LOGO]
                    NICHOLS, CAULEY & ASSOCIATES, LLC
                       Certified Public Accountants
                     Certified Financial Planners (TM)
                       Certified Internal Auditors
                       Certified Valuation Analysts
                 Financial and Business Development Advisors




                           FARMERS AND MERCHANTS BANK

                           December 31, 2003 and 2002

                               Table of Contents
                               -----------------


                                                                         Page
                                                                    Reference
                                                                    ---------
INDEPENDENT AUDITOR'S REPORT                                                1
FINANCIAL STATEMENTS
  Balance Sheets                                                            2
  Statements of Income                                                      3
  Statements of Changes in Stockholders' Equity                             4
  Statements of Cash Flows                                                5-6
  Notes to Financial Statements                                          7-26



[NICHOLS CAULEY LOGO]
           NICHOLS, CAULEY & ASSOCIATES, LLC                 REPLY TO:
            A professional Services Firm of:             1300 Bellevue Avenue
              Certified Public Accountants         Dublin, Georgia 31021-4152
             Certified Financial Planners (TM)              478-275-1163
               Certified Internal Auditors                FAX 478-275-1178
               Certified Valuation Analysts           Dublin@nicolscauley.com
               ----------------------------
     Atlanta . Clarkesville . Dublin . Warner Robins
                  www.nicolscauley.com




                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Farmers and Merchants Bank
Dublin, Georgia 31021

We have audited the accompanying balance sheets of Farmers and Merchants Bank as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally
accepted in the United States of America.   Those standards require that we
plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers and Merchants Bank as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Nichols, Cauley & Associates, LLC

Dublin, Georgia
January 9, 2004





                                FARMERS AND MERCHANTS BANK

                                      Balance Sheets

                                December 31, 2003 and 2002

                                                            2003                 2002
ASSETS                                               -----------------    -----------------
------
Cash and due from banks                              $      10,588,220    $      11,016,790
Federal funds sold                                           8,850,000            5,350,000
Securities available for sale (at fair value)              105,637,712          113,039,697
Securities held to maturity (approximate fair value
 of $2,675,606 and $3,951,589, respectively)                 2,549,091            3,753,870
Loans, less allowance for loan losses of $4,136,731
 and $3,897,324, respectively                              257,661,502          242,074,403
Federal Home Loan Bank stock                                 1,064,200            1,172,100
Accrued interest receivable                                  3,576,494            3,600,370
Premises and equipment, net                                  4,050,583            4,331,937
Other assets                                                   195,879              174,554
                                                      -----------------    -----------------
   Total assets                                      $     394,173,681    $     384,513,721
                                                     =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
 Non-interest-bearing demand                         $      32,193,528    $      27,090,631
 Interest-bearing                                          260,833,176          256,994,247
                                                     -----------------    -----------------
   Total deposits                                          293,026,704          284,084,878
Distributions payable                                        3,109,150            2,000,000
Federal Home Loan Bank advances                             21,196,944           21,363,611
Securities sold under repurchase agreements                  5,058,524            7,498,176
Accrued interest payable                                       756,863            1,031,867
Other liabilities                                            1,669,822            1,646,086
                                                     -----------------    -----------------
   Total liabilities                                       324,818,007          317,624,618
                                                     -----------------    -----------------

Stockholders' equity:
 Common stock, par value $20, 50,000 shares
  authorized; 50,000 shares issued and outstanding           1,000,000            1,000,000
 Surplus                                                     9,000,000            9,000,000
 Undivided profits                                          56,869,306           53,197,132
 Accumulated other comprehensive income                      2,486,368            3,691,971
                                                     -----------------    -----------------
   Total stockholders' equity                               69,355,674           66,889,103
                                                     -----------------    -----------------
   Total liabilities and stockholders' equity        $     394,173,681    $     384,513,721
                                                     =================    =================

      See accompanying independent auditors' report and notes to financial statements.

                                            -2-



                                  FARMERS AND MERCHANTS BANK

                                     Statements of Income

                             Years Ended December 31, 2003 and 2002

                                                               2003                2002
                                                         ----------------    ----------------
Interest income:
 Loans, including fees                                   $     18,409,962    $     19,449,108
 Securities available for sale                                  4,606,662           5,508,047
 Securities held to maturity                                      154,051             290,474
 Interest-bearing deposits in banks                                   989              54,207
 Federal funds sold                                                50,628              60,532
                                                         ----------------    ----------------
                                                               23,222,292          25,362,368
                                                         ----------------    ----------------

Interest expense:
 Deposits                                                       5,818,754           7,550,720
 Federal funds purchased and securities
  sold under repurchase agreements                                170,430             224,385
 Federal Home Loan Bank advances                                  747,204             688,300
                                                         ----------------    ----------------
                                                                6,736,388           8,463,405
                                                         ----------------    ----------------

   Net interest income                                         16,485,904          16,898,963

Provision for loan losses                                         450,000             900,000
                                                         ----------------    ----------------

   Net interest income after provision for loan losses         16,035,904          15,998,963

Noninterest income:
 Service charges on deposit accounts                            1,476,238           1,398,662
 Other service charges, commissions and fees                      289,245             263,833
 Other                                                            325,725              82,945
                                                         ----------------    ----------------
                                                               18,127,112          17,744,403
Noninterest expense:
 Salaries and employee benefits                                 3,665,920           3,499,269
 Occupancy                                                        884,420             790,176
 Other operating                                                2,229,598           2,188,851
                                                         ----------------    ----------------

   Net income                                            $     11,347,174    $     11,266,107
                                                         ================    ================

   Net income per share of common stock                  $         226.94    $         225.32
                                                         ================    ================

      See accompanying independent auditors' report and notes to financial statements.

                                            -3-

                                               FARMERS AND MERCHANTS BANK

                                      Statements of Changes in Stockholders' Equity

                                         Years Ended December 31, 2003 and 2002

                                                                                              Accumulated
                                        Common                                                   Other
                                        Stock                                 Undivided      Comprehensive
                                      Par Value             Surplus            Profits           Income           Total
                                 ------------------   ------------------   ---------------   --------------   -------------
Balance, December 31, 2001       $        1,000,000   $        9,000,000   $    48,506,025   $    1,044,403   $  59,550,428

 Net income for 2002                             --                   --        11,266,107               --      11,266,107

 Cash distribution paid, $132.00
  per share                                      --                   --        (6,575,000)              --      (6,575,000)

 Change in accumulated other
  comprehensive income                           --                   --                --        2,647,568       2,647,568
                                 ------------------   ------------------   ---------------   --------------   -------------

Balance, December 31, 2002                1,000,000            9,000,000        53,197,132        3,691,971      66,889,103

 Net income for 2003                             --                   --        11,347,174               --      11,347,174

 Cash distribution paid, $154.00
  per share                                      --                   --        (7,675,000)              --      (7,675,000)

 Change in accumulated other
  comprehensive income                           --                   --                --       (1,205,603)     (1,205,603)
                                 ------------------   ------------------   ---------------   --------------   -------------

Balance, December 31, 2003       $        1,000,000   $        9,000,000   $    56,869,306   $    2,486,368   $  69,355,674
                                 ==================   ==================   ===============   ==============   =============

      See accompanying independent auditors' report and notes to financial statements.

                                            -4-




                                  FARMERS AND MERCHANTS BANK

                                   Statements of Cash Flows

                            Years Ended December 31, 2003 and 2002

                                                                 2003             2002
                                                            -------------    -------------
Cash flow from operating activities:
 Net income                                                 $  11,347,174    $  11,266,107
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                   383,467          388,718
   Provision for loan losses                                      450,000          900,000
   Decrease in accrued interest receivable                         23,876          279,201
   (Increase) decrease in other assets                            (21,325)          26,126
   Decrease in accrued interest payable                          (275,004)        (478,502)
   Increase in other liabilities                                   23,736          289,616
                                                            -------------    -------------
    Net cash flow provided by operating activities             11,931,924       12,671,266
                                                            -------------    -------------

Cash flow from investing activities:
 Decrease in interest-bearing deposits in banks                        --        2,000,000
 Increase in loans                                            (16,037,099)     (18,630,613)
 Purchases of securities available for sale                   (38,150,533)     (27,147,350)
 Proceeds from redemption of securities available for sale     44,346,915       26,284,709
 Proceeds from redemption of securities held to maturity        1,204,779        2,690,339
 Redemption (purchase) of Federal Home Loan Bank stock            107,900         (278,500)
 Purchases of premises and equipment                             (102,113)        (247,640)
                                                            -------------    -------------
    Net cash flow used by investing activities                 (8,630,151)     (15,329,055)
                                                            -------------    -------------

Cash flow from financing activities:
 Federal Home Loan Bank advances                                       --        5,020,833
 Repayments of Federal Home Loan Bank advances                   (166,667)         (96,666)
 Federal funds borrowed                                                --         (650,000)
 Cash distributions paid                                       (6,565,850)      (6,575,000)
 (Decrease) increase in securities sold under                  (2,439,652)       2,106,727
  repurchase agreements
 Increase (decrease) in non-interest bearing demands            5,102,897       (1,576,065)
 Increase in interest bearing demands                           3,838,929       12,184,878
                                                            -------------    -------------
    Net cash flow (used) provided by
      financing activities                                       (230,343)      10,414,707
                                                            -------------    -------------

Net increase in cash and cash equivalents                       3,071,430        7,756,918
Cash and cash equivalents at beginning of year                 16,366,790        8,609,872
                                                            -------------    -------------
Cash and cash equivalents at end of year                    $  19,438,220    $  16,366,790
                                                            =============    =============

      See accompanying independent auditors' report and notes to financial statements.

                                            -5-



                                  FARMERS AND MERCHANTS BANK

                                   Statements of Cash Flows

                           Years Ended December 31, 2003 and 2002

                                                            2003               2002
                                                      ---------------     --------------
Supplemental schedule of noncash investing and
 financing activities -

 Change in accumulated other comprehensive income     $   (1,205,603)     $   2,647,568
                                                      ===============     ==============

Supplemental disclosures of cash flow information -
 Cash paid during the year for:
  Interest                                            $    7,011,392      $   8,941,907
                                                      ===============     ==============

  Income taxes                                        $           --      $          --
                                                      ===============     ==============


      See accompanying independent auditors' report and notes to financial statements.

                                            -6-


                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------
    The accounting and reporting policies of Farmers and Merchants Bank
    (Bank) conform to generally accepted accounting principles and with general practices within the banking industry. The following is a description of the more significant of those policies that the Bank follows in preparing and presenting its financial statements.

    Reporting Entity and Nature of Operations
    -----------------------------------------

    The Bank is a state bank chartered under the laws of Georgia. The Bank operates three branches in Dublin, Georgia. The Bank's primary source of revenue is providing loans to customers within its geographical area.

    Use of Estimates in the Preparation of Financial Statements
    -----------------------------------------------------------

    The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

    Management believes that the allowance for losses on loans and foreclosed real estate is adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and foreclosed real estate may change materially in the near term.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

    Securities
    ----------

    Debt securities that management has the positive intent and the Bank has the ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as securities held to maturity, including equity securities with readily, determinable fair values, are securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

    Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

    Loans Receivable
    ----------------

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    Interest on commercial and real estate loans is credited to income on a daily basis based upon the principal amount outstanding. The interest on installment loans is credited to income monthly on a simple interest basis.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to
    the extent cash payments are received.   Loans are returned to accrual
    status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is reasonably possible cannot be estimated.

    The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

    Foreclosed Real Estate
    ----------------------

    Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

    Premises and Equipment
    ----------------------

    Premises and equipment are stated at cost less accumulated depreciation, computed principally by declining balance methods.

    Maintenance and repairs that do not extend the useful life of the premises and equipment, are charged to expense. The useful lives of premises and equipment are as follows:

    Asset Type                                                    Useful Life
    ----------                                                    -----------
    Buildings                                                     15-40 years
    Equipment                                                      3-10 years

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

    Federal Home Loan Bank Stock
    ----------------------------

    Federal Home Loan Bank (FHLB) stock represents an equity interest in a FHLB. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market.

    Employee Benefits
    -----------------

    The Bank has a non-contributory defined benefit pension plan covering all employees who meet the eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of continuous service. The plan provides benefits based on the career earnings of each participant which are subject to certain reductions if the employee retires before reaching age 65 after completion of 10 years of service. The Bank funds the plan by making an annual contribution that is required by applicable regulations, plus, from time to time, such amounts that the Bank determines to be appropriate.

    The Bank also has a non-contributory profit sharing plan covering substantially all of its employees. Annual employer contributions to the plan are based upon three percent of net income after taxes and before distributions as set by the Board of Directors.

    Income Taxes
    ------------

    The Bank is taxed as an S Corporation under the Internal Revenue Code and applicable state statutes. Under an S Corporation election, the income of the Bank flows through to the stockholders to be taxed at the individual level rather than the Bank level.

    Net Income Per Share of Common Stock
    ------------------------------------

    Net income per share of common stock is calculated on the basis of the weighted average number of shares outstanding.

    Comprehensive Income
    --------------------

    The Bank has adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

    Cash Equivalents
    ----------------

    For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks" and "federal fund sold." Cash flows from demand deposits, savings deposits, federal funds purchased and sold, renewals and extensions of loans and time deposits are reported net.

    Financial Instruments
    ---------------------

    In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

    Fair Values of Financial Instruments
    ------------------------------------

    SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Bank's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should no be considered an indication of the fair value of the combined Bank.

    The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

        Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

    Fair Values of Financial Instruments
    ------------------------------------

          Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

          Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Other borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued interest. The carrying amounts of accrued interest approximate their fair values.

          Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------

    Advertising
    -----------

    The Bank expenses advertising costs as incurred. For the years ended December 31, 2003 and 2002 advertising expense was $157,997 and $156,736, respectively.

2.  SECURITIES:
    ----------

    The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale at December 31, 2003 and 2002, are summarized as follows:


                                                                         December 31, 2003
                                                       --------------------------------------------------
                                                                        Gross        Gross     Estimated
                                                         Amortized   Unrealized   Unrealized     Fair
                                                           Cost         Gains       Losses       Value
                                                       ------------  -----------  ---------  ------------
     U.S. Treasury securities and
       obligations of U.S. Government corporations
       and agencies                                    $ 59,220,337  $   511,408  $ 185,765  $ 59,545,980
     Corporate Bonds                                     21,514,025    1,419,651         --    22,933,676
     Obligations of states and
       political subdivisions                            22,416,982      798,638     57,564    23,158,056
                                                       ------------  -----------  ---------  ------------

                                                       $103,151,344  $ 2,729,697  $ 243,329  $105,637,712
                                                       ============  ===========  =========  ============

                                                                         December 31, 2002
                                                      --------------------------------------------------
                                                                        Gross        Gross     Estimated
                                                         Amortized   Unrealized   Unrealized     Fair
                                                           Cost         Gains       Losses       Value
                                                       ------------  -----------  ---------  ------------
     U.S. Treasury securities and
       obligations of U.S. Government corporations
       and agencies                                    $ 66,611,164  $ 1,529,203  $   3,778  $ 68,136,599
     Corporate Bonds                                     22,062,189    1,548,645     56,284    23,554,550
     Obligations of states and
       political subdivisions                            20,674,373      685,788     11,603    21,348,558
                                                       ------------  -----------  ---------  ------------

                                                       $109,347,726  $ 3,763,636  $  71,665  $113,039,697
                                                       ============  ===========  =========  ============

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


2.  SECURITIES:
    ----------
    The amortized cost, gross unrealized gains and losses, and estimated fair values of securities held to maturity at December 31, 2003 and 2002 are summarized as follows:

                                                                         December 31, 2003
                                                       --------------------------------------------------
                                                                        Gross        Gross     Estimated
                                                         Amortized   Unrealized   Unrealized     Fair
                                                           Cost         Gains       Losses       Value
                                                       ------------  -----------  ---------  ------------
     U.S. Treasury securities and
       obligations of U.S. Government corporations
       and agencies                                    $  1,009,337  $     9,354  $      --  $  1,018,691
     Obligations of states and
       political subdivisions                             1,539,754      117,161         --     1,656,915
                                                       ------------  -----------  ---------  ------------

                                                       $  2,549,091  $   126,515  $      --  $  2,675,606
                                                       ============  ===========  =========  ============

                                                                         December 31, 2002
                                                       --------------------------------------------------
                                                                        Gross        Gross     Estimated
                                                         Amortized   Unrealized   Unrealized     Fair
                                                           Cost         Gains       Losses       Value
                                                       ------------  -----------  ---------  ------------
     U.S. Treasury securities and
       obligations of U.S. Government corporations
       and agencies                                    $  1,014,350  $    52,539  $      --  $  1,066,889
     Obligations of states and
       political subdivisions                             2,739,520      145,180         --     2,884,700
                                                       ------------  -----------  ---------  ------------

                                                       $  3,753,870  $   197,719  $      --  $  3,951,589
                                                       ============  ===========  =========  ============

    The amortized costs and estimated fair values of investment securities available for sale and held to maturity at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


2.  SECURITIES:
    ----------

                                                  Securities Available             Securities Held
                                                       for Sale                      to Maturity
                                             -----------------------------    ---------------------------
                                                               Estimated                      Estimated
                                               Amortized          Fair         Amortized        Fair
                                                 Cost            Value            Cost          Value
                                             -------------   -------------    ------------   ------------
Due in one year or less                      $  19,711,472   $  19,886,892    $  1,150,000   $  1,163,555
Due after one year through five years           66,918,218      68,766,936         719,091        754,124
Due after five years through ten years          10,028,136      10,490,094         680,000        757,927
Due after ten years                              6,493,518       6,493,790              --             --
                                             -------------   -------------    ------------   ------------
                                             $ 103,151,344   $ 105,637,712    $  2,549,091   $  2,675,606
                                             =============   =============    ============   ============



    Proceeds from maturities of securities available for sale during 2003 and 2002 were $44,346,915 and $26,284,709, respectively.

    Proceeds from maturities of securities held to maturity during 2003 and 2002 were $1,204,779 and $2,690,339, respectively.

    Investment securities with an amortized cost of $47,578,189 and $53,054,835 at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required by law. The fair values of the pledged securities were $48,338,791 and $55,135,007 at December 31, 2003 and 2002, respectively.

    Taxable interest income on securities was $3,851,835 and $4,907,068 for the years ended December 31, 2003 and 2002, respectively. Interest income exempt from Federal income taxes was $908,878 and $891,453 for the years ended December 31, 2003 and 2002, respectively.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


3.  LOANS AND ALLOWANCE FOR LOAN LOSSES:
    -----------------------------------

    The composition of loans is summarized as follows:


                                             December 31, 2003    December 31, 2002
                                             -----------------    -----------------
    Commercial, financial and agricultural      $123,361,629        $107,514,196
    Consumer installment loans                   134,320,218         136,583,949
    Credit card loans                              1,014,808             979,978
    Other                                          5,377,374           4,150,328
                                             -----------------    -----------------

                                                 264,074,029         249,228,451

    Unearned interest                             (2,275,796)         (3,256,724)
    Allowance for loan losses                     (4,136,731)         (3,897,324)
                                             -----------------    -----------------

    Loans, net                                  $257,661,502        $242,074,403
                                             =================    =================



    Loans on which the accrual of interest has been discontinued or reduced amounted to $5,283,238 and $3,975,545 at December 31, 2003 and 2002,
    respectively.

    Changes in the allowance for loan losses are as follows:


                                             December 31, 2003    December 31, 2002
                                             -----------------    -----------------
    Balance, beginning of year                  $  3,897,324        $  3,539,052
      Provision charged to operations                450,000             900,000
      Loans charged off                             (259,022)           (574,264)
      Recoveries                                      48,429              32,536
                                             -----------------    -----------------

    Balance, end of year                        $  4,136,731        $  3,897,324
                                             =================    =================



    At December 31, 2003 and 2002 the Bank had loans to one individual totaling $3,610,418 which were specifically classified as impaired.

    The Bank has no commitments to loan additional funds to borrowers of impaired loans.

    Loans having carrying values of $115,081 and $244,211 were transferred to foreclosed real estate in 2003 and 2002, respectively.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002



4.  PREMISES AND EQUIPMENT:
    ----------------------

    Major classifications of these assets are summarized as follows:

                                          December 31,         December 31,
                                              2003                 2002
                                          ------------         ------------
          Land                            $    339,936         $    339,936
          Buildings                          4,862,807            4,862,807
          Equipment                          4,339,752            4,237,639
                                             9,542,495            9,440,382

          Accumulated depreciation          (5,491,912)          (5,108,445)
                                          ------------         ------------

          Premises and equipment, net     $  4,050,583         $  4,331,937
                                          ============         ============

    Depreciation expense was $383,467 and $388,718 for the years ended December 31, 2003 and 2002, respectively.

5.  DEPOSITS:
    --------

    Deposit account balances at December 31, 2003 and 2002 are summarized as follows:

                                      December 31,      December 31,
                                         2003               2002
                                     -------------     -------------
        Non interest-bearing demand  $  32,193,528     $  27,090,631
        NOW                             43,416,948        39,927,508
        Money Market                    34,747,578        34,537,835
        Savings                         14,261,155        12,647,804
        Time, $100,000 and over         52,752,354        45,954,408
        Other time                     115,655,141       123,926,692
                                     -------------     -------------
        Total deposits               $ 293,026,704     $ 284,084,878
                                     =============     =============

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


5.  DEPOSITS:
    --------
    At December 31, 2003, the scheduled maturities of time deposits are as follows:

                               2004        $  142,437,072
                               2005             9,594,477
                               2006             1,295,361
                               2007             5,385,338
                               2008             9,691,327
                            Thereafter              3,920
                                           --------------
                                           $  168,407,495
                                           ==============

6.  EMPLOYEE BENEFITS:

    The total pension expense for the year ended December 31, 2003 and 2002 was $75,000 and $-0-, respectively, which includes amortization of past service cost over 19.79 years. The Bank accrues annual contributions to the plan. Cost components of the plan are as follows:

                                     December 31,        December 31,
                                         2003                2002
                                     ------------        ------------
        Service cost                  $  143,893          $  116,506
        Interest cost                    215,700             196,977
        Actual return on assets         (311,974)           (215,873)
        Net amortization and deferral     27,381             (97,610)

        Net cost                      $   75,000          $      --

    The weighted average assumed rate of return used in determining the actuarial present value of accumulated plan benefits was 6.75% and 7.25% for 2003 and 2002, respectively.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


6.  EMPLOYEE BENEFITS:
    -----------------

    A reconciliation of the funded status of the plan with amounts reported on the balance sheets follow:


                                                          December 31,     December 31,
                                                              2003             2002
                                                         --------------   --------------
    Projected benefit obligation including vested
      benefit obligations of $2,937,172 and
      $2,943,381, respectively                           $  (3,085,468)   $  (3,219,830)
    Plan assets at fair value                                2,039,363        2,532,854
                                                         --------------   --------------

    Funded status                                           (1,046,105)        (686,976)
    Unamortized net assets from transition                      15,256           32,204
    Unrecognized prior service cost                            (35,229)         (41,315)
    Unrecognized net (gain) or loss                            917,782          419,638
                                                         --------------   --------------

    Accrued pension expense included in other
      liabilities  $                                     $    (148,296)  $     (276,499)
                                                         ==============   ==============



    The annual contributions set by the Board of Directors to the non-contributory profit sharing plan were $228,452 and $226,133 for the years ended December 31, 2003 and 2002, respectively.

7.  FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS:
    ----------------------------------------------------


    Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

                                                           December 31,
                                                 -------------------------------
     Interest Rate       Maturity Date               2003               2002
     -------------       ------------------      -------------     -------------
         5.53%           June 27, 2017           $     950,833     $   1,020,833
         1.69%           July 12, 2004               2,000,000         2,000,000
         1.54%           August 5, 2004              2,000,000         2,000,000
         4.00%           April 4, 2011               5,000,000         5,000,000
         5.41%           October 3, 2016               385,000           415,000
         5.16%           October 30, 2016              861,111           927,778
         3.54%           November 16, 2011           6,000,000         6,000,000
         3.49%           November 10, 2011           4,000,000         4,000,000
                                                   -----------       -----------
                                                   $21,196,944       $21,363,611



    The FHLB has a blanket floating lien on the Bank's loan portfolio as collateral for these advances. The Bank had additional FHLB advances available of approximately $18,000,000 and $17,000,000 at December 31, 2003 and 2002, respectively.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


7.  FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS:
    ----------------------------------------------------

    At December 31, 2003 and 2002 the Bank had Federal funds lines available with correspondent banks of approximately $12,500,000. These unsecured lines have various terms, rates, and maturities. The Bank had borrowings of $-0- and $-0- at December 31, 2003 and 2002, respectively.

8.  SHORT-TERM BORROWINGS:
    ---------------------

    Short-term borrowings are presented in the accompanying balance sheets as securities sold under repurchase agreements. At December 31, 2003 and 2002, short-term borrowings consisted of securities sold under repurchase agreements of $5,058,524 and $7,498,176, respectively. The related accrued interest payable on the repurchase agreements at December 31, 2003 and 2002 was $53,487 and $135,872, respectively.

    Information concerning securities sold under repurchase agreements is summarized as follows:

                                                 December 31,   December 31,
                                                    2003            2002
                                                 -----------    ------------
    Average balance during the year              $6,107,096     $6,497,660
    Average interest rate during the year             2.79%          3.38%
    Maximum month-end balance during the year    $7,498,176     $7,498,176


    Agency mortgage-backed securities under the Bank's control and underlying the agreements had the following carrying and estimated fair values at year-end:

                             December 31,     December 31,
                                2003               2002
                             ------------     ------------
    Carrying value           $5,487,600       $11,029,050
    Estimated fair value      5,646,878        11,512,426


9.  OPERATING LEASE COMMITMENTS:
    ---------------------------

    Total rental expense on operating leases for the years ended December 31, 2003 and 2002 was $36,242 and $34,190, respectively. Certain leases contain renewal options and escalation clauses. The expected minimum future rental payments for noncancelable operating leases with terms in excess of one year are approximately as follows:

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002



9.  OPERATING LEASE COMMITMENTS:
    ---------------------------

                         Year Ended
                         December 31,               Amount
                -------------------------------     ------
                2004                                $    4
                2005                                     4
                2006                                     4
                2007                                     4
                2008                                     3
                                                    ------
                Total minimum payments required     $   22
                                                    ======

10.  RELATED PARTY TRANSACTIONS:
     --------------------------
     The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, stockholders, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2003 and 2002, these persons and firms were indebted to the Bank in the aggregate amount of $12,121,011 and $4,814,274, respectively.

     The Bank leases one of its premises from two of the officers/stockholders. The current lease term is for fifteen years and terminates in November 2018. Total rent expense for the years ended December 31, 2003 and 2002 was $36,242 and $34,190, respectively.

    L. P. Keen Insurance Agency, Inc., a company which is owned by the majority stockholder's family, receives the commissions on the sale of credit life and disability insurance on the Bank's loans to customers. The amount of commissions received by the insurance agency on credit life and disability insurance during the years ended December 31, 2003 and 2002 on such loans was $66,046 and $155,977, respectively. The insurance agency reimbursed the Bank $1,200 and $750 for rental of office space for the years ended December 31, 2003 and 2002, respectively. Several of the Bank's employees (who are not family of the majority stockholder) perform services for the insurance agency for which they receive compensation in addition to their compensation from the Bank. The aggregate compensation received by these employees from the insurance agency for the years ended December 31, 2003 and 2002, was $7,110 and $16,353, respectively

    The Bank held related party deposits of approximately $10,388,708 and $7,621,000 at December 31, 2003 and 2002, respectively.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


11.  COMMITMENTS AND CONTINGENCIES:
     -----------------------------

    In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include commitments to extend credit, standby letters of credit, and credit card commitments.

    The Bank's nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management and counsel for the Bank, there is no litigation in which the outcome will have a material effect on the financial statements.

    The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.

12.  RISK FACTORS:
     ------------

    The Bank's operations are affected by various risk factors, including interest-rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Bank. In addition, the Bank is a community bank and as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

13.  FINANCIAL INSTRUMENTS:
     ---------------------

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and credit card commitments. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit written and credit card commitments is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


13.  FINANCIAL INSTRUMENTS:
     ---------------------


                                                            Contract Amount
                                                       ---------------------------
                                                       December 31,    December 31,
                                                          2003            2002
                                                       -----------     -----------
    Financial instruments whose contract amounts
     represent credit risk:
     Commitments to extend credit                      $28,318,546     $16,889,150
     Standby letters of credit                             730,886         325,705
     Unused credit card commitments                      3,659,563       3,190,550



    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty.

    Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

    The Bank has cash deposits with financial institutions in excess of the insured limitation of the Federal Deposit Insurance Corporation. If any of these financial institutions were not to honor its contractual liability, the company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institutions.

    The estimated fair values of the Bank's financial instruments (in thousands) were as follows at:


                                                               In Thousands
                                        ------------------------------------------------------------
                                           December 31, 2003                   December 31, 2002
                                        -----------------------              -----------------------
                                        Carrying          Fair               Carrying         Fair
                                         Amount          Value                Amount         Value
                                        --------        -------              --------       --------
Financial assets:
  Cash and due from banks, interest-
    bearing deposits with banks, and
    federal funds sold                   $19,438        $19,438               $16,367        $16,367
  Securities available for sale          105,638        105,638               113,040        113,040
  Securities held to maturity              2,549          2,676                 3,754          3,952


                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002



13.  FINANCIAL INSTRUMENTS:
     ---------------------


                                                               In Thousands
                                        ------------------------------------------------------------
                                           December 31, 2003                   December 31, 2002
                                        -----------------------              -----------------------
                                        Carrying          Fair               Carrying         Fair
                                         Amount          Value                Amount         Value
                                        --------        -------              --------       --------
Financial assets:
  Loans receivable                      $ 257,662       $ 265,017            $ 242,074      $ 246,456
  Federal  Home Loan Bank Stock             1,064           1,064                1,172          1,172
  Accrued interest receivable               3,576           3,576                3,600          3,600

Financial liabilities:
  Deposit liabilities                    (293,027)       (291,112)            (284,085)      (281,899)
  Other borrowings                        (26,255)        (26,983)             (28,862)       (29,367)
  Accrued interest payable                   (757)           (757)              (1,032)        (1,032)

Unrecognized financial instruments:
  Commitments to extend credit             28,319          28,319               16,889         16,889
  Stand by letters of credit                  731             731                  326            326
  Unused credit card commitments            3,660           3,660                3,191          3,191



    The estimated fair values of the Bank's off-balance sheet assets (liabilities) are considered to be minimal.

14.  REGULATORY MATTERS:
     ------------------

    The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002



14.   REGULATORY MATTERS
      ------------------

    As of December 31, 2003, the most recent notification from the State of Georgia Department of Banking and Finance, dated December 1, 2003, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:


                                                                                          To Be Well Capitalized
                                                                        For Capital      Under Prompt Corrective
                                                 Actual:             Adequacy Purposes:     Action Provisions:
                                             --------------          -----------------      ------------------
                                             Amount   Ratio           Amount   Ratio          Amount   Ratio
                                             ------   -----           ------   -----          ------   -----
As of December 31, 2003:

Total Capital (to Risk Weighted Assets)      $70,629   23.5%          $24,035   8.0%          $30,044   10.0%

Tier I Capital (to Risk Weighted Assets)     $66,869   22.3%          $12,018   4.0%          $18,026   6.0%

Tier I Capital (to Average Assets)           $66,869   17.2%          $15,538   4.0%          $19,423   5.0%

As of December 31, 2002:

Total Capital (to Risk Weighted Assets)      $66,701   23.8%          $22,402   8.0%          $28,002   10.0%

Tier I Capital (to Risk Weighted Assets)     $63,196   22.6%          $11,201   4.0%          $16,801   6.0%

Tier I Capital (to Average Assets)           $63,196   16.7%          $15,122   4.0%          $18,902   5.0%



    The Bank has appropriated $12,000,000 of undivided profits. This appropriation allows the Bank to meet regulatory requirements in certain lending activities.

15.  LIMITATION ON DIVIDENDS:
     -----------------------

    The Board of Directors of any state-chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Bank's regulatory agency if the following conditions are met:

                          FARMERS AND MERCHANTS BANK

                         Notes to Financial Statements

                     Years Ended December 31, 2003 and 2002


15.  LIMITATIONS ON DIVIDENDS
     ------------------------

      1) Total classified assets at the most recent examination of the bank, do not exceed eighty (80) percent of Tier 1 capital plus the allowance for loan losses as reflected at such examination; and

      2) The aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed fifty (50) percent of the net profits, after taxes but before dividends, for the previous calendar year provided, however, a bank that files federal income taxes as a Subchapter S-Corporation may pay an additional amount of dividends without Department approval equivalent to fifty (50) percent of the income taxes which the bank would have had to pay as a Subchapter C-Corporation; and

      3) The ratio of Tier 1 capital to adjusted total assets shall not be less than six (6) percent.

    The amount available for dividends in 2004 without regulatory consent is approximately $7,500,000.

                                        Appendix D
                                  FARMERS AND MERCHANTS
                               UNAUDITED FINANCIAL STATEMENTS

                                  FARMERS AND MERCHANTS BANK

                                        Balance Sheets
                                          (unaudited)
                              June 30, 2004 and December 31, 2003
                                       ($ in thousands)

                                                              June 30,              December 31,
                                                                2004                   2003
                                                           --------------         --------------
                                                                                  <>
ASSETS
------
Cash and due from banks                                        $ 9,508               $ 10,588
Federal funds sold                                               7,000                  8,850
Securities available for sale (at fair value)                  105,291                105,604
Securities held to maturity (approximate fair value of
   $1,626 and $2,676 respectively)                               1,547                  2,549
Loans, less allowance for loan losses of $4,121 and
   $4,137, respectively                                        271,477                257,662
Federal Home Loan Bank stock                                     1,057                  1,064
Accrued interest receivable                                      3,420                  3,576
Premises and equipment, et                                       3,859                  4,051
Other assets                                                       211                    196
                                                           --------------         --------------
      Total assets                                           $ 403,370              $ 394,140
                                                           ==============         ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
	Non-interest-bearing demand                                  $ 32,397                $ 32,317
	Interest-bearing                                              272,827                 260,710
                                                           --------------         --------------
      Total deposits                                          305,224                 293,027
Distributions payable                                              --                   3,109
Federal Home Loan Bank advances                                21,114                  21,197
Securities sold under repurchase agreements                     5,124                   5,058
Accrued interest payable                                          699                     757
Other liabilities                                               1,949                   1,670
                                                           --------------         --------------
      Total liabilities                                       334,110                 324,818
                                                           --------------         --------------

Stockholders' equity:
	Common stock, par value $20, 50,000 share
  authorized; 50,000 shares issued and outstanding              1,000                   1,000
Surplus                                                         9,000                   9,000
Undivided profits                                              59,287                  56,869
Accumulated other comprehensive income                            (27)                  2,453
                                                           --------------         --------------
      Total stockholder's equity                               69,260                  69,322
                                                           --------------         --------------
      Total liabilities and stockholders' equity            $ 403,370               $ 394,140
                                                           ==============         ==============


                                    FARMERS AND MERCHANTS BANK

                                       Statements of Income
                                            (unaudited)
                           For the Year Ended December 31, 2003 and the
                       Three Months and the Six Months Ended June 30, 2004
                               ($ in thousands, except per share)

                                                   Three Months     Six Months    Year Ending
                                                      Ending          Ending       December
                                                  June 30, 2004   June 30, 2004     31, 2003
                                                  -------------   -------------   ------------
Interest income:
  Loans, including fees                              $ 4,487        $ 8,922       $ 18,173
  Securities available for sale                        1,050          2,156          4,606
  Securities held to maturity                             21             50            154
  Interest-bearing deposits in banks                      --             --              1
  Federal funds sold                                      10             27             51
  Other interest income                                   10             19             48
                                                  -------------   -------------   ------------
                                                       5,578         11,174         23,033
                                                  -------------   -------------   ------------

Interest expense:
  Deposits                                             1,298          2,590          5,811
  Federal funds purchased and securities sold
        under repurchase agreements                       28             62            170
  Federal Home Loan Bank advances                        328            374            755
                                                  -------------   -------------   ------------
                                                       1,654          3,026          6,736
                                                  -------------   -------------   ------------

  Net interest income                                  3,924          8,148         16,297

Provision for loan losses                                150            150            450
                                                  -------------   -------------   ------------

  Net interest income after
provision for loan losses                           3,774          7,998         15,847

Noninterest income:
  Service charges on deposit accounts                    341            657          1,359
  Other service charges, commissions and fees            132            240            509
  Other                                                  112            116            418
                                                  -------------   -------------   ------------
                                                       4,359          9,011         18,133
Noninterest expense:
  Salaries and employee benefits                         836          1,668          3,666
  Occupancy                                              226            435            840
                                                  -------------   -------------   ------------
  Other operating                                        427          1,140          2,280

    Net Income                                       $ 2,870        $ 5,768       $ 11,347
                                                  =============   =============   ============
    Net income per share of common stock             $ 57.40        $ 115.36      $ 226.94


                                               FARMERS AND MERCHANTS BANK

                                      Statements of Changes in Stockholders' Equity
                                                     (unaudited)
                          Year Ended December 31, 2003 and Six Months Ended June 30, 2004
                                         ($ in thousands, except per share)

                                                                                Accumulated
                                      Common                                       Other
                                      Stock                         Undivided  Comprehensive
                                    Par Value         Surplus        Profits       Income         Total
                                 --------------   --------------   -----------   ----------   -----------
Balance, December 31, 2002       $        1,000   $        9,000   $    53,197   $    3,692   $  66,889

 Net income for 2003                         --               --        11,347           --      11,347

 Cash distribution paid, $153.50
  per share                                  --               --        (7,675)          --      (7,675)

 Change in accumulated other
  comprehensive income                       --               --            --       (1,239)     (1,239)
                                 --------------   --------------   -----------   ----------   -------------

Balance, December 31, 2003                1,000            9,000        56,869        2,453      69,322

 Net income for 2004                         --               --         5,768           --       5,768

 Cash distribution paid, $67.00
  per share                                  --               --        (3,350)          --      (3,350)

 Change in accumulated other
  comprehensive income                       --               --            --       (2,480)     (2,480)
                                 --------------   --------------   -----------   ----------   ---------

Balance, June 30, 2004           $        1,000   $        9,000   $    59,287   $      (27)  $  69,260
                                 ==============   ==============   ===========   ==========   =========





                                  FARMERS AND MERCHANTS BANK

                                   Statements of Cash Flows
                                         (unaudited)
                           For the Six Months Ended June 30, 2004 and
                                the Year Ended December 31, 2003
                                      ($ in thousands)

                                                             Six Months       Year Ended
                                                               Ended           December
                                                            June 30, 2004      31, 2003
                                                            -------------    -------------
Cash flow from operating activities:
 Net income                                                 $   5,768        $  11,347
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                   214              383
   Provision for loan losses                                      150              450
   Decrease in accrued interest receivable                        156               24
   (Increase) decrease in other assets                            (15)             (21)
   Decrease in accrued interest payable                           (58)            (275)
   Increase in other liabilities                                  279               24
                                                            -------------    -------------
    Net cash flow provided by operating activities              6,494           11,932
                                                            -------------    -------------

Cash flow from investing activities:
 Increase in loans                                            (13,965)         (16,037)
 Purchases of securities available for sale                 $ (22,990)       $ (38,151)
 Proceeds from redemption of securities available for sale     20,825           44,347
 Proceeds from redemption of securities held to maturity        1,000            1,205
 Redemption (purchase) of Federal Home Loan Bank stock              7              108
 Purchases of premises and equipment                              (22)            (102)
                                                            -------------    -------------
    Net cash flow used by investing activities                (15,145)          (8,630)
                                                            -------------    -------------

Cash flow from financing activities:
 Federal Home Loan Bank advances                                  (83)              --
 Repayments of Federal Home Loan Bank advances                     --             (167)
 Federal funds borrowed                                            --               --
 Cash distributions paid                                       (6,459)          (6,566)
 (Decrease) increase in securities sold under                      66           (2,440)
  repurchase agreements
 Increase (decrease) in non-interest bearing demands               80            5,103
 Increase in interest bearing demands                          12,117            3,839
                                                            -------------    -------------
    Net cash flow (used) provided by
      financing activities                                      5,721             (231)
                                                            -------------    -------------

Net increase in cash and cash equivalents                      (2,930)           3,071
Cash and cash equivalents at beginning of year                 19,438           16,367
                                                            -------------    -------------
Cash and cash equivalents at end of year                    $  16,508        $  19,438
                                                            =============    =============


                                  FARMERS AND MERCHANTS BANK

                                   Statements of Cash Flows
                                        (unaudited)
                           For the Six Months Ended June 30, 2004 and
                                the Year Ended December 31, 2003
                                      ($ in thousands)

                                                        Six Months         Year Ended
                                                           Ended             December
                                                       June 30, 2004         31, 2003
                                                      ---------------     --------------
Supplemental schedule of noncash investing and
 financing activities -

 Change in accumulated other comprehensive income       $   (2,480)         $   2,648
                                                      ===============     ==============

Supplemental disclosures of cash flow information -
 Cash paid during the year for:
  Interest                                              $    2,689          $   8,942
                                                      ===============     ==============

  Income taxes                                          $       --          $      --
                                                      ===============     ==============


                                  Appendix E

                               DISSENTERS' RIGHTS

               EXCERPTS FROM THE GEORGIA BUSINESS CORPORATION CODE

                       RELATING TO DISSENTING SHAREHOLDERS


                         TITLE 14, CHAPTER 2, ARTICLE 13

                               DISSENTERS' RIGHTS
14-2-1301.

     As used in this article, the term:
          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code
                  Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.
     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

                  (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

                          (i)      The corporation is merging into a
                                   subsidiary corporation pursuant to Code
                                   Section 14-2-1104;

                          (ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

                          (iii)   The number and kind of shares of the
                                  surviving corporation outstanding
                                  immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

                  (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code
                  Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters, rights under this article and be accompanied by a copy of this article.

     (b)     If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)     Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)     Be accompanied by a copy of this article.

14-2-1323.

     (a)     A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code
Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)     The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;g

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)     An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)     A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)     The dissenter believes that the amount offered under Code
                  Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.

     (a)     The court in an appraisal proceeding commenced under Code
Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.



                                  Appendix F
                             FAIRNESS OPINION OF
                              TRIDENT SECURITIES

                                May 12, 2004


Board of Directors
Farmers and Merchants Bank
600 Bellevue Avenue
Dublin, Georgia  31021

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock (the "F&M Common Stock") of Farmers and Merchants Bank ("F&M"), of the consideration to be paid by Capital City Banc Group, Inc. ("Capital City") pursuant to the Agreement and Plan of Merger, dated as of May 12, 2004 (the "Agreement") by and among F&M and Capital City. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

     The Agreement provides for the merger (the "Merger") of F&M with and into Capital City, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of F&M Common Stock, other than dissenting shares or shares held by F&M or Capital City, of F&M, will be exchanged for $666.50 in cash and $666.50 in Capital City Common Stock (the "Consideration"), subject to a collar arrangement whereby if Capital City's trading price is equal to or greater than $45, the exchange ratio will be 14.8111 shares and if Capital City's stock is equal to or less than $38, the exchange ratio will be 17.539 shares, and in between $45 and $38, the exchange ratio will equal $666.50 divided by Capital City's share price. The terms and conditions of the Merger are more fully set forth in the Agreement.

     Trident Securities ("Trident"), a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as F&M's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

  * reviewed F&M's audited financial statements for each of the years ended December 31, 2002, 2001, and 2000; F&M' internal financial statements and general ledger balances for the years ended December 31, 2002 and interim periods ending June 30, 2003 and September 30, 2003;

  * reviewed Capital City's Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended December 31, 2003, 2002, and 2001, including the audited financial statements contained therein; and Capital City's Quarterly Report on Form 10-Q for each of the quarter ended March 31, 2004;

  * reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of F&M and Capital City provided to Trident or publicly available;

  * participated in meetings and telephone conferences with members of senior management of F&M and Capital City concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

  * reviewed certain stock market information for Capital City common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

  * compared the results of operations and financial condition of F&M and Capital City with that of certain companies which Trident deemed to be relevant for purposes of this opinion;

  * reviewed the financial terms , to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of this opinion;

  *  reviewed the Agreement dated May 12, 2004 and certain related documents;
     and

  *  performed such other reviews and analyses as we have deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of F&M and Capital City contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either F&M or Capital City, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either F&M or Capital City. With regard to the financial forecasts established and developed for F&M and Capital City with the input of the respective management, as well as projections of cost savings, revenue enhancements and operating synergies, Trident assumed that these forecasts reflected the most reasonable estimates and judgments of F&M and Capital City as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration, to the holders of F&M Common Stock, and does not address the underlying business decision by F&M's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any F&M shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of F&M Common Stock may be at the Effective Time of the Merger or as to the prospects of F&M's business or Capital City's business.

     We have acted as financial advisor to F&M in connection with the Merger and will receive from F&M a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as F&M's agreement to indemnify us under certain circumstances. We will also receive a milestone fee in connection with the delivery of this opinion.

     In the ordinary course of business, we may actively trade securities of Capital City for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of F&M and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of F&M as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger. This opinion does not represent an opinion as to what the value of F&M Common Stock may be at the Effective Time of the Merger or as to the prospects of F&M's business or Capital City's business. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of F&M Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

     Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of F&M.


                              Very truly yours,



                              TRIDENT SECURITIES,
                            a division of McDonald Investments Inc.






























TABLE OF CONTENTS


Page

















































FARMERS AND MERCHANTS BANK

Notes to Financial Statements

Years Ended December 31, 2003 and 2002